As filed with the Securities and Exchange Commission on February 11, 2005.
Registration No. 333-120117

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Tarpon Industries, Inc.

(Exact name of registrant as specified in its charter)

Michigan	3317	30-0030900
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2420 Wills Street

Marysville, Michigan 48040
(810) 364-7421
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
J. Peter Farquhar
Chief Executive Officer
Tarpon Industries, Inc.
2420 Wills Street
Marysville, Michigan 48040
(810) 364-7421
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert J. Krueger Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7452 Fax No.: (313) 465-7453	Stuart M. Sieger Ruskin Moscou Faltischek, P.C. East Tower, 15th Floor 190 EAB Plaza Uniondale, New York 11556 (516) 663-6546 Fax No.: (516) 663-6746

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box: ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered	Share(1)	Price(1)	Registration Fee

Common Shares, no par value(2)	3,277,500	$5.00	$16,387,500.00

Common Shares, no par value, for re-sale by lead underwriters after exercise of warrants(3)	193,800	$7.50	$1,453,500.00

Common Shares, no par value, for re-sale by placement agent’s designees after exercise of warrants(3)	100,000	$6.25	$625,000

Common Shares, no par value, for re-sale by existing warrant holders after exercise(3)	465,000	$5.00	$2,325,000.00

Total	4,036,300		$20,791,000.00	$2,447.10(4)

(1)	Estimated solely for the purpose of computing the registration fee, based on a bona fide estimate of the aggregate offering price pursuant to Rule 457(a), except that the fee for the Common Shares underlying the warrants is based on the exercise price of the warrants pursuant to Rule 457(g).

(2)	Includes 427,500 shares which the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered such additional indeterminate number of Common Shares as may become issuable by reason of the anti-dilution provisions of the underwriters’ and existing warrants.

(4)	$2,871.66 paid with initial registration statement.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE:

      This registration statement contains two forms of prospectus: one for use in our underwritten initial public offering, and one for use by selling shareholders after completion of the underwritten initial public offering. The two prospectuses are identical in all respects except for the alternate pages for the selling shareholder prospectus, which are labeled “Alternate Page for Selling Shareholder Prospectus.”

PROSPECTUS

Tarpon Industries, Inc.

2,850,000
Common Shares

      This is an initial public offering of 2,850,000 common shares, no par value, of Tarpon Industries, Inc. All of these shares are being offered by the Company.

      Prior to this offering, there has been no public market for our shares. Our common shares have been approved for trading on the American Stock Exchange under the symbol “TPO.”

      See “Risk Factors” beginning on page 6 to read about risks that you should consider before buying our shares.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$5.00	$14,250,000
Underwriting discounts and commissions	$0.35	$997,500
Proceeds, before expenses, to us	$4.65	$13,252,500

      The underwriters may, for 30 days after the date of this prospectus, purchase up to an additional 427,500 common shares from us at the initial public offering price, less the underwriting discount, to cover over-allotments, if any.

      The underwriting agreement provides that the shares are being offered on a firm-commitment basis, such that the underwriters will purchase all of the 2,850,000 shares if any of the shares are purchased. The underwriters expect to deliver the shares against payment in New York, New York on or about February 17, 2005.

Joseph Gunnar & Co., LLC

LaSalle St. Securities L.L.C.

Newbridge Securities Corporation

February 11, 2005

Picture of EWCO Hi-Rise Storage System	The pictures on this page are of steel storage rack systems manufactured by Eugene Welding Co. (“EWCO”), a subsidiary of Tarpon Industries, Inc.

Picture of EWCO Cantilevered Building Products Storage

Picture of EWCO Drive-In Storage System

PROSPECTUS SUMMARY

      This summary highlights some information from this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our shares. You should read the entire prospectus carefully. Unless otherwise indicated, all information contained in this prospectus (1) gives effect to a 1-for-3.69203259 reverse split effected in December 2003 and a 1-for-1.6176795 reverse stock split effected in March 2004, (2) assumes that the underwriters do not exercise their over-allotment option, and (3) is expressed in U.S. dollars assuming an exchange rate of U.S.$1 for Cdn.$1.2233 (the December 12, 2004 spot rate). Throughout this prospectus we refer to Tarpon Industries, Inc. and its subsidiaries as “Tarpon”, the “Company”, “we”, “our” and “us”.

THE COMPANY

General

      We manufacture and sell structural and mechanical steel tubing and steel storage rack systems. We also distribute and broker the sale of structural and mechanical steel tubing manufactured by others. We were organized in January 2002 and have made two acquisitions, Eugene Welding Co., or “EWCO,” acquired in April 2004, and Steelbank, Inc., or “Steelbank,” acquired in May 2004. We have agreed to acquire the Haines Road facility of Bolton Steel Tube Co., Ltd., or “Haines Road,” as to which we signed an agreement in July 2004. We have two EWCO manufacturing facilities in Michigan, north of Detroit, a Steelbank warehouse facility near Toronto, Canada, and will have a Haines Road manufacturing facility near Toronto, Canada. Our customers are generally located within 800 miles of our manufacturing plants. We intend to seek other acquisitions in the steel tubing and related industries, although we currently have no agreement for any other such acquisition.

EWCO

      EWCO commenced operations in 1954 as a manufacturer of steel products. Currently, EWCO manufactures structural steel tubing, which is used as a component for products in original equipment manufacturer automotive, boating, industrial equipment, construction, agricultural, steel service center, leisure and recreational vehicle markets, such as trailer hitches, storage racks, boating trailers, boat hoists, fork lifts, scaffolding, farm implement components, recreational vehicles, exercise equipment and barbecues. In addition, EWCO manufactures steel storage rack systems, including selective racks, drive-in/through racks, push back racks, cantilevered racks, archival storage systems and order picking systems used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets. EWCO sells its products both to distributors and to end users in the United States. EWCO’s revenues for the nine months ended September 30, 2004 were approximately $32,545,000 and for the year ended December 31, 2003 were approximately $26,442,000.

Steelbank

      Since 1990, Steelbank has been a structural and mechanical steel tubing distributor and manufacturer’s sales representative. Steelbank sells products for use primarily in the automotive, leisure and furniture industries, such as aftermarket automotive exhaust systems, automotive storage racks, exercise equipment, bicycles, pop-up campers, greenhouses, sprinkler systems, tables, chairs, stools, closet and curtain rods, beds and futons. We intend to relocate the Steelbank offices and warehouse to the Haines Road facility and to have Steelbank personnel function primarily as a sales force for EWCO and Haines Road products. Steelbank sells its products to end users in Canada and the United States. Steelbank’s revenues for the twelve months ended September 30, 2004 were approximately $8,044,000.

Haines Road

      Haines Road has manufactured primarily mechanical steel tubing from coated steels for use as a component for products such as residential, commercial and industrial fencing, scaffolding, automotive after-market exhaust systems, racking and greenhouses since 1988. Haines Road sells its products both to distributors and to end users in Canada and the United States. We expect to complete our acquisition of the Haines Road operating assets on the closing date of this offering and the Haines Road real estate within 90 days after the closing of the acquisition of the Haines Road operating assets. Haines Road’s revenues for the nine months ended September 30, 2004 were approximately $13,811,000 and for the year ended December 31, 2003 were approximately $11,172,000.

Our Business Strategy

      Our business strategy is to:

•	acquire facilities, customers and management through strategic acquisitions of other steel tubing, steel storage rack system and related product manufacturers or distributors,

•	invest in production equipment,

•	expand marketing and sales activities for EWCO and Haines Road, and

•	integrate the operations of EWCO, Haines Road and Steelbank, as appropriate, and other entities we may acquire.

About Us

      Our principal executive offices are located at 2420 Wills Street, Marysville, Michigan 48040. We have two leased manufacturing facilities north of Detroit, Michigan and a leased warehouse facility and a leased manufacturing facility in a suburb of Toronto, Ontario. Our telephone number is (810) 364-7421 and our facsimile number is (810) 364-4347. Our e-mail address is tarponir@tarponind.com and our web site address is http://www.tarponind.com. Information accessed on or through our web site does not constitute part of this prospectus.

THE OFFERING

Common shares offered by us	2,850,000 shares

Common share equivalents presently outstanding	1,363,304 shares, not including 1,836,300 shares described below(1)(2)

Common shares to be outstanding immediately after initial public offering	4,213,304 shares, not including 1,836,300 shares described below(1)(2)

(1)	The common shares outstanding number includes an aggregate of an estimated 133,572 common shares issuable in connection with an acquisition, to previous investors and to a director for services rendered.

(2)	The number of shares presently outstanding and outstanding immediately after the initial public offering do not include (a) to (d) below, as follows: (a) an estimated 565,000 common shares issuable upon the exercise of warrants issued in connection with our 2004 note financing, (b) 650,000 common shares reserved for issuance under our 2004 Stock Option Plan, of which options to purchase an aggregate of 348,906 common shares are expected to be outstanding as of the closing of this offering, (c) 193,800 common shares issuable upon exercise of the warrant issuable to designees of the lead underwriters in connection with this offering, and (d) 427,500 common shares issuable upon exercise of the underwriters’ over-allotment option.

Use of Proceeds	We expect to use the net proceeds of this offering, assuming the underwriters do not exercise their over-allotment option, for:

• payment of $7,832,000 promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank,

• payment of $2,295,000 2004 note financing, and

• capital expenditures of approximately $2,160,000.

See “Use of Proceeds.”

American Stock Exchange Symbol	TPO

SUMMARY FINANCIAL DATA

      The following pro forma selected financial data as of September 30, 2004, for the nine-month periods ended September 30, 2004 and 2003 and for the year ended December 31, 2003 have been derived from our pro forma financial statements, which appear elsewhere in this prospectus. In the opinion of management, the interim pro forma financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such interim periods and as of such dates. The pro forma results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004. You should read the selected financial data together with the pro forma financial statements and notes to pro forma financial statements and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Pro Forma(1)

	Nine Months Ended
	September 30
			December 31,
	2004	2003	2003

			(Unaudited)
	(Unaudited)

	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$49,092	$27,551	$37,358
Gross profit	7,688	1,878	3,750
Interest expense, net	1,031	939	1,248
Depreciation and amortization	120	128	174
Net income (loss) before taxes	1,964	(2,090)	(1,768)
Net income (loss)(2)	1,159	(1,970)	(1,667)
Net income (loss) per common share — basic and diluted	0.30	(0.52)	(0.44)
Weighted average number of common shares outstanding	3,860	3,822	3,829

	September 30, 2004

	Tarpon	Pro Forma(1)

	(In thousands, except per
	share data)
Balance Sheet Data:
Cash and cash equivalents	$299	$2,371
Working capital	(1,131)	1,737
Total assets	16,520	33,438
2004 note financing obligations	1,929	0
Long-term debt, net of current portion	1,352	6,987
Accumulated deficit	(2,243)	(2,985)
Shareholders’ equity	(172)	10,856

(1)	The pro forma financial information restates the information as if (a) the acquisitions of EWCO and Haines Road occurred as of January 1, 2003 for the statement of operations data, and the acquisition of Haines Road occurred as of September 30, 2004 for the balance sheet data, but excludes financial information related to Steelbank prior to the date of acquisition, (b) our promissory notes issued in the 2004 note financing and the related warrants to purchase 565,000 common shares, with an estimated value of approximately $652,000, were issued at the same time, and any unamortized portion of that value is written off at the beginning of the period, (c) we had recorded a provision or benefit for federal or state income taxes for EWCO as if it were taxed as a C corporation, rather than as an S corporation through December 31, 2003, (d) the sale of the 2,850,000 common shares offered by us in this offering at the public offering price of $5.00 per share occurred at the same time and we used the estimated net proceeds to us as described under “Use of Proceeds,” including to pay promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank and to pay our 2004 note financing, (e) we received approximately $5,688,000 in mortgage, equipment and revolving credit financing, although we currently have no commitment for the mortgage financing, and used the proceeds of that financing to pay a portion of the Haines Road purchase price, and (f) we issued (1) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their effective purchase price to approximately $3.70 a share, (2) an estimated 61,310 common shares as part of Steelbank’s purchase price, and (3) an estimated 2,000 common shares to one of our directors for past services. See “Use of Proceeds”, “Capitalization” and Notes to Pro Forma Financial Statements included in this prospectus.

(2)	The pro forma financial information does not include our potential tax benefit in connection with Tarpon’s net operating loss carryforwards, because our ability to realize future tax benefit from them is uncertain.

RISK FACTORS

      An investment in our common shares involves a high degree of risk. You should carefully consider the specific factors listed below, together with the cautionary statement under the caption “Cautionary Statement Regarding Forward Looking Statements” and the other information included in this prospectus, before purchasing our common shares. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We and our acquired companies have a history of losses, have only recently become profitable and may not sustain or increase profitability in the future, which would adversely affect the price of our common shares.

      Tarpon, our parent company, does not have any revenue generating operations. It operates through its recently acquired operating subsidiaries, EWCO and Steelbank. From our inception on January 16, 2002 through September 30, 2004, Tarpon did not generate any revenues and incurred net losses of approximately $2,242,772. Tarpon has funded such losses and a portion of its acquisition costs through equity investments and through borrowings that will be paid from the proceeds of this offering. In addition, EWCO incurred a net loss of approximately $1.3 million in 2003. Tarpon has experienced profitability only since its acquisition of EWCO and this profitability may not be sustainable. If we do not sustain profitability, the market price of our common shares will likely decline.

We expect our expenses to increase, which could result in losses or frustrate our business strategy.

      We expect to incur increased depreciation expenses in connection with our capital improvements plans and expenses in connection with grants of options to non-employees. In addition, acquisition expenses and interest and other expenses from our 2004 note financing began to increase our costs beginning in our second quarter of 2004. Our expenses might be greater than we expect, which might result in losses, and it is possible that our business strategy will not be successful.

We currently have no commitment for mortgage financing for the Haines Road real estate, and if we fail to obtain it within 90 days of the closing date, our Haines Road business might have to discontinue its operations for a significant time, we could be subjected to onerous lease terms even if we are allowed to remain on the premises, and we would be liable for damages for breaching our purchase agreement.

      We currently have no commitment for the mortgage financing we need to complete the acquisition of the Haines Road real estate. We have only 90 days after the closing of our acquisition of Haines Road’s operating assets to close our purchase of the Haines Road real estate, although the owner has agreed to extend our use of the premises for up to one year if we are unable to close our purchase of the Haines Road real estate within this 90-day period. The proceeds of this offering will not be sufficient to fund the acquisition of the Haines Road real estate, and we have assumed that we will be able to obtain approximately $3,270,000 in mortgage financing to complete the acquisition. If we are unable to obtain that financing and complete the acquisition of the Haines Road real estate within the 90-day period, we could be evicted from the premises after the extended lease term, which would likely require us to discontinue Haines road’s business for a significant period of time or even permanently. Even if the landlord would agree to allow us to continue to operate the Haines Road assets on the premises after the extended lease term, we could be subject to burdensome lease terms, including significantly increased rent or restrictions on our use of the premises, which could make it unprofitable, inefficient or impractical to operate the Haines Road business at that location. Even if we could find another suitable location on terms and conditions acceptable to us, we would incur substantial costs and disruption of our business if we were required to move our Haines Road assets to a different location. We would also be subject to damage claims for failure to acquire the Haines Road real estate pursuant to our purchase agreement.

Our level of indebtedness materially affects our operations and even our survival.

      Excluding indebtedness we intend to repay from the proceeds of this offering, as of September 30, 2004 our total consolidated pro forma indebtedness for borrowed money, including current maturities, was approximately $14,329,000, including approximately $7,650,000 of indebtedness expected to be incurred in connection with the Haines Road acquisition. Subject to the limits on EWCO and Steelbank pursuant to their credit facilities, we may incur additional debt in the future. Our level of indebtedness and the debt servicing costs associated with that indebtedness will require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, reducing cash flow available for working capital, capital expenditures, acquisitions and other general corporate purposes. In addition, a material default in our indebtedness obligations could result in the failure of our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations” for a description of the maturities of our pro forma long-term debt.

Covenant restrictions in our credit facilities may limit our ability to operate our business and, if we do not comply with them, may prevent us from borrowing under those facilities and may require us to seek to refinance our loans.

      EWCO has a credit facility secured by all of its personal property. Its loan agreement requires it to maintain a minimum debt service coverage ratio and minimum tangible net worth. It also generally prohibits dividends and limits EWCO’s ability to make capital expenditures and incur additional debt. Steelbank has a full-recourse factoring arrangement secured by all of its assets. Its factoring agreement prohibits Steelbank from granting any extension of time for payment of accounts receivable, compromising or settling any accounts receivable for less than the full amount of such accounts receivable, releasing any debtor to such accounts receivable, or granting any credits, discounts, allowances, deductions, return authorizations or the like with respect to any accounts receivable. In addition, Steelbank is prohibited from creating or permitting any lien with respect to the collateral granted under the arrangement, except for a subordinate lien in favor of holders of our 2004 note financing notes. These covenants affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. Moreover, our failure to comply with the financial or other covenants could result in an event of default that, if not cured or waived, could prevent us from borrowing under our credit facilities and could cause us to seek to refinance our borrowings. We intend to seek a $6,540,000 revolving line of credit for Haines Road and Steelbank to refinance Steelbank’s factoring arrangement, although we have no term loan, mortgage or line of credit commitments.

Rising interest rates will have a substantial impact on our interest expense under our working capital loans and will impact our ability to make our debt payments.

      Interest under our existing and proposed working capital facilities accrues at fluctuating rates. Rising interest rates could have a substantial impact on our interest expense and will impact our ability to make our debt payments. As of September 30, 2004, each 1% increase in prime rates would result in an approximate increase of $155,000 in our yearly interest expense under such facilities, assuming they are at the maximum permitted amounts.

Without the proceeds of this offering, we are likely to be unable to continue as a going concern.

      We will be unable to continue our business as presently conducted unless we obtain additional financing, such as the proceeds of this offering. The cash required to fund our planned operations for the next 12 months exceeds the cash expected to be generated from our existing operations. In addition, Steelbank’s factoring facility is due on demand. However, we believe that the estimated net proceeds from this offering will be adequate to satisfy our operating and capital requirements for at least the next 12 months, except for additional acquisitions. Due to our history of losses and our current financial condition, our Independent Registered Public Accounting Firm’s reports on Tarpon’s and EWCO’s financial statements include an explanatory paragraph referring to an uncertainty concerning that company’s ability to continue as a going concern.

If the underwriters’ over-allotment option is not exercised, none of the proceeds of this offering will be available for general working capital purposes.

      Approximately 82% of the net proceeds of this offering will be used to pay acquisition and 2004 note financing debt incurred before this offering and a portion of the Haines Road purchase price. The remaining net proceeds, assuming the underwriters’ over-allotment option is not exercised, is budgeted for capital expenditures, and will, therefore, not be available for working capital on an ongoing basis. We will be required to alter our capital expenditure plans or generate funds from operations or raise additional capital to satisfy any increased working capital needs. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

The proceeds of this offering will not be sufficient to finance any additional acquisitions.

      We believe that the estimated net proceeds from this offering will be adequate to satisfy our operating and capital requirements for at least the next 12 months, except for additional acquisitions beyond the Haines Road acquisition, unless they are made with our common shares. If we are unable to consummate additional acquisitions with our common shares, we will be required to raise capital through additional sales of debt or equity securities, which might not be possible, or forego the acquisition.

We do not have a combined operating history with our acquired companies, so historical financial information is not necessarily a good indicator of future results of operations or financial condition; we have limited experience operating and integrating steel tube and pipe and steel storage rack system manufacturers and distributors.

      We recently acquired EWCO and Steelbank and have agreed to complete our acquisition of Haines Road. All of our senior management group joined us in 2004, and two senior EWCO managers resigned following our purchase of EWCO. As a result, our experience as a unified enterprise in operating steel manufacturers and distributors is very limited, and the financial information regarding our acquired companies included in this prospectus substantially reflects their operations before we acquired, managed and controlled them and may not be indicators of their future results of operation or financial condition. In addition, our lack of a combined operating history may result in difficulty integrating our operations, service interruptions to our customers, inefficiencies and conflicts.

Our success depends on our ability to attract and retain key personnel.

      Our present and future performance depends on the continued service of our key sales, production and senior management personnel and consultants. Our key employees include J. Peter Farquhar, our Chief Executive Officer, James T. House, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer, Patrick J. Hook, our President and Chief Operating Officer, C. David Weaver, Vice President of Sales & Engineering in EWCO’s SpaceRak division, Jerry Cunningham, EWCO’s General Manager of Operations, and Barry Seigel, Mark D. Madigan and Jeffrey Greenberg, former owners of Steelbank who now manage its and, in the case of Mr. Madigan, also EWCO’s sales and distribution activities, all of whom became associated with us in the last ten months. We have also engaged Bainbridge Advisors, Inc., an advisory firm primarily owned by Gary D. Lewis, our former Chairman of the Board, President and Chief Executive Officer, to provide general advice and services and to assist us in completing and integrating our acquisitions. The loss of the services of any of these individuals or entities could have an adverse effect on us. We do not maintain key man life insurance on any of our key personnel.

      Charles Vanella, the former Chief Executive Officer and President of Tarpon and EWCO, and Jason Vines, the former Chief Accounting Officer of Tarpon and EWCO, our current principal operating subsidiary, resigned approximately four months after we acquired EWCO. In August 2004, we entered into a Termination Agreement with Mr. Vanella pursuant to which he resigned from all of his positions with us and agreed to render consulting services to us for one year. Mr. Vanella had served as President of EWCO since 1998, as Chief Executive Officer of EWCO since April 2004, and as one of its officers since 1995 and was its sole shareholder at the time of our purchase of EWCO in April 2004. In addition, Mr. Vines resigned in October 2004. Mr. Vines is Mr. Vanella’s son-in-law and served EWCO in a financial capacity from April 2000 to February 2001 and from February 2003 to October 2004. The Chief Executive Officer functions have been assumed by J. Peter Farquhar, Patrick J. Hook has assumed the President and Chief Operating Officer functions, and James T. House has assumed the Chief Accounting Officer function on an interim basis.

Our internal financial reporting procedures are in development and we will need to allocate significant resources to meet applicable internal financial reporting standards.

      Until April 2004, we consisted only of a holding company with no operations. In April and May 2004, we acquired EWCO and Steelbank. These companies were established private companies with accounting procedures not suitable for public company reporting. In July 2004, we agreed to purchase Haines Road. This was one operation of a larger private company, again with accounting procedures which were not suitable for public company reporting.

      Our Independent Registered Public Accounting Firm has identified a variety of deficiencies in our internal financial reporting procedures. These deficiencies stem in significant part from the acquisition policy which we are following in which private, unrelated companies are being combined. Three of these deficiencies were classified as significant which when aggregated meet the definition of a material weakness in our systems of internal control. A material weakness is a significant deficiency in one or more of the internal control components that alone or in the aggregate precludes the entity’s internal control from reducing to an appropriately low level the risk that material misstatements in the financial statements will not be prevented or detected on a timely basis. The significant deficiencies are as follows:

A. A lack of formalized accounting policies and procedures, including written procedures for monthly, quarterly and annual closing of our financial books and records,

B. A lack of common systems or a common chart of accounts and we use spreadsheets to perform consolidations, which has resulted in errors, and

C. Insufficient staff in the accounting and information technology departments.

      As a public company, we will have significant requirements for enhanced financial reporting and internal controls. We are taking steps to unify the financial reporting of all of our component companies, to increase our accounting and information technology staff and to put in place internal controls concerning accounting entries and adjustments, with full documentation, which are responsive to the issues raised by our independent auditors, and, as of this time, we are seeking to hire a corporate controller and made progress on the other points. We expect these steps to be completed by March 31, 2005, but it is possible that they might not be completed by then.

      These efforts require significant time and resources. If we are unable to establish appropriate internal financial reporting controls and procedures, our reported financial information may be inaccurate and we will encounter difficulties in the audit or review of our financial statements by our independent auditors, which in turn may have material adverse effects on our ability to prepare financial statements in accordance with generally accepted accounting principles and to comply with our SEC reporting obligations.

Sale and distribution of our products by Steelbank is expected to lead to the loss of a substantial number or all of Steelbank’s other manufacturer sources and may result in supply interruptions to its customers.

      Steelbank is expected to lose many or all of its existing manufacturer sources as a result of our plan to increase Steelbank’s direct sale and distribution of EWCO and Haines Road products. In particular, manufacturers that compete with our subsidiaries are expected to stop using Steelbank to distribute or sell their products. During the nine months ended September 30, 2004, approximately $5,750,000, or 95%, of

Steelbank’s revenues were derived from products made by manufacturers other than EWCO or Haines Road, although $5,180,000 of those sales were of products that EWCO or Haines Road are capable of manufacturing. Loss of these suppliers could adversely affect Steelbank’s ability to fulfill customer orders, especially if Steelbank is unable to obtain similar products from Haines Road before we complete our acquisition of Haines Road, resulting in damage to Steelbank’s customer relationships.

Our products are viewed as commodities, and are subject to intense competition based on price.

      Our structural and mechanical steel tubing and steel storage rack systems products are generally a commodity. As a result, we are subject to intense competition, principally based on price and also based on how closely the product conforms to specifications, product availability, delivery and service. Some of our competitors are larger than we are, have larger product lines, have more diversified businesses, have well-established reputations and customer relationships and have greater financial, engineering, manufacturing, marketing, distribution and management resources than we do and are more able to engage in price competition.

Our products have limited geographic markets.

      Because of the size and weight of structural and mechanical steel tubing and the resulting costs of transportation and price competition, it is generally not cost effective to ship these products more than 800 miles from the manufacturing plant. This and customers’ short lead-time requirements limit the market for our steel tubing products.

The volatile nature of steel prices could adversely affect our sales and operating profits.

      The cost of purchased steel for manufacturing our products represented approximately 58% of EWCO’s revenues in 2003 and approximately 67% of Haines Road’s revenues in 2003. As a result, the steel industry, which is highly volatile and cyclical in nature, materially affects our business. EWCO’s average steel costs increased approximately 65% from the first quarter of 2003 to the first quarter of 2004, and Haines Road’s steel costs included in cost of goods sold decreased approximately 2% from the first quarter of 2003 to the first quarter of 2004, primarily due to a change in product mix. Changes in steel prices have a significant impact on the margins for our products. While we attempt to recover any increase in steel costs by increasing the price of our products, increases in the prices of our products might not fully compensate for steel price increases and can lag behind increases in steel prices, adversely affecting our gross profit margins.

We are dependent on a few suppliers for a significant portion of our steel, so interruption of that supply could impair our ability to manufacture our products or require us to pay higher prices to obtain steel.

      In 2003, EWCO purchased approximately 70% in dollar value of its steel from a total of four suppliers and Haines Road purchased approximately 90% of its steel from three suppliers. While we believe steel is generally available from a number of suppliers, the loss of any of our present suppliers, interruption of production at one or more of these suppliers or any other disruption in the supply of steel from these suppliers could impair our ability to manufacture our products or require us to pay higher prices to obtain steel from other sources. We do not intend to maintain significant inventories of steel.

A majority of our employees are covered by collective bargaining agreements that could subject us to additional labor costs or strikes.

      As of September 30, 2004, approximately 120 EWCO employees are covered by a collective bargaining agreement with the International Brotherhood of Teamsters that expires in October 2006. As of September 30, 2004, approximately 30 Haines Road employees were covered by a collective bargaining agreement with the United Steelworkers of America that expires in November 2005. While we believe our relations with these employees are good, if we are unable to renew the collective bargaining agreements on mutually agreeable terms, it would result in labor disruptions, strikes, plant shutdowns and increased labor costs, which could result in lost sales and increase the costs of producing our products.

We are dependent on third parties to transport our products, so their failure to transport our products could adversely affect our earnings, sales and geographic market.

      We use third parties for the majority of our shipping and transportation needs. If these parties fail to deliver our products in a timely fashion, including due to lack of available trucks or drivers, labor stoppages, or traffic delays at the U.S. or Canadian borders, or if there is an increase in transportation costs, including due to increased fuel costs, it would have a material adverse effect on our earnings and could reduce our sales and geographic market.

There are risks associated with our acquisition strategy, including our inability to successfully complete acquisitions, our assumption of liabilities, dilution of your investment, significant costs and additional financing required.

      We intend to expand our markets and customers through strategic acquisitions of other steel tubing, steel storage rack system and related product manufacturers, distributors or both, although we have no agreement, other than with respect to Haines Road, and no understanding for any other acquisition. Risks associated with our current and potential acquisitions include the disruption of our ongoing business, problems retaining the employees of the acquired business, assets acquired proving to be less valuable than expected, the potential assumption of unknown or unexpected liabilities, costs and problems, the inability of management to maintain uniform standards, controls, procedures and policies, the difficulty of managing a larger company, the risk of becoming involved in labor, commercial or regulatory disputes or litigation related to the new enterprises and the difficulty of integrating the acquired operations and personnel into our existing business.

      We intend to use common shares or other securities to finance a portion of the consideration for future acquisitions, either by issuing them to pay a portion of the purchase price or selling additional shares to investors to raise cash to pay a portion of the purchase price. If our common shares do not maintain sufficient market value or potential acquisition candidates are unwilling to accept our common shares as part of the consideration for the sale of their businesses, we will be required to raise capital through additional sales of debt or equity securities, which might not be possible, or forego the acquisition opportunity, and our growth could be limited. In addition, securities issued in such acquisitions may dilute the holdings of our current or future shareholders.

Steelbank’s and Haines Road’s operations are located in Canada, and exchange rate fluctuations between the U.S. and Canadian dollar will affect our results of operations.

      A substantial amount of our sales and operating costs are in Canadian dollars. As a United States company, we will be exposed to cash flow and earnings volatility as a result of fluctuations in relative currency values. In particular, our results of operations may be adversely affected by a strengthening of the United States dollar against the Canadian dollar. A strengthening of the Canadian dollar against the United States dollar would adversely affect our ability to export products manufactured in Canada, such as by Haines Road.

Seasonal fluctuations affect demand for our products.

      We expect seasonal fluctuations in demand for our products. Historically, the demand for our steel tubing products typically peaks during the first and second calendar quarters, while demand for our steel storage rack systems typically peaks during the third and fourth calendar quarters. The timing of these fluctuations has been dependent on the overall economy and may change as our customer and product mix change.

Equipment failures or casualties will interfere with production and increase costs.

      Our manufacturing processes depend on production mills and related equipment, which are occasionally out of service as a result of mechanical failures. We may experience material plant shutdowns or periods of reduced production as a result of equipment failures. Interruptions in our production capabilities will increase production costs and reduce our sales and earnings. Furthermore, any interruption in production capability may require us to make capital expenditures to remedy the situation, which could have a negative effect on our profitability and cash flows. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, loss of energy, explosions and adverse weather conditions.

We are dependent on a small sales force for a majority of our sales, so losing any of them would adversely affect our business.

      We depend on a five person sales force for a majority of our sales, including Mr. Madigan at Steelbank and one Haines Road sales employee. Our sales force accounted for approximately 66% of EWCO’s sales in 2003, and 100% of Haines Road’s sales in 2003. Therefore, the loss of any of our sales employees may have an adverse effect on our business, financial condition and results of operations.

We are dependent on our distributors for a significant portion of our SpaceRak sales, so their failure to sell our products adequately would adversely affect our business.

      We depend on our distributors for a significant portion of our sales of SpaceRak products. SpaceRak products represented approximately $16,300,000, or approximately 33%, of Tarpon’s pro forma sales in the nine months ended September 30, 2004, and approximately 50% of the SpaceRak sales were made through distributors. If our distributors fail to market, promote and sell our products adequately, our business, financial condition and results of operations would be adversely affected.

Purchasers of our products may assert product liability claims against us.

      Actual or claimed defects in our products could give rise to products liability claims against us. We might be sued because of injury or death, property damage, loss of production or suspension of operations resulting from actual or claimed defects in our products. Regardless of whether we are ultimately determined to be liable, we might incur significant legal expenses not covered by insurance. In addition, products liability litigation could damage our reputation and impair our ability to market our products. Litigation could also impair our ability to retain products liability insurance or make our insurance more expensive. EWCO has products liability insurance with a liability limit of $3,000,000. We could incur product liability claims in excess of our insurance coverage or that are subject to substantial deductibles, or we may incur uninsured product liability costs. If we are subject to an uninsured or inadequately insured products liability claim based on our products, our business, financial condition and results of operations would be adversely affected.

Environmental, health and safety laws regulating the operation of our business could increase the costs of producing our products and expose us to environmental claims.

      Our business is subject to numerous U.S. and Canadian local, state, provincial and federal laws and regulations concerning environmental, health and safety matters, including those relating to air emissions, wastewater discharges and the generation, handling, storage, transportation, treatment and disposal of hazardous materials. Violations of such laws and regulations could lead to substantial fines and penalties. Also, there are risks of substantial costs and liabilities relating to the investigation and remediation of past or present contamination, at current or former properties used or owned by us and at third-party disposal sites, regardless of fault or the legality of the original activities that led to such contamination. Moreover, future developments, such as changes in laws and regulations, more stringent enforcement or interpretation of laws and regulations, and claims for property damage or personal injury would cause us to incur substantial losses or expenditures. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws, regulations, enforcement proceedings or private claims might have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to This Offering

Purchasers of our common shares will experience immediate and substantial dilution.

      At September 30, 2004, our pro forma net tangible book value (deficit) before giving effect to this offering was ($1.31) per share, after giving pro forma effect to our acquisitions other than Haines Road and our related 2004 note financing and other financing, except for this offering, as if they had occurred as of that date and will be $2.19 assuming completion of this offering and will be $1.29 further assuming completion of the Haines Road acquisition. Purchasers of common shares in this offering will experience immediate and substantial dilution of $2.81 per share in that the offering price exceeds our pro forma net tangible book value after giving effect to the offering but before giving effect to the Haines Road acquisition, by that amount. After further giving effect to the Haines Road acquisition, such dilution will be increased to $3.71 per share. See “Dilution.”

Our determination of the public offering price of the common shares is arbitrary.

      The public offering price for the common shares, $5.00, has been determined by negotiation between us and the underwriters and does not necessarily bear any direct relationship to our assets, results of operations, financial condition, book value or any other recognized criterion of value and, therefore, might not be indicative of prices that will prevail in the trading market.

The market price of our common shares could fluctuate significantly and an active trading market for the common shares might not develop.

      Before this offering, there has been no public market for our common shares. Although our common shares have been approved for listing on the American Stock Exchange, an active trading market might not develop. If an active trading market for the common shares does not develop or is not maintained, holders of common shares might find it difficult to resell, or be unable to sell, their common shares. The market price of our common shares might be highly volatile. Also, changes in our business, our results of operations, our financial condition, our industry, the economy, stock markets in general and trading in our stock in particular could cause the market price of our shares to fluctuate substantially.

We may not be able to maintain our listing on the American Stock Exchange, which may adversely affect the ability of purchasers in this offering to resell their securities in the secondary market.

      Although our common shares have been approved for listing on the American Stock Exchange, we might not meet the criteria for continued listing on the American Stock Exchange in the future. If we are unable to meet the continued listing criteria of the American Stock Exchange and became delisted, trading of our common shares could be conducted in the over-the-counter market in the so-called “pink sheets” or, if available, the NASD’s Electronic Bulletin Board. In such case, an investor would likely find it more difficult to dispose of our securities or to obtain accurate market quotations for them. If our common shares were delisted from the American Stock Exchange, they may become subject to Rule 15g-9 under the Securities Exchange Act of 1934, which imposes sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors.” Application of this rule could adversely affect the ability, willingness or both of broker-dealers to sell our securities and may adversely affect the ability of purchasers in this offering to resell their securities in the secondary market.

The market price of the common shares may be depressed by shares eligible for future sale, shares reserved for future issuance upon the exercise of options and warrants and registration rights we have granted.

      Future sales of substantial amounts of common shares in the public market or the perception that such sales could occur could adversely affect the market price of the common shares. Upon completion of this offering, there will be 4,213,304 common shares outstanding, options and warrants to purchase an aggregate of 1,107,706 common shares outstanding and an additional 301,094 common shares reserved for issuance upon exercise of options which have not yet been granted under our 2004 stock option plan. The common shares underlying these options and warrants will be eligible for sale under Rule 144 beginning at varying times from the date of this prospectus through 12 months after the option or warrant is exercised. We are registering for resale 758,800 of these common shares, including 465,000 common shares subject to warrants issued in our 2004 note financing, 100,000 common shares subject to warrants issued to designees of the placement agent in our 2004 note financing, and 193,800 common shares subject to warrants being granted to the lead underwriters in connection with this offering, and we expect to file a registration statement after the closing of this offering covering the remaining common shares, which are issuable under our 2004 stock option plan.

The substantial portion of the proceeds of this offering will be used to pay indebtedness and acquisition price and less than $2,500,000 will be available for capital expenditures.

      Approximately $10.1 million, or 82%, of the net proceeds of this offering will be used to pay acquisition and 2004 note financing debt incurred before this offering and a portion of the Haines Road purchase price and will, therefore, not be available for the purchase of additional assets, equipment or services or for working capital on an ongoing basis. Approximately $6.7 million is intended to be used to pay promissory notes and a portion of the purchase price due in connection with the acquisitions of EWCO, Haines Road and Steelbank, and $2.3 million is intended to be used to pay the notes issued in February, March and April 2004 related to our 2004 note financing. No proceeds of the offering will be available for general working capital unless the over-allotment option is exercised. See “Use of Proceeds.”

We have discretion as to the use of the net proceeds of this offering intended to be used for capital expenditures.

      We will retain discretion to determine how to allocate the net proceeds of this offering intended to be used for capital expenditures. Allocation of these net proceeds is subject to, among other things, future economic conditions, our financial condition, changes in our business plan and our responses to competitive pressures. We might use these proceeds in ways that you do not expect or that are not optimal or with which you disagree. Accordingly, investors in this offering will be relying on management’s judgment regarding the use of proceeds for capital expenditures.

Provisions of our Articles of Incorporation, Bylaws and corporate law have potential anti-takeover effects.

      Some provisions in our articles of incorporation and bylaws could delay or prevent a change in control of the Company, even if that change might be beneficial to our shareholders. Our restated articles of incorporation and bylaws contain provisions that might make acquiring control of us difficult, including provisions limiting rights to call special meetings of shareholders and regulating the ability of our shareholders to nominate directors for election at annual meetings of our shareholders. In addition, our board of directors has the authority, without further approval of our shareholders, to issue preferred shares having such rights, preferences and privileges as the board of directors may determine. Any such issuance of preferred shares could, under some circumstances, have the effect of delaying or preventing a change in control of the Company and might adversely affect the rights of holders of common shares.

      In addition, we are subject to Michigan statutes regulating business combinations, takeovers and control share acquisitions, which might also hinder or delay a change in control of the Company. Anti-takeover provisions in our restated articles of incorporation and bylaws, anti-takeover provisions that could be included in the preferred shares when issued and the Michigan statutes regulating business combinations, takeovers and control share acquisitions can depress the market price of our securities and can limit the shareholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids, even if such events could be viewed as beneficial by our shareholders.

      Our directors serve staggered three-year terms, and directors may be removed only for cause. Our restated articles of incorporation also set the minimum number of directors constituting the entire Board at three and the maximum at fifteen, and they require approval of holders of 90% of our voting shares to amend these provisions. These provisions could have an anti-takeover effect by making it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise or by removing incumbent officers and directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the common shares held by our shareholders. See “Description of Securities.”

The underwriters may continue to have significant influence over us after completion of this offering.

      We have agreed that for a period of two years from the closing of this offering, we will allow Joseph Gunnar & Co., LLC the right to appoint a non-voting observer to our board of directors. Joseph Gunnar & Co., LLC expects to appoint Stephan Stein, its Chief Operating Officer, as its non-voting observer. The observer will be entitled to attend all meetings of the board of directors, to receive all notices and other correspondence and communications we send to the board of directors and to receive any compensation that may be paid to our non-employee directors. We have also entered into an agreement for Joseph Gunnar & Co., LLC to provide non-exclusive investment banking services to us until April 5, 2005 and automatically renewed yearly unless either party notifies the other of its intention not to renew before the expiration of the then current one-year term. These arrangements may enable Joseph Gunnar & Co., LLC to exert significant influence over us through the presence of its designee at our board meetings and through its provision of investment banking services to us.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus are forward-looking statements. Forward-looking statements include statements relating to our performance in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and “Business” sections of this prospectus. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission and in written materials, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers, including statements preceded by, followed by or including forward-looking terminology such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “propose,” “estimate,” “continue,” “predict” or similar expressions, with respect to various matters. Our actual results are likely to differ materially from those projected in the forward-looking statements due to numerous factors, particularly those discussed in “Risk Factors” beginning on page 6. All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise.

USE OF PROCEEDS

      We estimate that the net proceeds to us of this offering, based on the initial public offering price of $5.00 per common share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us (other than approximately $962,000 of such expenses already paid by us), will be $12,287,000, or $14,210,750 if the underwriters exercise their over-allotment option in full.

      We currently intend to use our net proceeds as follows:

Use	Amount	Percentage

Payment of the cash due at closing of the Haines Road acquisition, the price of the related purchased inventory and the cash price of the related real estate, net of proposed mortgage and equipment financing(1)	$6,649,000	54.1%
Payment of 2004 note financing notes(2)	2,295,000	18.7%
Payment of our note issued in connection with the redemption of EWCO shares from its former owner and our former President(3)	715,000	5.8%
Payment of balance of one of our notes issued in connection with the acquisition of Steelbank and expenses(4)	468,000	3.8%
Capital expenditures(5)	2,160,000	17.6%

TOTAL(6)	$12,287,000	100.0%

(1)	The amount shown in the table consists of (a) an estimated approximately $7,255,000, including an estimated $756,000 in closing adjustments, payable in cash at the closing of the acquisition of the operating assets, which we expect to complete seven days after the effective date of this offering, (b) an estimated approximately $1,403,000 for purchased inventory, payable within 45 days after the closing of the acquisition, and (c) approximately $3,679,000 for the cash portion of the purchase price of the Haines Road real estate, payable 90 days after the closing of the acquisition of the operating assets, less (d) an assumed approximately $5,688,000 in mortgage, equipment and revolving credit financing, although we currently have no commitment for the mortgage financing.

(2)	These notes bear interest at a rate of 8% a year, 15% after January 5, 2005, are due at the earlier of the closing of this offering and February 15, 2005, and are secured by substantially all of our assets and substantially all of the assets of our subsidiaries. The proceeds of these notes were used (a) approximately $1,480,000 for working capital and general corporate purposes, payment of offering expenses relating to the 2004 note financing and payment of offering expenses in connection with this offering, including payment of a retainer to the placement agent in our 2004 note financing, legal, accounting and other advisory fees, and salaries, (b) approximately $415,000 for the EWCO acquisition, (c) approximately $200,000 for the placement agent’s fees in the 2004 note financing, and (d) approximately $55,000 for our payment of the cash portion of the Steelbank acquisition.

(3)	This note bears interest at a rate of 8% a year, is due at the earlier of the closing of this offering and February 16, 2005, and is secured by 60% of EWCO’s shares.

(4)	This note bears interest at a rate of 8% a year, is payable in monthly installments of Cdn.$15,000 from July 1, 2004 to December 1, 2004 and Cdn.$200,000 on December 10, 2004, matures at the earlier of the closing of this offering and February 16, 2005, and is secured by Steelbank’s shares and substantially all of Steelbank’s assets. We have also agreed to pay approximately $51,100 of the holders’ legal and other expenses at maturity. The original principal amount of this note was approximately $654,000; the table assumes we have made accrued interest payments.

(5)	We intend to use a portion of the proceeds of this offering to acquire a high-speed tube mill system, additional production tooling, material handling systems, and additional automation systems for EWCO’s structural steel tubing operations. We also intend to use a portion of the proceeds of this offering to invest in equipment that will enable us to perform more finishing operations on EWCO’s steel tubing and to acquire a new frame welding system for EWCO’s steel storage rack systems operations to automate and reduce the costs of welding. See “Business — Our Business Strategy” and “— Manufacturing.”

(6)	If the underwriters’ over-allotment option is exercised, we expect to use the additional net proceeds of approximately $1,923,750 for capital expenditures and working capital.

      Pending the application of such proceeds, we intend to invest the net proceeds of sales of common shares in this offering in short-term, United States government, interest-bearing investments.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2004 on actual and “pro forma” bases. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Notes to Financial Statements included elsewhere in this prospectus.

	September 30, 2004

	Actual	Pro Forma(1)

	(In thousands, except share
	data)
Short-Term Debt:	$8,535	$7,342

Long-Term Debt:	$1,352	$6,987

Shareholders’ Equity:
Common shares, authorized 10,000,000 shares of no par value; issued and outstanding, 1,229,732 as of September 30, 2004 (4,213,304 shares, pro forma)	1,479	12,814
Additional paid-in capital — options and warrants	652	1,088
Foreign currency translation	(61)	(61)
Retained earnings (accumulated deficit)	(2,243)	(2,985)

Shareholders’ equity (deficit)	(173)	10,856

Total capitalization	$1,179	$17,843

(1)	The pro forma financial information restates the information as if (a) the acquisition of Haines Road occurred as of September 30, 2004, (b) our promissory notes issued in the 2004 note financing and the related warrants to purchase 565,000 common shares, with an estimated value of approximately $652,000, were issued at the same time, and any unamortized portion of that value is written off at the beginning of the period, (c) we had recorded a provision or benefit for federal or state income taxes for EWCO as if it were taxed as a C corporation, rather than as an S corporation through December 31, 2003, (d) the sale of the 2,850,000 common shares offered by us in this offering at the public offering price of $5.00 per share occurred September 30, 2004 and we used the estimated net proceeds to us as described under “Use of Proceeds,” including to pay promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank and to pay our 2004 note financing, (e) we received approximately $5,688,000 in mortgage, equipment and revolving credit financing, although we currently have no commitment for the mortgage financing, and used the proceeds of that financing to pay a portion of the Haines Road purchase price, and (f) we issued (1) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their effective purchase price to approximately $3.70 a share, (2) an estimated 61,310 common shares as part of Steelbank’s purchase price, and (3) an estimated 2,000 common shares to one of our directors for past services. See “Use of Proceeds”, “Capitalization” and Notes to Pro Forma Financial Statements included in this prospectus.

      The table above assumes that no stock options or warrants outstanding as of September 30, 2004 or granted after that date are exercised. In addition to the common shares to be outstanding after this offering, we may issue a total of 1,836,300 additional common shares consisting of (a) an estimated 565,000 common shares issuable upon the exercise of warrants issued in connection with our 2004 note financing, (b) 650,000 common shares reserved for issuance under our 2004 Stock Option Plan, of which options to purchase an aggregate of 348,906 common shares are expected to be outstanding as of the closing of this offering, (c) 193,800 common shares issuable upon exercise of the warrant issuable to designees of the lead underwriters in connection with this offering, and (d) 427,500 common shares issuable upon exercise of the underwriters’ over-allotment option.

DILUTION

      Our pro forma net tangible book value (deficit) as of September 30, 2004 before giving effect to this offering and before giving effect to the Haines Road acquisition was ($1,782,158), or ($1.31) per common share, based on 1,363,304 common shares deemed outstanding. Pro forma net tangible book value (deficit) per share represents the amount of our pro forma total tangible assets, other than the net proceeds of this offering, less total liabilities, divided by the number of common shares deemed outstanding. Pro forma net tangible book value (deficit) has been calculated before giving effect to our acquisition of Haines Road and after giving effect to estimated additional shares to be issued by us at the closing of this offering as part of the consideration for the acquisition of Steelbank, to purchasers or our common shares in December 2002 to October 2003 and to J. Peter Farquhar for additional services he has provided to us, but not the shares issued in this offering, all as if they had occurred as of September 30, 2004.

      After giving effect to the sale of the 2,850,000 common shares offered in this prospectus at the initial public offering price of $5.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, but before giving effect to our acquisition of Haines Road, our as adjusted pro forma net tangible book value as of September 30, 2004 would have been $9,246,429, or $2.19 per share, based on 4,213,304 common shares deemed outstanding. This represents an immediate increase in such pro forma net tangible book value of $3.50 per share to existing shareholders and an immediate dilution of $2.81 per share to new investors purchasing common shares in this offering.

      After also giving effect to our acquisition of Haines Road, our pro forma net tangible book value as of September 30, 2004 would have been $5,429,223, or $1.29 per share, based on 4,213,304 common shares deemed outstanding. This represents an immediate decrease in such pro forma net tangible book value of $0.90 per share to existing shareholders. The following table illustrates this per share dilution:

Initial public offering price per share		$5.00
Pro forma net tangible book value per share at September 30, 2004	$(1.31)
Increase in pro forma net tangible book value per share attributable to new investors	3.50

Pro forma net tangible book value per share after giving effect to this offering		2.19

Dilution per share to new investors		2.81
Decrease in pro forma net tangible book value per share attributable to Haines Road acquisition		0.90

Adjusted dilution per share to new investors		$3.71

      The table below sets forth, as of September 30, 2004, on a pro forma basis and after giving effect to the sale of the 2,850,000 common shares offered in this prospectus at the initial public offering price of $5.00 per share and the pro forma adjustments described above, information both for our existing shareholders and for investors purchasing common shares in this offering regarding (1) the number of common shares purchased from us; (2) the total consideration paid to us; and (3) the average price paid per share.

	Shares Purchased		Total Consideration		Average
					Price Per
	Number	Percent	Amount	Percent	Share

Existing shareholders	1,363,304	29.9%	$1,479,369	8.4%	$1.09
Assumed exercise of options to be granted	348,906	7.6%	1,918,983	10.9%	$5.50
New public investors	2,850,000	62.5%	14,250,000	80.7%	$5.00

Total	4,562,210	100.0%	$17,648,352	100.0%

Common shares being registered for resale and underlying selling shareholder warrants	758,800	16.6%	4,403,500	25.0%	$5.80

      The tables set forth above do not include the exercise of any then outstanding options and warrants, except for the options to be issued at the effective date of this offering. As of January 7, 2005, we had outstanding options and warrants to purchase an aggregate of 1,107,706 common shares at a weighted average exercise price of $5.71 per share, including (1) options to purchase 348,906 common shares issuable on the effective date of this offering, and (2) the following warrants to purchase common shares being registered for resale: (a) 193,800 common shares subject to the warrant to be granted to the lead underwriters in connection with this offering and exercisable at 150% of the initial public offering price of the common shares, (b) 465,000 common shares subject to the warrants issued in our 2004 note financing and exercisable at the initial public offering price of the common shares, and (c) 100,000 common shares subject to the warrants issued to designees of the placement agent in our 2004 note financing and exercisable at 125% of the initial public offering price. We have also reserved up to an additional 301,094 common shares for issuance upon exercise of options which have not yet been granted under our stock option plan.

      All outstanding options and warrants have exercise prices that are at or above the public offering price of the common shares in this offering. To the extent outstanding options or warrants are exercised, there will be dilution of ownership to new investors, but the consideration paid for those shares will equal or exceed the consideration paid by investors in this offering, unless the warrant holder elects a cashless exercise. In that event, dilution will depend on how much the market price of the common shares exceeds the exercise price, but will never be less than zero or more than the number of shares subject to the warrants.

DIVIDEND POLICY

      We have never paid cash dividends on our common shares and do not expect to pay such dividends in the foreseeable future. We currently intend to retain any future earnings for use in our business. Any future payment of dividends will be in the sole discretion of our board of directors. Credit agreements with our subsidiaries prohibit the payment of dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

SELECTED FINANCIAL DATA

      The following selected financial data for Tarpon as of and for the years ended December 31, 2003 and 2002, and for EWCO and Haines Road as of, and for the years ended December 31, 2003, 2002, 2001, have been derived from our audited financial statements, which appear elsewhere in this prospectus together with the reports of Grant Thornton LLP, Independent Registered Public Accounting Firm, whose report on each of Tarpon’s and EWCO’s financial statements includes an explanatory paragraph relating to an uncertainty concerning their ability to continue as a going concern. Individual data for Steelbank has not been included because the same is not deemed significant in relation to EWCO and Haines Road.

      The following selected financial data for Tarpon and Haines Road as of September 30, 2004 and for the three-and nine-month periods ended September 30, 2004 and 2003, and for EWCO as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003 have been derived from our unaudited financial statements, appearing elsewhere in this prospectus, but in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods and as of such dates. The results of operations for the three and nine months ended September 30, 2004 and for the three months ended March 31, 2004 are not necessarily indicative of the results to be expected for the year ending December 31, 2004.

      The pro forma financial information restates the information as if (a) the acquisitions of EWCO and Haines Road occurred as of January 1, 2003 for the statement of operations data, and the acquisition of Haines Road occurred as of September 30, 2004 for the balance sheet data, but excludes financial information related to Steelbank prior to the date of acquisition, (b) our promissory notes issued in the 2004 note financing and the related warrants to purchase 565,000 common shares, with an estimated value of approximately $652,000, were issued at the same time, and any unamortized portion of that value is written off at the beginning of the period, (c) we had recorded a provision or benefit for federal or state income taxes for EWCO as if it were taxed as a C corporation, rather than as an S corporation through December 31, 2003, (d) the sale of the 2,850,000 common shares offered by us in this offering at the public offering price of $5.00 per share occurred at the same time and we used the estimated net proceeds to us as described under “Use of Proceeds,” including to pay promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank and to pay our 2004 note financing, (e) we received approximately $5,688,000 in mortgage, equipment and revolving credit financing, although we currently have no commitment for the mortgage financing, and used the proceeds of that financing to pay a portion of the Haines Road purchase price, and (f) we issued (1) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their effective purchase price to approximately $3.70 a share, (2) an estimated 61,310 common shares as part of Steelbank’s purchase price, and (3) an estimated 2,000 common shares to one of our directors for past services. See “Use of Proceeds”, “Capitalization” and Notes to Pro Forma Financial Statements included in this prospectus. The pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the transactions had been completed at the dates indicated, nor is it necessarily indicative of future results of operations or financial position of the combined company. For a discussion of the adjustments made in presenting such pro forma financial data, see the pro forma combined financial data and related notes appearing elsewhere in this prospectus.

      You should read the selected financial data together with the financial statements and notes to financial statements and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

PRO FORMA COMBINED

	Pro Forma Combined

	Nine Months Ended September 30, 2004

		Pre-acq.	EWCO	Sub-	Offering	Sub-		Haines
	Tarpon	EWCO	Adjust	Total	Adjust	Total	Haines	Adjust	Total

	(Unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$24,899	$10,549	$0	$35,448	$0	$35,448	$13,811	$(167)	$49,092
Gross margin	3,028	1,557	0	4,585	0	4,585	3,204	(101)	7,688
Interest expense, net	792	51	0	843	(550)	293	462	276	1,031
Depreciation and amortization	89	35	(6)	118	0	118	23	(21)	120
Net income (loss) before taxes	(802)	657	6	(139)	680	541	1,779	(356)	1,964
Net income (loss)	(826)	486	6	(334)	680	346	1,168	(356)	1,158
Net income (loss) per common share — basic and diluted	$(0.67)								$0.30
Weighted average number of common shares outstanding	1,226								3,860

	Pro Forma Combined

	Nine Months Ended September 30, 2003

			EWCO	Sub-	Offering	Sub-		Haines
	Tarpon	EWCO	Adjust	Total	Adjust	Total	Haines	Adjust	Total

	(Unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$0	$19,359	$0	$19,359	$0	$19,359	$8,329	$(137)	$27,551
Gross margin	0	1,093	0	1,093	0	1,093	1,057	(272)	1,878
Interest expense, net	0	148	0	148	17	165	438	336	1,939
Depreciation and amortization	0	101	25	126	0	126	23	(21)	128
Net loss before taxes	(496)	(731)	(25)	(1,252)	(17)	(1,269)	(233)	(588)	(2,090)
Net loss	(496)	(731)	23	(1,204)	(17)	(1,221)	(161)	(588)	(1,970)
Net income (loss) per common share — basic and diluted	$(0.42)								$(0.52)
Weighted average number of common shares outstanding	1,189								3,822

	Pro Forma Combined

	Year Ended December 31, 2003

			EWCO	Sub-	Offering	Sub-		Haines
	Tarpon	EWCO	Adjust	Total	Adjust	Total	Haines	Adjust	Total

	(Unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Net revenues	$0	$26,442	$0	$26,442	$0	$26,442	$11,171	$(255)	$37,358
Gross margin	0	1,479	0	1,479	0	1,479	1,498	773	3,750
Interest expense, net	0	200	0	200	23	223	577	448	1,248
Depreciation and amortization	0	147	24	171	0	171	31	(28)	174
Net loss before taxes	(650)	(1,260)	(24)	(1,934)	(23)	(1,957)	(163)	352	(1,768)
Net loss	(650)	(1,260)	30	(1,880)	(23)	(1,903)	(116)	352	(1,667)
Net income (loss) per common share — basic and diluted	$(0.54)								$(0.44)
Weighted average number of common shares outstanding	1,195								3,829

	Pro Forma Combined

	As of September 30, 2004

		Offering	Sub-		Haines
	Tarpon	Adjust	Total	Haines	Adjust	Total

	(Unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$299	$8,720	$9,019	$0	$(6,648)	$2,371
Working Capital	(1,131)	11,095	9,964	5,482	(13,709)	1,737
Total assets	16,520	7,673	24,193	13,427	(4,182)	33,438
2004 note financing obligations	1,929	(1,929)	0	0	0	0
Long-term debt, net of current portion	1,352	0	1,352	0	5,635	6,987
Retained earnings (accumulated deficit)	(2,243)	(742)	(2,985)	10,130	(10,130)	(2,985)
Shareholders’ equity (deficit)(1)	(172)	11,028	10,856	11,904	(11,904)	10,856

INDIVIDUAL COMPONENTS

	Tarpon Industries, Inc.

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,

	2004	2003	2004	2003	2003	2002

	(Unaudited)		(Unaudited)

	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$12,965	$0	$24,899	$0	$0	$0
Gross margin	1,509	0	3,028	0	0	0
Interest expense	447	0	792	0	0	0
Depreciation and amortization	49	0	88	0	0	0
Net income (loss) before taxes	(520)	(159)	(802)	(496)	(650)	(766)
Net income (loss)	(520)	(159)	(826)	(496)	(650)	(766)
Net income (loss) per common share — basic and diluted	(0.42)	(0.13)	(0.67)	(0.42)	(0.54)	(0.73)
Weighted average number of common shares outstanding	1,230	1,189	1,226	1,189	1,195	1,050

	Tarpon Industries, Inc. As of

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$299	$22	$169
Working capital	(1,131)	13	81
Total assets	16,520	331	269
2004 note financing obligations	1,929	0	0
Long-term obligations, net of current portion	1,352	0	0
Retained earnings (accumulated deficit)	(2,243)	(1,417)	(766)
Shareholders’ equity(1)	(172)	13	81

	Eugene Welding Co.

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001	2000	1999

	(Unaudited)					(Unaudited)

	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$10,549	$5,382	$26,442	$24,644	$28,386	$34,976	$33,644
Gross margin	1,557	(145)	1,479	1,916	3,651	2,603	4,399
Interest expense	51	48	200	183	201	258	162
Depreciation and amortization	35	32	148	150	235	313	316
Net income (loss) before taxes	657	(718)	(1,260)	(4)	1,188	(482)	1,299
Net income (loss)(2)	486	(718)	(1,260)	(4)	1,188	(482)	1,299

	Eugene Welding Co. As of

		December 31,
	March 31,
	2004	2003	2002	2001	2000	1999

	(Unaudited)
					(Unaudited)

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$432	$270	$497	$168	$13	$11
Working capital	539	763	2,284	3,223	4,850	5,253
Total assets	10,845	10,467	10,128	9,767	11,110	13,992
Long-term obligations, net of current portion	486	535	699	74	169	258
Retained earnings	1,029	4,145	5,494	3,965	5,815	6,296
Shareholders’ equity(1)	1,029	1,212	2,561	3,966	5,815	6,297

	Haines Road Operating Location

	Three Months
	Ended		Nine Months Ended
	September 30,		September 30,		Year Ended December 31,

	2004	2003	2004	2003	2003	2002	2001

	(Unaudited)		(Unaudited)		(Unaudited)

	(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$3,452	$3,052	$13,811	$8,329	$11,172	$13,266	$12,047
Gross margin	743	517	3,204	1,056	1,498	2,918	2,866
Interest expense	138	179	462	438	577	512	647
Depreciation and amortization	8	8	23	23	31	26	19
Net income (loss) before taxes	270	(8)	1,779	(233)	(163)	1,499	1,522
Net income (loss)	175	(14)	1,168	(161)	(116)	1,007	1,016

	Haines Road Operating Location As of

		December 31,
	September 30,
	2004	2003	2002	2001

	(Unaudited)

	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$0	$0	$0	$0
Working capital	5,482	3,676	2,629	1,511
Total assets	13,427	11,327	10,414	10,174
Long-term debt, net of current portion	0	0	0	0
Location equity before currency translation	10,130	8,961	9,078	8,070
Location equity(1)	11,904	10,468	8,704	7,632

(1)	See Statements of Shareholders’ Equity of the Financial Statements included in this prospectus for an analysis of common share transactions for the period from January 1, 2001 through September 30, 2004.

(2)	Does not include any provision or benefit for federal or state income taxes for EWCO through December 31, 2003 because it was taxed as an S corporation through December 31, 2003.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion should be read together with the Selected Financial Data and our financial statements and related notes appearing elsewhere in this prospectus. See also the “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

      We were incorporated in January 2002 and Tarpon, our parent company, does not generate any revenues. We completed our first acquisition, EWCO, in April 2004 and our second acquisition, Steelbank, in May 2004. We have agreed to complete our third acquisition, Haines Road, on the closing date of this offering with respect to the operating assets and within 90 days after that closing with respect to the Haines Road real estate. As a result, the financial information regarding our acquired and to be acquired companies included in this prospectus substantially reflects their operations before we acquired, managed and controlled them and might not be useful indicators of their future results of operation or financial condition.

      EWCO, Haines Road and Steelbank derive revenues from sales of structural and mechanical steel tubing and steel storage rack systems, and, for a portion of Steelbank’s revenues, from commissions on sales of structural and mechanical steel tubing, to our distributors and to manufacturers and retailers in the United States and Canada through our direct sales employees. Our primary expenses are the costs of rolled steel and manufacturing costs, which we expense when the related product is sold, and selling, general and administrative expenses, which we generally expense as incurred. Steel costs were approximately 70.7% of EWCO’s total cost of sales for the nine months ended September 30, 2004 and approximately 83.3% of Haines Road’s total cost of sales for the nine months ended September 30, 2004. Manufacturing costs include manufacturing overhead, direct labor and outside services. Selling, general and administrative expenses consist primarily of management, accounting, human resources, customer service and sales staff salaries, expenses and commissions and travel, advertising, insurance, rent, utilities, legal and professional fees, staff salaries and other payroll expenses.

Summary of Recent Operations

      On a pro forma consolidated basis, our operations (including those of Haines Road, which we expect to acquire on the closing date of this offering) reflected net income before income taxes for the nine months ended September 30, 2004 of approximately $1,964,000, compared with a net loss before income taxes of approximately $2,089,000 for the nine months ended September 30, 2003, an improvement of approximately $4,053,000.

      This improvement has taken place in an environment of sharply increasing cost for steel, which represented more than half of our selling price in the nine months ended September 30, 2004. In response, we, like our competitors, raised our prices sharply over the period. We have benefited from being able to increase our prices faster than the increase in our steel costs. EWCO also benefited materially from older inventories of lower priced steel (purchased in 2003 at prices substantially lower than 2004 inventory prices), which contributed substantially to our profitability in the first quarter of 2004. The nine month comparison is made even more favorable because in the first nine months of 2003, price increases did not keep pace with steel cost increases and Haines Road had higher than normal levels of high priced steel at the beginning of 2003 that it sold early in the year when prices for its products were declining, resulting in a substantial loss for the 2003 period.

      In addition to price increases, we had an approximately 14.5% increase in tons of steel shipped at EWCO and Haines Road in the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003.

      All of the above have contributed to our material increase in profitability. After the first quarter of 2004 we did not have the benefit of a substantial amount of below market inventory of steel, since we currently seek to minimize the potential adverse impact of commodity price risks of our steel inventory by minimizing the amount of steel inventory we carry. We might not be able to raise our prices, especially more than cost increases, as we expect competitive factors in our industry to result in more moderate gross profit margins, either slowing, stopping or reversing price increases. We cannot quantify the impact of these factors on future profitability but note that they will have a negative effect on the profitability performance trends we have shown for the nine months ended September 30, 2004. Major price fluctuations are characteristic of our industry and lead to dramatic changes in results of operations, including losses if price reductions are severe.

      We believe that maintaining and growing future profitability will depend on increasing our sales tonnage and reducing our manufacturing costs, together with buying steel inventory in such markets and quantities as provide reasonable costs, but we might not be able to do some or all of these things.

Results of Operations

Quarter Ended September 30, 2004 Compared to Quarter Ended September 30, 2003

      In the quarters ended September 30, 2004 and 2003, Tarpon’s (including EWCO and Steelbank since the date of acquisition) and Haines Road’s net revenues and shipments were as follows:

	Third Quarter 2004	Third Quarter 2003	Change

	$	$	$	%

	(Dollars in thousands)
EWCO Tubular	$5,472	N/A
EWCO SpaceRak	5,514	N/A
Steelbank	2,079	N/A
Haines Road	3,452	3,052	400	13.1%

	Third Quarter 2004	Third Quarter 2003	Change

	Tons	Tons	Tons	%

EWCO Tubular	5,804	N/A
EWCO SpaceRak	4,495	N/A
Haines Road	3,555	4,226	(671)	(15.9)%

      The following table reflects Tarpon’s (including EWCO and Steelbank since the date of acquisition) and Haines Road’s cost of goods sold and the related gross margin percentages for the quarters ended September 30, 2004 and 2003:

	Third Quarter		Third Quarter		Cost
	2004		2003		Change

	$	GM%	$ GM%		$ %

	(Dollars in thousands)
EWCO Tubular	$4,353	20.4%
EWCO SpaceRak	5,486	0.5%
Steelbank	1,716	17.5%
Haines Road	2,710	21.5%	2,534	17.0%	176	6.9%

      The following table reflects Tarpon’s (including EWCO and Steelbank since the date of acquisition) and Haines Road’s total selling, general and administrative expenses, including depreciation, for the quarters ended September 30, 2004 and 2003:

	Third Quarter		Third Quarter
	2004		2003		Cost Change

	$	Sales %	$	Sales %	$	%

	(Dollars in thousands)
Tarpon (unconsolidated)	$491	N/A	$159	N/A	$332	208.8%
EWCO	729	6.6%
Steelbank	378	18.2%
Haines Road	321	9.3%	283	9.3%	38	13.4%

Tarpon Industries, Inc.

Net Revenues

      The increase in Tarpon’s net revenues was primarily due to its acquisition of EWCO in April 2004 and its acquisition of Steelbank in May 2004. EWCO had the following increases in the average revenue per ton: (1) $499, or 112.5%, for EWCO’s steel tubing products, and (2) $198, or 19.2%, for EWCO’s steel storage rack system products. The increase in the average price per ton was primarily due to price increases in 2004 in the industry generally as a result of increased steel costs. Increases in average revenue per ton for these products substantially moderated in the third quarter. We currently seek to minimize the amount of steel inventory we carry. The increase in EWCO’s net revenue is also due to a far lesser extent to the increase in tons of SpaceRak product shipped (largely offset by the decrease in EWCO’s tubular products shipped). See “Steel” for a description of changes in EWCO’s average cost per ton of steel. The increase in tons of product shipped was primarily due to increased shipments of EWCO SpaceRak products, which we believe resulted from more focused sales efforts. The decrease in tons of EWCO tubular products sold in the 2004 period was primarily due to higher than normal 2003 period shipments because of lower prices.

Cost of Goods Sold and Gross Margin

      EWCO’s and Steelbank’s gross margin percentage increased, primarily due to

•	the increases in average revenue per ton described above, which more than offset increased costs of materials primarily due to rising steel prices, except that SpaceRak did not increase its prices as fast due to a lag between pricing and shipping, which accounts for its below average margins for the quarter, and

•	the decreases in average manufacturing costs, due to our fixed manufacturing costs being spread over higher volume, as well as reduced overtime at SpaceRak, resulting in a $29 per ton, or 6.2%, decrease for EWCO’s steel storage rack system products, partially offset by a $9 per ton, or 8.1%, increase for EWCO’s steel tubing products.

      Scrap steel sales increased approximately $185,000 at EWCO in the third quarter of 2004, compared to the third quarter of 2003, primarily as a result of an increase in scrap steel prices between those periods.

Selling, General and Administrative Expenses

      The increase in Tarpon’s total selling, general and administrative expense, including depreciation, was primarily attributable to its acquisition of EWCO in April 2004 and its acquisition of Steelbank in May 2004 and an approximately $87,000 increase in legal, accounting and consulting expenses as a result of our consulting arrangement with Bainbridge Advisors, Inc., and $225,000 in severance expenses. EWCO’s selling, general and administrative expense increased approximately $120,000 primarily due to: (a) approximately $97,000 in increased professional services expenses, and (b) approximately $39,000 in increased Michigan single business taxes, partially offset by (c) a general reduction in salaries and wages.

Steelbank’s selling, general and administrative expenses increased primarily due to a $75,000 increase in wages.

      We expect selling, general and administrative expenses to increase as a result of

•	expenses relating to the grant of options to non-employees on the date of this prospectus, and

•	increased depreciation expenses as a result of our plan to invest a portion of the proceeds of this offering in additional equipment for EWCO.

Interest and Other Expenses

      Tarpon’s interest expense increased approximately $447,000 in the third quarter of 2004, compared to the third quarter of 2003, primarily due to its acquisition of EWCO in April 2004 and its acquisition of Steelbank in May 2004. The increase was primarily due to approximately $82,000 of note fees, approximately $221,000 in warrant fees, and approximately $23,000 in interest on Tarpon’s notes issued in February, March and April of 2004. EWCO’s borrowings increased by approximately $795,000 in 2004. Steelbank’s interest expense increased approximately $70,000 in 2004, primarily due to borrowings under Steelbank’s new full-recourse factoring arrangement with Greenfield Commercial Credit.

      Tarpon’s financing costs increased approximately $156,000 in the third quarter of 2004, compared to the third quarter of 2003. The increase was primarily due to approximately $83,000 in acquisition fees and approximately $71,000 in allocations in connection with Tarpon’s notes issued in February, March and April of 2004.

Income Taxes

      Tarpon has not recognized a potential tax benefit from its net losses, because of the uncertainty regarding our ability to realize future tax benefit of our net operating loss carryforwards. EWCO was an S corporation until December 31, 2003. As a result of its change to a C corporation, it is now subject to income taxes on its taxable income and has no operating loss carryforwards for taxable losses before January 1, 2004. Tarpon’s acquisition of Steelbank’s stock results in a limitation on its use of Steelbank’s net operating loss carryforwards.

Haines Road

Net Revenues

      The increase in Haines Road’s net revenues was primarily due to an approximately $249, or approximately 34.5%, increase in average revenue per ton. The increase in the average price per ton was primarily due to price increases in 2004 in the industry generally as a result of increased steel costs. Increases in average revenue per ton for these products substantially moderated in the third quarter. The increase in Haines Road’s net revenue was partially offset by the decrease in tons of product shipped shown in the table above. See “Steel” for a description of changes in our average cost per ton of steel. The decrease in tons of product shipped was primarily due to decreased shipments of Haines Road products, which we believe resulted from general market factors.

Cost of Goods Sold and Gross Margin

      Haines Road’s gross margin percentage increased, primarily due to the increases in average revenue per ton described above, which more than offset (1) increased costs of materials primarily due to rising steel prices, and (2) a $49 per ton, or 39.5%, increase in average manufacturing costs, primarily due to Haines Road’s fixed manufacturing costs being spread over lower volume.

      Scrap steel sales increased approximately $86,000 in the third quarter of 2004, compared to the third quarter of 2003, primarily as a result of an increase in scrap steel prices between those periods.

Selling, General and Administrative Expenses

      The increase in Haines Road’s total selling, general and administrative expense, including depreciation, was primarily attributable to approximately $38,000 in increased salaries, commissions, professional fees and related expenses. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of increased sales.

Interest and Other Expenses

      Haines Road’s interest expense decreased approximately $41,000 in the third quarter of 2004, compared to the third quarter of 2003. The decrease was primarily due to reduced borrowing.

Income Taxes

      Haines Road’s effective tax rates are higher than U.S. rates primarily as a result of higher Canadian federal income tax rates.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

      In the nine months ended September 30, 2004 and 2003, Tarpon’s (including EWCO and Steelbank since the date of acquisition) and Haines Road’s net revenues and shipments were as follows:

	First Nine Months	First Nine Months
	2004	2003	Change

	$	$	$	%

	(Dollars in thousands)
EWCO Tubular	$10,987	N/A
EWCO SpaceRak	11,010	N/A
Steelbank	3,023	N/A
Haines Road	13,811	8,329	5,482	65.8%

	First Nine Months	First Nine Months
	2004	2003	Change

	Tons	Tons	Tons	%

	(Dollars in thousands)
EWCO Tubular	11,905	N/A
EWCO SpaceRak	8,367	N/A
Haines Road	16,153	11,937	4,216	35.3%

      The following table reflects Tarpon’s (including EWCO and Steelbank since the date of acquisition) and Haines Road’s cost of goods sold and the related gross margin percentages for the nine months ended September 30, 2004 and 2003:

	First Nine Months		First Nine Months
	2004		2003		Cost Change

	$	GM%	$ GM%		$	%

	(Dollars in thousands)
EWCO Tubular	$8,807	19.8%
EWCO SpaceRak	10,696	2.9%
Steelbank	2,488	17.7%
Haines Road	10,607	23.2%	7,273	12.7%	3,334	45.8%

      The following table reflects Tarpon’s (including EWCO and Steelbank since the date of acquisition) and Haines Road’s total selling, general and administrative expenses, including depreciation, for the nine months ended September 30, 2004 and 2003:

	First Nine Months		First Nine Months
	2004		2003		Cost Change

	$	Sales %	$	Sales %	$	%

	(Dollars in thousands)
Tarpon (unconsolidated)	$811	N/A	$496	N/A	$315	63.5%
EWCO	1,635	7.4%
Steelbank	544	18.0%
Haines Road	941	6.8%	725	8.7%	216	29.8%

Tarpon Industries, Inc.

Net Revenues

      The increase in Tarpon’s net revenues was primarily due to its acquisition of EWCO in April 2004 and its acquisition of Steelbank in May 2004. EWCO had the following increases in average revenue per ton: (1) $481, or 108.8%, for EWCO’s steel tubing products, and (2) $277, or 26.6%, for EWCO’s steel storage rack systems products. The increase in the average price per ton was primarily due to price increases in 2004 in the industry generally as a result of increased steel costs. Increases in average revenue per ton for these products substantially moderated in the third quarter. The increase in EWCO’s net revenues is also due to the increase in tons of SpaceRak product shipped, partially offset by the decrease in tons of tubular products shipped. See “Steel” for a description of changes in our average cost per ton of steel. The increase in tons of product shipped in the 2004 period was primarily due to increased shipments of EWCO SpaceRak, which we believe resulted from more focused sales efforts. The decrease in tons of EWCO tubular products shipped was primarily due to the decreased availability of hotband raw material.

Cost of Goods Sold and Gross Margin

      EWCO’s and Steelbank’s gross margin percentage increased, primarily due to

•	the increases in average revenue per ton described above, which more than offset increased costs of materials primarily due to rising steel prices, except that SpaceRak did not increase its prices as fast due to a lag between pricing and shipping, which accounts for its below average margins for the period,

•	a $50 per ton, or 9.9%, decrease in average manufacturing costs for EWCO’s SpaceRak products, due to our fixed manufacturing costs being spread over higher volume and reduced overtime, partially offset by a $26 per ton, or 25.4%, increase in average manufacturing costs for EWCO’s steel tubing products, due to our fixed manufacturing costs being spread over a lower volume, and

•	the steel inventories on hand at EWCO at the end of 2003 that it had purchased at lower prices than first quarter replacement costs; EWCO currently maintains lower inventory levels.

      Scrap steel sales increased approximately $397,000 at EWCO in the first nine months of 2004, compared to the first nine months of 2003, primarily as a result of an increase in scrap steel prices between those periods.

Selling, General and Administrative Expenses

      The increase in Tarpon’s total selling, general and administrative expense, including depreciation, was primarily attributable to its acquisition of EWCO in April 2004 and its acquisition of Steelbank in May 2004 and a $122,000 increase in legal, accounting and consulting expenses and $225,000 in severance expenses, primarily due to our consulting arrangement with Bainbridge Advisors, Inc., partially offset by an approximately $65,000 decrease in salaries as a result of Mr. Lewis changing from an officer to a consultant. EWCO’s selling, general and administrative expenses increased primarily due to: (a) approximately $234,000 in increased bad debt expense in the second and third quarters of 2004, compared to the second and third quarters of 2003, (b) approximately $159,000 in increased professional services expenses, (c) approximately $52,000 in increased outside services expense, and (d) approximately $92,000 in increased single business tax expense. Steelbank’s selling, general and administrative expenses increased primarily due to: approximately $33,000 due to an increase of the value of the Canadian dollar versus the U.S. dollar, and an increase of approximately $80,000 in wages.

Interest and Other Expenses

      Tarpon’s interest expense increased approximately $792,000 in the first nine months of 2004, compared to the first nine months of 2003. The increase was primarily due to approximately $2,150,000 of increased borrowings by Tarpon, approximately $430,000 in warrant expenses and approximately $87,000 on increased interest due to the issuance of notes in our 2004 note financing. In addition, the acquisitions of EWCO and Steelbank in 2004 increase interest due to approximately $164,000 of increased borrowings by EWCO and approximately $86,000 of increased borrowings by Steelbank.

      Tarpon’s financing costs increased approximately $293,000 in the first nine months of 2004, compared to the first nine months of 2003. The increase was primarily due to approximately $288,000 in amortization of warrants issued in our 2004 note financing, which are valued at fair value and are being amortized as interest expense over the expected term of the notes.

Income Taxes

      Tarpon has not recognized a potential tax benefit from its net losses, because of the uncertainty regarding our ability to realize future tax benefit of our net operating loss carryforwards. EWCO was an S corporation until December 31, 2003. As a result of its change to a C corporation, it is now subject to income taxes on its taxable income and has no operating loss carryforwards for taxable losses before January 1, 2004. Tarpon’s acquisition of Steelbank’s stock results in a limitation on its use of Steelbank’s net operating loss carryforwards.

Haines Road

Net Revenues

      The increase in Haines Road’s net revenues was primarily due to an approximately $157, or an approximately 22.5%, increase in average revenue per ton. The increase in the average price per ton was primarily due to price increases in 2004 in the industry generally as a result of increased steel costs. Increases in average revenue per ton for these products substantially moderated in the third quarter. The increase in Haines Road’s net revenues is also due to the increase in tons of product shipped shown in the table above. See “Steel” for a description of changes in Haines Road’s average cost per ton of steel. The increase in tons of product shipped in the 2004 period was primarily due to increased shipments of products, which we believe resulted from more focused sales efforts.

Cost of Goods Sold and Gross Margin

      Haines Road’s gross margin percentage increased, primarily due to

•	the increase in average revenue per ton described above, which more than offset increased costs of materials primarily due to rising steel prices, and

•	a $32 per ton, or 22.6%, decrease in average manufacturing costs, due to Haines Road’s fixed manufacturing costs being spread over higher volume and reduced overtime.

      Scrap steel sales increased approximately $123,000 in the first nine months of 2004, compared to the first nine months of 2003, primarily as a result of an increase in scrap steel prices between those periods.

Selling, General and Administrative Expenses

      The increase in Haines Road’s total selling, general and administrative expense, including depreciation, was primarily attributable to: (a) approximately $50,000 of increased foreign exchange loss, (b) approximately $77,000 of increased wages and benefits expenses, (c) approximately $13,000 of increased insurance expenses, (d) approximately $9,000 of increased office supplies expenses, (e) approximately $26,000 of travel and entertainment expenses, (f) approximately $11,000 of license fees, and (g) an approximate $15,000 increase in rent expenses. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to increased sales.

Interest and Other Expenses

      Haines Road’s interest expense increased approximately $24,000 in the first nine months of 2004, compared to the first nine months of 2003. The increase was primarily due to increased interest rates in connection with a loan amendment and a loan renewal fee, partially offset by reduced borrowing.

Income Taxes

      Haines Road’s effective tax rates are higher than U.S. rates primarily as a result of higher Canadian federal income tax rates.

Pro Forma

Net Revenues

      In the nine months ended September 30, 2004 and 2003, EWCO’s, Steelbank’s and Haines Road’s net revenues and shipments on a pro forma basis, as if they were acquired on January 1, 2003, were as follows:

	First Nine Months		First Nine Months
	2004		2003		Change

	$	%	$	%	$	%

	(Dollars in thousands)
EWCO Tubular	$16,217	33.0%	$9,857	35.8%	$6,360	64.5%
EWCO SpaceRak	16,329	33.3%	9,502	34.5%	6,827	71.8%
Steelbank	3,023	6.2%	N/A
Haines Road	13,811	28.1%	8,329	30.2%	5,482	65.8%
Less Inter-Company	(288)	(0.6)%	(138)	(0.5)%	(150)	108.7%

Pro Forma Total	$49,092	100.0%	$27,550	100.0%

	First Nine Months		First Nine Months
	2004		2003		Change

	Tons	%	Tons	%	Tons	%

EWCO Tubular	19,873	40.2%	22,190	51.4%	(2,317)	(10.4)%
EWCO SpaceRak	13,426	27.1%	9,081	21.0%	4,345	47.8%
Haines Road	16,153	32.7%	11,937	27.6%	4,216	35.3%

Pro Forma Total	49,452	100.0%	43,208	100.0%	6,244	14.5%

      The increase in our pro forma net revenues was primarily due to the following increases in the average revenue per ton: (1) $372, or 83.8%, for EWCO’s steel tubing products, (2) $170, or 16.3%, for EWCO’s steel storage rack systems products, and (3) $157, or 22.5%, for Haines Road. The increase in the average price per ton was primarily due to price increases in 2004 in the industry generally as a result of increased steel costs. Increases in average revenue per ton for these products substantially moderated in the third quarter. We currently seek to minimize the amount of steel inventory we carry. The increase in our net revenues is also due to the increase in tons of product shipped shown in the table above. See

“Steel” for a description of changes in our average cost per ton of steel. The increase in tons of product shipped in the 2004 period was primarily due to increased shipments of EWCO SpaceRak and Haines Road products, which we believe resulted from more focused sales efforts. EWCO steel tubular product tonnage decreased as a result of customers purchasing lower volumes due to increased product prices. The per ton information provided above includes inter-company amounts, which are not tracked internally.

Cost of Goods Sold and Gross Margin

      The following table reflects cost of goods sold and the related gross margin percentages for the nine months ended September 30, 2004 and 2003 for EWCO, Steelbank and Haines Road on a pro forma basis, as if they had been acquired on January 1, 2003:

	First Nine Months		First Nine Months
	2004		2003		Change

	$	GM%	$	GM%	$	%

	(Dollars in thousands)
EWCO Tubular	$12,918	20.3%	$9,780	0.8%	$3,138	32.1%
EWCO SpaceRak	15,577	4.6%	8,486	10.7%	7,091	83.6%
Steelbank	2,488	17.7%
Haines Road	10,607	23.2%	7,273	12.7%	3,334	45.8%
Less Inter-Company	(186)		134		(320)	238.8%

Total	$41,404	15.7%	$25,673	6.8%

      Our pro forma gross margin percentage increased, primarily due to:

•	the increases in average revenue per ton described above, which more than offset (1) increased costs of materials primarily due to rising steel prices and (2) increased manufacturing costs for EWCO’s steel tubing products of $17 per ton, or 16.2%, because of manufacturing inefficiencies, except that SpaceRak did not increase its prices as fast due to a lag between pricing and shipping, which accounts for its below average margins for the quarter,

•	an approximately $85, or 16.2% decrease in average manufacturing costs for EWCO’s steel storage rack system products and an approximately $32 per ton, or an approximately 22.6%, decrease for Haines Road’s products, partially offset by $17, or 16.2%, increase in average manufacturing costs for EWCO’s tubular products, and

•	the steel inventories on hand at EWCO at the end of 2003 that it had purchased at lower prices than first quarter replacement costs; EWCO currently maintains lower inventory levels.

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

EWCO

Net Revenues

      In the three months ended March 31, 2004 and 2003, EWCO’s net revenues and shipments were as follows:

	First Three Months		First Three Months
	2004		2003		Change

	$	%	$	%	$	%

	(Dollars in thousands)
EWCO Tubular	$5,230	49.6%	$2,526	46.9%	$2,704	107.0%
EWCO SpaceRak	5,319	50.4%	2,856	53.1%	2,463	86.2%

Total	$10,549	100.0%	$5,382	100.0%	$5,167	96.0%

	First Three Months		First Three Months
	2004		2003		Change

	Tons	%	Tons	%	Tons	%

EWCO Tubular	7,968	61.2%	5,606	67.6%	2,362	42.1%
EWCO SpaceRak	5,059	38.8%	2,687	32.4%	2,372	88.3%

Total	13,027	100.0%	8,293	100.0%	4,734	57.1%

      The increase in EWCO’s net revenues was primarily due to an increase of $205, or 45.5%, in the average revenue per ton for EWCO’s steel tubing products, partially offset by a decrease of $12, or 1.1%, in the average revenue per ton for EWCO’s steel storage rack systems products. The increase in the average price per ton for steel tubing products was primarily due to price increases in 2004 in the industry generally as a result of increased steel costs. The increase in our net revenues is also due to the increase in tons of product shipped shown in the table above. The increase in tons of product shipped in the 2004 period was primarily due to increased shipments of EWCO SpaceRak and tubular products, which we believe resulted from more focused sales efforts. However, our average revenue per ton for EWCO’s steel storage rack systems decreased as a result of lag in timing between increased steel costs and a change in product prices.

Cost of Goods Sold and Gross Margin

      The following table reflects cost of goods sold and the related gross margin percentages for the three months ended March 31, 2004 and 2003 for EWCO:

	First Three		First Three
	Months 2004		Months 2003		Change

	$	GM%	$	GM%	$	%

	(Dollars in thousands)
EWCO Tubular	$4,111	21.4%	$2,817	(11.5)%	$1,294	45.9%
EWCO SpaceRak	4,881	8.2%	2,709	5.1%	2,172	80.2%

Total	$8,992	14.8%	$5,526	(2.7)%	$3,466	62.7%

      EWCO’s gross margin percentage increased, primarily due to

•	the increases in average revenue per ton for EWCO’s tubular products described above, which more than offset increased costs of materials primarily due to rising steel prices, except that SpaceRak did not increase its prices as fast due to a lag between pricing and shipping, which accounts for its below average margins for the quarter,

•	an approximately $3 per ton, or 2.5%, decrease in average manufacturing costs for EWCO’s steel tubing products, primarily due to EWCO’s fixed manufacturing costs being spread over a higher volume,

•	an approximately $159 per ton, or 27.6%, decrease in average manufacturing costs for EWCO’s steel storage rack system products primarily due to EWCO’s fixed manufacturing costs being spread over a higher volume, and

•	the steel inventories on hand at EWCO at the end of 2003 that it had purchased at lower prices than first quarter replacement costs; EWCO currently maintains lower inventory levels.

Selling, General and Administrative Expenses

      The following table reflects EWCO’s total selling, general and administrative expenses, including depreciation, for the quarters ended March 31, 2004 and 2003:

	First Quarter 2004		First Quarter 2003		Cost Change

	$	Sales %	$	Sales %	$	%

	(Dollars in thousands)
EWCO	834	7.9%	525	9.8%	309	58.9%

      The increase in EWCO’s total selling, general and administrative expense, including depreciation, was primarily attributable to: (a) approximately $199,000 in increased bad debt expense in the first quarter of 2004, (b) approximately $23,000 in increased professional services expenses, (c) approximately $46,000 in increased legal expenses, and (d) approximately $52,000 in increased Michigan single business taxes due to increased profits.

Interest and Other Expenses

      EWCO’s interest expense increased approximately $4,000 in the first quarter of 2004, compared to the first quarter of 2003. The increase was primarily due to approximately $424,000 in increased borrowings by EWCO.

Income Taxes

      EWCO was an S corporation until December 31, 2003. As a result of its change to a C corporation, it is now subject to income taxes on its taxable income and has no operating loss carryforwards for taxable losses before January 1, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

      In 2003 and 2002, EWCO’s and Haines Road’s net revenues and shipments were as follows:

	2003	2002	Change

	$	$	$	%

	(Dollars in thousands)
EWCO Tubular	$13,069	$10,930	$2,139	19.6%
EWCO SpaceRak	13,373	13,714	(341)	(2.5)%
Haines Road	11,172	13,266	(2,094)	(15.8)%

	2003	2002	Change

	Tons	Tons	Tons	%

EWCO Tubular	29,750	24,106	5,644	23.4%
EWCO SpaceRak	13,053	12,889	164	1.3%
Haines Road	16,102	20,633	(4,531)	(22.0)%

      The following table reflects EWCO’s and Haines Road’s cost of goods sold and the related gross margin percentages for 2003 and 2002:

	2003		2002		Cost Change

	$	GM%	$	GM%	$	%

	(Dollars in thousands)
EWCO Tubular	$12,935	1.0%	$10,856	0.7%	$2,079	19.2%
EWCO SpaceRak	12,027	10.1%	11,872	13.4%	155	1.3%
Haines Road	9,674	13.4%	10,348	22.0%	(674)	(6.5)%

      The following table reflects Tarpon’s, EWCO’s and Haines Road’s total selling, general and administrative expenses, including depreciation, for 2003 and 2002:

	2003		2002		Cost Change

	$	Sales %	$	Sales %	$	%

	(Dollars in thousands)
Tarpon	$650	N/A	$766	N/A	$(116)	(15.1)%
EWCO	2,546	9.6%	1,814	7.4%	732	40.4%
Haines Road	948	8.5%	841	6.3%	107	12.7%

Tarpon

Selling, General and Administrative Expenses

      The approximately $116,000 decrease in our selling, general and administrative expense was primarily attributable to approximately $106,000 in decreased consulting expenses and approximately $26,000 in abandoned projects expenses in 2002 that were not incurred in 2003.

Income Taxes

      Tarpon has not recognized a potential tax benefit from its net losses, because of the uncertainty regarding our ability to realize future tax benefit of our net operating loss carryforwards.

EWCO

Net Revenues

      The increase in EWCO’s net revenues was primarily due to the increase in tons of product shipped shown in the table above, partially offset by the following decreases in the average revenue per ton: (1) $14, or 3.1%, for EWCO’s steel tubing products, and (2) $39, or 3.7%, for EWCO’s steel storage rack systems products. See “Steel” for a description of changes in our average cost per ton of steel. The increase in tons of product shipped at EWCO was primarily due to increased shipments of EWCO Tubular products, which we believe resulted from aggressive pricing. The decrease in the average price per ton at EWCO was primarily due to price decreases in the beginning of 2003 in the industry generally, we believe, as a result of the weaker economy and not raising our prices as fast as our steel costs increased at the end of the year.

Cost of Goods Sold and Gross Margin

      EWCO’s gross margin percentage decreased, primarily due to

•	the decreases in average revenue per ton described above, partially offset by a $17 per ton, or 13.5%, decrease in average manufacturing costs for EWCO’s steel tubing products, due to reduced overtime.

•	a $9 per ton, or 1.7%, increase in average manufacturing costs for steel storage rack system products, due to a change in product mix toward products requiring greater labor to produce.

Selling, General and Administrative Expenses

      The increase in EWCO’s total selling, general and administrative expense, including depreciation, was primarily attributable to (a) approximately $439,000 in increased salaries, payroll taxes and recruiting expenses, due to increased headcount and salary increases, (b) approximately $245,000 in increased bad debt expenses in 2003, (c) approximately $40,000 in increased health insurance expenses, (d) approximately $38,000 in increased legal expenses, (e) approximately $28,000 in increased rent, and (f) approximately $30,000 in increased travel and related expenses. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of increased sales.

Interest and Other Expenses

      EWCO’s interest expense increased approximately $17,000 in 2003 compared to 2002. The increase was primarily due to approximately $373,000 of increased borrowings.

Income Taxes

      EWCO was an S corporation until December 31, 2003, and, therefore, was not subject to federal income taxes.

Haines Road

Net Revenues

      The decrease in Haines Road’s net revenues was primarily due to the decrease in tons of product shipped, partially offset by a $51, or 7.9%, increase in average revenue per ton. See “Steel” for a description of changes in Haines Road’s average cost per ton of steel. Haines Road lost a major customer during 2003, with sales to that customer declining from approximately $3,364,000 in 2002, approximately 25.4% of Haines Road’s total sales, to $0 in 2003, but partially replaced the customer with a new customer purchasing the same product line, with sales to the new customer of approximately $1,844,000 in 2003, 16.5% of Haines Road’s total sales. As a result, Haines Road’s tons shipped and revenues declined in 2003.

Cost of Goods Sold and Gross Margin

      Haines Road’s gross margin percentage decreased, primarily due to

•	an increase in costs of materials at Haines Road, primarily due to higher priced inventories on hand at the beginning of the year, and

•	an approximately $20 per ton, or 16.4%, increase in average manufacturing costs for Haines Road products, due to fixed costs being spread over lower volume.

This decrease was partially offset by the increase in average revenue per ton described above.

Selling, General and Administrative Expenses

      The increase in Haines Road’s total selling, general and administrative expense, including depreciation, was primarily attributable to (a) approximately $72,000 in increased foreign exchange losses, and (b) approximately $11,000 in increased professional fees. Selling, general and administrative expenses increased as a percentage of net sales primarily due to the effect of decreased sales.

Interest and Other Expenses

      Haines Road’s interest expense and deferred financing expense increased approximately $54,000 in 2003 compared to 2002. The increase was primarily due to increased borrowings and increased interest rates.

Income Taxes

      Haines Road’s effective tax rates are higher than U.S. rates primarily as a result of higher Canadian federal income tax rates.

Pro Forma Year Ended December 31, 2003

Net Revenues

      Our 2003 pro forma net revenues and shipments, as if we had acquired EWCO and Haines Road as of January 1, 2003, were as follows:

	2003

	$	%

	(Dollars in
	thousands)
EWCO Tubular	$13,069	35.0%
EWCO SpaceRak	13,373	35.8%
Haines Road	11,171	29.9%
Less Inter-Company	(255)	(0.7)%

Total Pro Forma	$37,358	100.0%

	2003

	Tons	%

EWCO Tubular	29,750	50.5%
EWCO SpaceRak	13,053	22.2%
Haines Road	16,102	27.3%

Total	58,905	100.0%

      Pro forma revenues for 2003 reflect an increase in tons of product shipped at EWCO and a $51, or 7.9% increase in average revenue per ton at Haines Road, partially offset by the decrease in tons of product shipped at Haines Road, and by the following decreases in the average revenue per ton: (1) $14, or 3.1%, for EWCO’s steel tubing products, and (2) $40, or 3.7%, for EWCO’s steel storage rack systems products. See “Steel” for a description of changes in our average cost per ton of steel. Haines Road lost a major customer during 2003, but partially replaced the customer with a new customer purchasing the same product line. As a result, Haines Road’s tons shipped and revenues declined in 2003. The increase in tons of product shipped at EWCO was primarily due to increased shipments of EWCO Tubular products, which we believe resulted from aggressive pricing.

      The decrease in the average price per ton at EWCO was primarily due to price decreases in the beginning of 2003 in the industry generally, we believe, as a result of the weaker economy and not raising our prices as fast as our steel costs increased at the end of the year.

Cost of Goods Sold and Gross Margin

      The following table reflects cost of goods sold and the related gross margin percentages for 2003 on a pro forma basis, as if we had acquired EWCO and Haines Road as of January 1, 2003:

	2003

	$	GM%

	(Dollars in
	thousands)
EWCO Tubular	$12,935	1.0%
EWCO SpaceRak	12,027	10.1%
Haines Road	9,674	13.4%
Less Acquisition Adjustments	(1,028)	(303.1)%

Total	$33,608	10.0%

      Our pro forma gross margin percentage for 2003 reflects a decrease, primarily due to

•	the decreases in average revenue per ton described above,

•	an increase in costs of materials at Haines Road, primarily due to higher priced inventories on hand at the beginning of the year, and

•	a $9 per ton, or 2%, increase in average manufacturing costs for EWCO’s steel storage rack system products, due to a change in product mix toward products requiring greater labor to produce, and an approximately $20 per ton, or 16.4%, increase in average manufacturing costs for Haines Road products, due to fixed costs being spread over lower volume.

Selling, General and Administrative Expenses

      The following table reflects total selling, general and administrative expenses, including depreciation, for 2003 on a pro forma basis, as if we had acquired EWCO and Haines Road as of January 1, 2003:

	2003

	$	Sales %

	(Dollars in
	thousands)
Tarpon	$650	N/A
EWCO	2,546	9.6%
Haines Road	948	8.5%
Consolidating adjustment	24	0.1%
Haines adjustment	(27)	(0.1)%

Total	$4,141	11.1%

      Our pro forma total selling, general and administrative expense, including depreciation, for 2003 reflects increases primarily attributable to at EWCO (a) approximately $439,000 in increased salaries, payroll taxes and recruiting expenses, due to increased headcount and salary increases, (b) approximately $245,000 in increased bad debt expenses in 2003, (c) approximately $40,000 in increased health insurance expenses, (d) approximately $37,000 in increased legal expenses, (e) approximately $28,000 in increased rent, and (f) approximately $26,000 in increased travel and related expenses, and at Haines Road: (a) approximately $72,000 in increased foreign exchange losses, and (b) approximately $11,000 in increased professional fees. These increases were partially offset by an approximately $116,000 decrease in Tarpon’s selling, general and administrative expense, primarily due to approximately $106,000 in decreased consulting expenses and approximately $26,000 in abandoned projects expenses in 2002 that were not incurred in 2003. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of increased sales.

Interest and Other Expenses

      Pro forma interest expense for 2003 was approximately $1,248,000, primarily due to increased borrowings in connection with the Haines Road acquisition and increased borrowings at EWCO and Haines Road in 2003.

Income Taxes

      Tarpon and has not recognized a potential tax benefit from its net losses, because of the uncertainty regarding our ability to realize future tax benefit of our net operating loss carryforwards. EWCO was an S corporation until December 31, 2003, but the pro forma statements provide for an approximately $54,000 tax credit for EWCO on its 2003 losses as if it had been subject to federal income taxes. Tarpon’s acquisition of Steelbank’s stock results in a limitation on its use of Steelbank’s net operating loss carryforwards.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      In 2002 and 2001, EWCO’s and Haines Road’s net revenues and shipments were as follows:

	2002		2001		Change

	$	%	$	%	$	%

	(Dollars in thousands)
EWCO Tubular	$10,930	28.8%	$8,195	20.3%	$2,735	33.4%
EWCO SpaceRak	13,714	36.2%	20,191	49.9%	(6,477)	(32.1)%
Haines Road	13,266	35.0%	12,047	29.8%	1,219	10.1%

Total	$37,910	100.0%	$40,433	100.0%	$(2,523)	(6.2)%

	2002		2001		Change

	Tons	%	Tons	%	Tons	%

EWCO Tubular	24,106	41.8%	19,295	34.6%	4,811	24.9%
EWCO SpaceRak	12,889	22.4%	18,813	33.7%	(5,924)	(31.5)%
Haines Road	20,633	35.8%	17,654	31.7%	2,979	16.9%

Total	57,628	100.0%	55,762	100.0%	1,866	3.3%

      The following table reflects EWCO’s and Haines Road’s cost of goods sold and the related gross margin percentages for 2002 and 2001:

	2002		2001		Cost Change

	$	GM%	$	GM%	$	%

	(Dollars in thousands)
EWCO Tubular	10,856	0.7%	8,033	2.0%	2,823	35.1%
EWCO SpaceRak	11,872	13.4%	16,702	17.3%	(4,830)	(28.9)%
Haines Road	10,348	22.0%	9,181	23.8%	1,167	12.7%

      The following table reflects EWCO’s and Haines Road’s total selling, general and administrative expenses, including depreciation, for 2002 and 2001:

	2002		2001		Cost Change

	$	Sales %	$	Sales %	$	%

	(Dollars in thousands)
EWCO	1,814	7.4%	2,272	8.0%	(458)	(20.2)%
Haines Road	841	6.3%	690	5.7%	151	21.9%

EWCO

Net Revenues

      The decrease in EWCO’s net revenues was primarily due to a $9, or 0.8%, decrease in the average revenue per ton for EWCO’s steel storage rack systems products, partially offset by a $28, or 6.6% increase in average revenue per ton for EWCO’s steel tubing products. The overall decrease in the average price per ton was primarily due to price decreases in 2002 in the industry generally as a result of lower demand. The decrease in EWCO’s net revenues is also due to the decrease in tons of product shipped at EWCO SpaceRak shown in the table above, partially offset by the increase in tons of steel tubing products shipped shown in the table above. See “Steel” for a description of changes in our average cost per ton of steel. The decrease in tons of product shipped at EWCO SpaceRak in 2002 was primarily due to the loss of customers, due to the loss of a key sales executive and his accounts. The increase in tons shipped at EWCO Tubular in 2002 was primarily due to the acquisition of a major new account in 2002.

Cost of Goods Sold and Gross Margin

      EWCO’s gross margin percentage decreased, primarily due to

•	the decreases in average revenue per ton described above,

•	an increase in costs of materials, primarily due to increased steel costs, and

•	a $30 per ton, or 6.4%, increase in average manufacturing costs for EWCO’s steel storage rack system products,

This decrease was partially offset by a $43 per ton, or 25.3%, decrease in average manufacturing costs for EWCO’s steel tubing products, primarily due to fixed costs being spread over higher volume at EWCO Tubular.

Selling, General and Administrative Expenses

      The decrease in EWCO’s total selling, general and administrative expense, including depreciation, was primarily attributable to (a) an approximately $247,000 decrease in salaries, (b) an approximately $144,000 decrease in accounting expenses, and (c) an approximately $84,000 decrease in depreciation. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of these decreases.

Interest and Other Expenses

      EWCO’s interest expense decreased approximately $18,000 in 2002, compared to 2001. Approximately $33,000 of the decrease was primarily due to lower average borrowing rates in 2002 and an approximately $36,000 reduction related to a shareholder note in 2002. The decrease was partially offset by approximately $1,233,000 of increased borrowings in 2002.

Income Taxes

      EWCO was an S corporation until December 31, 2003, and, therefore, was not subject to federal income taxes.

Haines Road

Net Revenues

      The increase in Haines Road’s net revenues was primarily due to the increase in tons of product shipped shown in the table above, partially offset by a $39, or 5.7%, decrease in the average revenue per ton. The increase in tons shipped in 2002 was primarily due to increased fencing sales. The overall decrease in the average price per ton was primarily due to price decreases in 2002 in the industry generally as a result of lower demand. See “Steel” for a description of changes in our average cost per ton of steel.

Cost of Goods Sold and Gross Margin

      Haines Road’s gross margin percentage decreased, primarily due to

•	the decreases in average revenue per ton described above, and

•	an increase in costs of materials, primarily due to increased steel costs.

This decrease was partially offset by an approximately $13 per ton, or approximately 9.5%, decrease in average manufacturing costs and a benefit in 2002 from substantial levels of lower priced inventory purchased late in 2001.

Selling, General and Administrative Expenses

      The increase in Haines Road’s total selling, general and administrative expense, including depreciation, was primarily attributable to (a) an approximately $83,000 increase in salaries, commissions and related expenses, (b) approximately $51,000 in increased bad debt expenses, and (c) approximately $14,000 in increased professional fees, partially offset by (d) an approximately $28,000 exchange gain in 2002. Selling, general and administrative expenses decreased as a percentage of net sales primarily due to the effect of increased sales.

Interest and Other Expenses

      Haines Road’s interest expense and deferred financing expense decreased approximately $96,000 in 2002, compared to 2001. The decrease was primarily due to lower average borrowing rates in 2002.

Income Taxes

      Haines Road’s effective tax rates are higher than U.S. rates primarily as a result of higher Canadian federal income tax rates.

Effects of Inflation

      We do not believe that inflation has had a significant impact on our financial position or results of operations in the past three years.

Liquidity and Capital Resources

Summary

      The following statements are based on the pro forma financial statements, which reflect the acquisition of Haines Road and the completion of this offering. As of September 30, 2004, we had pro forma working capital of approximately $1,737,000, including cash and cash equivalents of approximately $2,371,000, accounts receivable of approximately $5,993,000, inventories of approximately $7,121,000, and total current liabilities of approximately $14,565,000, including accounts payable of approximately $5,539,000.

      EWCO has a credit facility with Standard Federal Bank, N.A., including a revolving credit facility for up to $9,000,000, and a $1,394,000 term loan. As of December 30, 2004, approximately $2,268,000 was available for borrowing under the revolving credit facility. The amounts available under this credit facility are not included in the pro forma working capital and cash amounts described in the first paragraph.

      Steelbank has a full-recourse factoring arrangement with Greenfield Commercial Credit, Inc. for the extension of up to approximately $1,226,000 of credit, representing approximately $1,533,000 in face amount of eligible receivables sold and outstanding at any time. As of December 1, 2004, approximately $1,453,000 in face amount of receivables were sold and not yet collected and approximately $112,000 was available for additional sales under the arrangement in Greenfield Commercial Credit, Inc.’s discretion. The amounts available under this credit facility are not included in the pro forma working capital and cash amounts described in the first paragraph.

      We also intend to seek an approximately $6,540,000 revolving line of credit for Haines Road and Steelbank to refinance Steelbank’s factoring arrangement, to purchase part of the Haines Road inventory and for working capital purposes. The amounts that might be available under this credit facility are not included in the pro forma cash amounts described in the first paragraph.

      The estimated net proceeds of this offering will be approximately $12,287,000, of which approximately $2,160,000 will be available for capital expenditures and thus, this offering will not provide liquidity for operations. However, if the underwriters’ over-allotment option is exercised the additional estimated net proceeds of $1,923,750 is intended to be used for capital expenditures and working capital. See “Use of Proceeds.”

      We believe that the estimated net proceeds from this offering together with our existing and projected financial resources will be adequate to satisfy our operating requirements for at least the next 12 months, except for additional acquisitions.

      After this offering, we will not have financial resources for additional acquisitions, which will have to be consummated, if at all, with our common shares. If we are unable to consummate additional acquisitions with our common shares, we will be required to raise capital through additional sales of debt or equity securities, which might not be possible, or forego the acquisition.

Sources and Uses of Cash

      Tarpon, our parent company, has incurred losses and negative cash flows in each year since its inception. It has financed its activities with funds received from private placements of its common shares, notes, warrants and bank loans. As of September 30, 2004, Tarpon’s current liabilities exceed its current assets. We believe that the estimated net proceeds from this offering, together with cash generated from our operation and normal borrowings under our lines of credit, will be adequate to satisfy our operating and capital requirements for the next 12 months, except for additional acquisitions. If the underwriter’s over-allotment option is exercised, the additional estimated net proceeds are intended to be used for capital expenditures and working capital, although we do not believe that those over-allotment proceeds are necessary to satisfy our budgeted capital and operating requirements over the next 12 months. As of January 24, 2005, approximately $1,780,000 was available for borrowing under EWCO’s revolving credit facility. See “Needs for Liquidity,” “Financing Arrangements” and “Proceeds of this Offering” below for a discussion of Tarpon’s needs for liquidity, and sources of liquidity, over the next 12 months.

      From its inception on January 16, 2002 through October 2003, Tarpon privately placed 1,219,732 of its common shares for gross proceeds of approximately $1,436,000. Its net proceeds, after deducting the expenses of the offerings, were approximately $1,429,000. As part of the issuance of these common shares from December 2002 through October 2003, we agreed that if an initial public offering is completed, we will issue additional common shares to these purchasers so that the total common shares they receive equals (1) 1.35 times the amount they invested in that offering, divided by (2) our initial public offering price per share. We will be required to issue an estimated additional 70,262 shares to these shareholders with no additional payment to us as a result of our initial public offering, lowering their effective purchase price to $3.70 a share. These shares are not being registered in this offering and are not being registered for resale currently.

      In February and March 2004, we privately placed $150,000 of our junior subordinated secured promissory notes to two of our existing shareholders. In April 2004, we privately placed an additional $2,000,000 of our junior subordinated promissory secured notes to 27 investors in a 2004 note financing. The notes were issued at their face amount, bear interest at 8% a year, 15% after January 5, 2005, and are payable at the earlier of the closing of this initial public offering or February 15, 2005. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. We also granted the purchasers in these offerings warrants to purchase a number of common shares equal to their purchase price (150% of their purchase price for any investor who purchased $350,000 or more of our notes, one of whom did) divided by our initial public offering price, i.e., an aggregate of 465,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at our discretion, up to 180 days after the closing of this offering. Joseph Gunnar & Co., LLC, one of the underwriters in this offering, was our placement agent in our April 2004 note financing. Our net proceeds, after deducting the expenses of these offerings, were approximately $1,856,500.

Nine Months Ended September 30, 2004

Tarpon Industries, Inc.

Cash Flows From Operating Activities

      Net cash used in Tarpon’s (including EWCO’s since March 31, 2004 and Steelbank’s since May 14, 2004) operations, during the nine months ended September 30, 2004 was approximately $1,347,000. Cash was used primarily by (1) approximately $738,000 of losses before depreciation and amortization, (2) an approximately $687,000 increase in EWCO’s inventories, primarily because of rising steel prices, and an approximately $79,000 increase in Steelbank’s inventories, (3) a $641,000 increase in Tarpon’s prepaid expenses, primarily because of expenses of the 2004 note financing and of this offering, an approximately $67,000 increase in EWCO’s prepaid expenses and an approximately $303,000 increase in Steelbank’s prepaid expenses, primarily due to the full-recourse, accounts receivable factoring arrangement with Greenfield Credit, (4) an approximately $191,000 increase in deposits, primarily due to the Haines Road acquisition, (5) an approximately $97,000 increase in financing costs, primarily related to the Haines Road acquisition, and (6) a $61,000 unrealized loss on foreign currency translation.

      These decreases were partially offset by (1) an approximately $226,000 decrease in EWCO’s receivables, primarily due to faster collection, partially offset by an approximately $154,000 increase in Steelbank’s receivables, primarily due to increased sales, (2) an approximately $430,000 increase in Tarpon’s interest expense, primarily relating to the issuance of warrants, (3) approximately $50,000 due to Tarpon’s issuance of stock for consulting services, and (4) (a) an approximately $305,000 increase in EWCO’s accounts payable and accrued liabilities, primarily due to slower payments to vendors, and (b) an approximately $103,000 increase in Steelbank’s accounts payable and accrued liabilities, primarily due to slower payments to vendors, and (c) an approximately $529,000 increase in Tarpon’s accrued liabilities.

Cash Flows From Investing Activities

      Tarpon’s (including EWCO’s since March 31, 2004 and Steelbank’s since May 14, 2004) investing activities in the nine months ended September 30, 2004, used approximately $464,000 in cash. Cash was used primarily as follows: (1) approximately $68,000 by Tarpon to acquire EWCO, net of cash acquired and (2) approximately $338,000 by Tarpon to acquire Steelbank, and (3) approximately $58,000 by EWCO to acquire miscellaneous equipment.

      We expect our capital requirements to increase as a result of our proposed use of approximately $2,160,000 of the proceeds of this offering to invest in equipment. See “Use of Proceeds.” We have budgeted approximately $2,500,000 for capital expenditures during the next 18 months, primarily for equipment.

Cash Flows From Financing Activities

      Tarpon’s (including EWCO’s since March 31, 2004 and Steelbank’s since May 14, 2004) financing activities provided approximately $2,087,000 of cash flows in the nine months ended September 30, 2004. Cash was provided primarily by (1) approximately $2,150,000 in proceeds from notes issued by Tarpon in its 2004 note, and (2) an approximately $545,000 increase in net borrowings by EWCO and Steelbank. These sources were partially offset by approximately $608,000 used by EWCO to pay down bank financing.

Haines Road

Cash Flows From Operating Activities

      Net cash provided by Haines Road’s operations during the nine months ended September 30, 2004 was approximately $3,213,000. Cash was provided primarily by (1) approximately $1,882,000 of income before depreciation and amortization, (2) an approximately $815,000 decrease in refundable income taxes at Haines Road, (3) an approximately $444,000 decrease in inventories, primarily because of seasonal demand, (4) an approximately $267,000 unrealized foreign currency translation gain, primarily as a result of the strengthening of the Canadian dollar against the United States dollar, and (5) an approximately $20,000 increase in deferred taxes, partially offset by (6) an approximately $218,000 increase in prepaid expenses, primarily because of an increase in miscellaneous spare parts.

Cash Flows From Investing Activities

      Haines Road’s investing activities in the nine months ended September 30, 2004 used approximately $362,000 in cash, primarily as the result of the purchase of miscellaneous equipment.

Cash Flows From Financing Activities

      Haines Road’s financing activities used approximately $2,852,000 of cash flows in the nine months ended September 30, 2004. Cash was used primarily to increase intra-company receivables.

Three Months Ended March 31, 2004

EWCO

Cash Flows From Operating Activities

      Net cash provided by EWCO’s operations during the three months ended March 31, 2004 was approximately $280,000. Cash was provided primarily by (1) approximately $522,000 of income before depreciation and amortization, (2) an approximately $748,000 decrease in inventories, primarily because of increased sales and reduced purchasing, (3) an approximately $106,000 decrease in prepaid expenses, primarily due to a write-off of prepaid expenses, and (4) an approximately $171,000 increase in accrued and deferred income taxes, as a result of EWCO ceasing to be taxed as an S corporation.

      These increases were partially offset by (1) an approximately $1,021,000 increase in receivables, primarily due to increased sales and slower collection, and (2) an approximately $246,000 decrease in accounts and distributions payable and accrued liabilities, primarily due to vendors requiring faster payment.

Cash Flows From Investing Activities

      EWCO’s investing activities in the three months ended March 31, 2004 provided approximately $2,925,000 in cash, primarily for due to a repayment of the $2,933,000 shareholder note receivable.

Cash Flows From Financing Activities

      EWCO’s financing activities used approximately $3,042,000 of cash flows in the three months ended March 31, 2004. Approximately $3,603,000 of cash flows was used to redeem shares of EWCO from its shareholder. These uses were partially offset by an approximately $561,000 increase in net borrowings.

Year Ended December 31, 2003

Tarpon Industries, Inc.

Cash Flows From Operating Activities

      For 2003, net cash used by our operations, was approximately $539,000. Cash was used primarily to fund approximately $650,000 in net losses before depreciation and amortization. This decrease was partially offset by an approximately $131,000 increase in payables and accrued liabilities, primarily due to slower payments and the timing of payments.

Cash Flows From Investing Activities

      Our investing activities in 2003 used approximately $189,000 in cash, primarily for intangible assets consisting of capitalized acquisition costs.

Cash Flows From Financing Activities

      Our financing activities provided approximately $582,000 of cash flows in 2003, primarily as a result of net proceeds from our issuance of common shares.

EWCO

Cash Flows From Operating Activities

      For 2003, net cash used in EWCO’s operations was approximately $398,000. Cash was used primarily to (1) fund EWCO’s approximately $1,113,000 net loss before depreciation and amortization, (2) increase receivables approximately $777,000, primarily due to increased sales, and an additional $46,000 of other accounts receivable, because we converted a customer’s receivable into a long-term receivable, and (3) an approximately $26,000 increase in prepaid expenses and advances. These decreases were partially offset by (1) an approximately $244,000 decrease in inventories, which resulted primarily from lower inventory costs as a result of lower steel prices, and (2) an approximately $1,315,000 increase in payables and accrued liabilities, primarily due to slower payments and the timing of payments.

Cash Flows From Investing Activities

      EWCO’s investing activities in 2003 used approximately $114,000 in cash, primarily for miscellaneous equipment.

Cash Flows From Financing Activities

      EWCO’s financing activities provided approximately $284,000 of cash flows in 2003, primarily as a result of approximately $373,000 in net borrowings, partially offset by approximately $89,000 of cash flows used to make distributions to shareholders.

Haines Road

Cash Flows From Operating Activities

      For 2003, net cash provided by Haines Road’s operations was approximately $4,997,000. Cash was provided primarily by (1) approximately $1,881,000 of unrealized gains on foreign currency translation, primarily as a result of the strengthening Canadian dollar, (2) net income before depreciation and amortization, totaling approximately $1,339,000, (3) an approximately $1,895,000 decrease in inventories, due to planned reductions in inventory balances, (4) an approximately $39,000 decrease in prepaid expenses and advances, and (5) an approximately $231,000 increase in deferred taxes. These increases were partially offset by an approximately $422,000 increase in refundable taxes.

Cash Flows From Investing Activities

      Haines Road’s investing activities in 2003 used approximately $2,403,000 in cash, primarily for miscellaneous equipment.

Cash Flows From Financing Activities

      Haines Road’s financing activities used approximately $2,594,000 of cash flows in 2003, primarily to repay intra-company indebtedness.

Needs for Liquidity

      We expect that our primary needs for liquidity in the 12 months beginning October 1, 2004 will be (1) to pay our 2004 note financing and acquisition indebtedness, (2) to pay the portion of the purchase price in the Haines Road acquisition that is payable at the closing of this offering, to pay the fair market value of the acquired inventory due within 45 days after the closing of the acquisition and to pay the portion of the purchase price of the real estate that is due 90 days after the closing of the acquisition,

(3) to make capital expenditures for equipment, (4) for working capital, including increased accounts receivable and inventories if sales increase, and (5) to sustain our operations, including funding sales and marketing activities.

Financing Arrangements

      EWCO has a credit facility with Standard Federal Bank, N.A., including a revolving credit facility for up to $7,000,000, which was increased to $9,000,000 in December 2004, subject to a borrowing base based on eligible inventory and receivables, originally maturing August 31, 2007, and a $1,394,000 term loan. The term loan is payable in equal monthly installments of principal based on a five year amortization ending August 1, 2009, but matures August 31, 2007 if the revolving credit facility is not renewed. The loans are secured by all of EWCO’s personal property and is guaranteed by Tarpon. The principal amount outstanding bears interest, payable monthly, at the bank’s prime rate, plus, until completion of this offering, 0.375%. The loan agreement requires EWCO to maintain a minimum debt service coverage ratio (generally net income adjusted for depreciation, capital expenditures, and cash distributions and advances, divided by principal payments of debt) of at least 1.50 to 1.00. EWCO’s debt service coverage ratio as of September 30, 2004 was 3.9 and as of December 31, 2003 (before this loan was in place) was (5.4). It also requires EWCO to maintain minimum tangible net worth of $1,400,000 plus 80% of its net income for the preceding fiscal year, starting with net income for 2005. EWCO’s tangible net worth as of September 30, 2004 was $1,539,147 and as of December 31, 2003 (before this loan was in place) was $1,212,245. The loan agreement also generally prohibits dividends and limits EWCO’s ability to make capital expenditures in excess of $300,000 a year before this offering, $1,500,000 during the 12 months after this offering and $750,000 a year after such 12-month period. We do not expect the restrictions on EWCO’s capital expenditures to have a material impact on our capital expenditure plans, in part because some of our planned expenditures are for Haines Road. We do not expect the restrictions on EWCO’s dividends to have a material impact on our ability to meet our cash obligations. EWCO paid a 1% closing fee and must pay a 0.25% unused line of credit fee. EWCO is also subject to a 1% prepayment fee if the loans are prepaid any time before maturity. As of December 1, 2004, approximately $4,844,000 was outstanding under the revolving credit facility, approximately $1,371,000 was outstanding under the term loan, and approximately $1,734,000 was available for borrowing under the revolving credit facility without violating any of the existing debt covenants.

      Steelbank has a full-recourse factoring arrangement with Greenfield Commercial Credit, Inc. for the extension of up to $1,226,000 of credit, representing approximately $1,533,000 in face amount of eligible receivables sold and outstanding at any time. The facility is secured by all of the assets of Steelbank and all obligations of Steelbank under the arrangements are guaranteed by Tarpon. Steelbank receives 80% of the face amount of receivables that it desires to sell and Greenfield Commercial Credit, Inc. agrees, in its discretion, to buy. Greenfield Commercial Credit, Inc. may require Steelbank to re-purchase any receivables sold, on demand, for the unpaid face amount of such receivables. The full-recourse factoring arrangement expires on January 31, 2005. The facility prohibits Steelbank from granting any extension of time for payment of accounts receivable, compromising or settling any accounts receivable for less than the full amount of such accounts receivable, releasing any debtor to such accounts receivable, or granting any credits, discounts, allowances, deductions, return authorizations or the like with respect to any accounts receivable. In addition, Steelbank is prohibited from creating or permitting any lien with respect to the collateral granted under the arrangement, except for a subordinated security interest in favor of holders of the 2004 note financing notes. As of December 1, 2004, approximately $1,453,000 in face amount of receivables were sold and not yet collected and approximately $112,000 was available for additional sales under the arrangement in Greenfield Commercial Credit, Inc.’s discretion.

      We intend to finance approximately $5,688,000 of our purchase price of Haines Road with an approximately $3,270,000 mortgage loan secured by the Haines Road real estate, an approximately $1,717,000 loan secured by the Haines Road equipment, and the revolving line of credit described below. We will seek an approximately $6,540,000 revolving line of credit for Haines Road and Steelbank to refinance Steelbank’s full-recourse factoring arrangement and to pay an estimated 50% of the purchase price of the Haines Road inventory, or an estimated approximately $701,000. We currently have no commitment for the mortgage financing.

Proceeds of this Offering

      The estimated net proceeds of this offering will be approximately $12,287,000, of which approximately $6,649,000 is intended to be used for the portion of the purchase price in the Haines Road acquisition payable at the closing of the acquisition, which we expect to complete on the closing date of this offering with respect to the operating assets and within 90 days after that closing with respect to the Haines Road real estate, $3,478,000 is intended to be used to pay the notes issued in February, March and April 2004 and in the EWCO and Steelbank acquisitions, and $2,160,000 will be available for capital expenditures. If the underwriters’ over-allotment option is exercised, the additional estimated net proceeds of $1,923,750 is intended to be used for capital expenditures and working capital, although we do not believe that those over-allotment proceeds are necessary to satisfy our budgeted capital and operating requirements over the next 12 months. See “Use of Proceeds.”

      We believe that the estimated net proceeds from this offering, together with cash generated from our operations and normal borrowings under our lines of credit will be adequate to satisfy our operating and capital requirements for at least the next 12 months, except for additional acquisitions. If we are unable to consummate additional acquisitions with our common shares, we will be required to raise capital through additional sales of debt or equity securities, which might not be possible, or forego the acquisition.

Critical Accounting Policies and Use of Estimates

      Our discussion and analysis of our financial condition and results of operations are based on the related financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires our management to make estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our most significant estimates relate to accounting for business combinations, including intangible assets acquired, impairment of long-lived assets, allowances for doubtful accounts and valuing options and warrants granted to non-employees. Actual results could differ from these estimates. We evaluate our estimates primarily based on historical experience, business knowledge and various assumptions we believe to be reasonable under the circumstances. These estimates are evaluated by management and revised as circumstances change. We believe that the following critical accounting policies and estimates affect our more significant estimates and judgments used in the preparation of our financial statements.

Business Combinations and Intangible Assets

      We have adopted SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and other Intangible Assets.” SFAS No. 141 requires all business combinations to be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination must be recognized as assets separate from goodwill. In arriving at the fair value of assets and liabilities acquired in our acquisitions of EWCO and Steelbank we have assumed that book values approximate fair values, with the exception of equipment obtained in the purchase of EWCO, which was written down due to the fair value of the assets acquired and liabilities assumed exceeding the cost of EWCO. Adjustments to fair values of the assets and liabilities acquired would generally change the value of goodwill recognized in the acquisition by a corresponding amount.

      SFAS No. 142 addresses the recognition and measurement of goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 also addresses the initial recognition and measurement of intangible assets acquired outside of a business combination, whether acquired individually or with a group of other assets. This statement provides that intangible assets with indefinite lives and goodwill will not be amortized but will be tested at least annually for impairment and whenever events or changes in circumstances indicate that the carrying value of the asset may not be recovered. If an impairment is indicated, then the asset will be written down to its fair value, typically based upon its future expected undiscounted cash flows. As of September 30, 2004, on a pro forma basis, our intangible assets consisted of goodwill, customer base and covenants not to compete relating to the Haines Road and Steelbank acquisitions. Goodwill will not be amortized, but will be tested for impairment at least annually and whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

      Long-lived assets include property, intangible assets subject to amortization, and certain other assets. The carrying values of these assets are periodically reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. We evaluate impairment by comparing the fair value of the intangible assets with indefinite lives and goodwill with their carrying values. We determine fair value of goodwill using the sum of the undiscounted cash flows projected to be generated by the acquired business giving rise to that goodwill. This requires us to make long-term forecasts of our future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and services, future market conditions, and technological developments. For example, in evaluating the fair value of the goodwill recognized in connection with the Steelbank acquisitions, we have assumed no annual growth in revenues. If actual results differ from our estimates, including if expected future cash flows from the acquired business significantly decline, and the fair value of goodwill is less than its carrying value, we would reduce the carrying value of our goodwill to fair value and recognize an impairment expense in that amount in our income statement in the period in which it is determined that the carrying amount is not recoverable because it exceeds the fair value of the goodwill. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to result from its use and eventual disposition. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying value of the asset exceeds its fair value. If a readily determinable market price does not exist, fair value is estimated using undiscounted expected cash flows attributable to the assets.

Bad Debts

      We maintain a reserve for known and unknown bad debts. We evaluate credit risk and the adequacy of our reserve by monitoring the age of our accounts receivable and the credit worthiness of our customers. In addition, we monitor the overall status of the industries where our products and services are utilized. Typically, this reserve is not subject to significant fluctuations from period to period. However, if we incur an unusual amount of bad debt, it could alter our exposure and the related reserve. EWCO recognized an approximately $245,000 increase in bad debt expenses in 2003 compared to 2002, primarily because of the bankruptcy of a customer. EWCO also recognized an approximately $199,000 increase in bad debt expenses in the first quarter of 2004 compared to the first quarter of 2003, and recognized an approximately $234,000 increase in bad debt expenses in the second quarter of 2004 compared to the second quarter of 2003, primarily because of increased aging of some receivables and information EWCO identified during the applicable quarter indicating that the customers might not be able to pay, including the bankruptcy of one customer in the first quarter of 2004.

Grants of Options and Warrants

      We have chosen to account for stock-based compensation of employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation costs for stock options granted to employees are measured as the excess, if any, of the market price of our stock at the date of the grant over the amount an employee must pay to acquire the stock. We must account for stock options and warrants granted to non-employees using the fair value method. In addition, the Financial Accounting Standards Board has issued new rules requiring stock-based compensation of employees to be accounted for using the fair value method. We use the Black-Scholes valuation model for determining the fair value of our options and warrants. That model requires us to make assumptions regarding the expected life of the security, the expected volatility of our stock price during the period, the risk free interest rate and the dividend yield. Varying these assumptions can have a significant impact on our option and warrant valuations and related expenses.

Contractual Obligations

      The following information is provided on a pro forma combined basis as of September 30, 2004 with respect to our known contractual obligations specified in the following table, aggregated by type of contractual obligation:

	Payments Due by Period

		Less			More
		than	1-3	3-5	than
Contractual Obligations	Total	1 Year	Years	Years	5 Years

	(Dollars in thousands)
Long-term debt obligations*	$9,194	$2,035	$2,564	$1,486	$3,109
Capital lease obligations	9	4	5	0	0
Operating lease obligations	884	438	446	0	0
Purchase obligations	2,322	2,322	0	0	0
Other long-term liabilities	752	0	752	0	0

*	Long-term debt obligations and related interest expenses are expected to increase in connection with our acquisition of Haines Road. See the Pro Forma Combined Financial Statements and related notes included in this prospectus. In addition, the Company is required to pay interest on its long-term debt obligations shown in the table above while they are outstanding (assuming the debt remains outstanding) of $820,000 within one year, $903,000 between one and three years, $529,000 between three and five years, and $4,091,000 due in more than five years.

      Purchase obligations consist primarily of purchase orders executed for raw material inventories. We have entered into a full-recourse factoring arrangement replacing Steelbank’s former credit facility and a new credit facility for EWCO and intend to obtain additional financing. See “Liquidity and Capital Resources.” In addition, we intend to combine the Steelbank offices and warehouse with the Haines Road facility, and either terminate or sublease the existing Steelbank facility. See “Business — Our Business Strategy.”

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

      We are exposed to risks associated with changes in foreign currency rates, interest rates and commodity prices. We have not used derivative financial instruments for any purpose during the periods shown.

      Our Canadian operations, Steelbank and Haines Road, are accounted for in Canadian dollars, converted to the U.S. dollar equivalent based on published exchange rates for the period reported and are, therefore, subject to risk of exchange rate fluctuations.

      We are exposed to interest rate risk under our credit facilities because of the variable interest rates charged on those facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

      We are subject to commodity price risk, primarily with respect to purchases of steel. Purchased steel represents the most significant portion of EWCO’s and Haines Road’s cost of goods sold. As a result, fluctuations in the cost of purchased steel, which can be volatile and cyclical in nature, have a significant impact on our margins both positively and negatively. Our steel costs have risen significantly since 2003. We have generally been successful in passing these higher steel costs on to our customers because our competitors increased their prices too, but we might not be able to continue to do so in the future. We currently seek to minimize the potential adverse impact of commodity price risks of our steel inventory by minimizing the amount of steel inventory we carry. However, opportunities to purchase larger quantities at below market value are considered and reviewed against current market conditions. We try to coordinate our steel purchases with our sales and production forecast, generally resulting in a one to two month supply of steel.

      The tables below provide pro forma information about our financial instruments that are sensitive to changes in interest rates, foreign currency exchange rates, or both, consisting of debt obligations, including Canadian dollar-denominated debt obligations. The tables provide information by functional currency and presents such information in U.S. dollar equivalents. For these financial instruments, the tables present principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on current rates for the applicable period. Weighted average fixed rates are based on the contract rates. The information is presented in U.S. dollar equivalents, which is our reporting currency. The actual cash flows of the instruments are denominated in U.S. dollars (U.S.$) and Canadian dollars (Cdn.$), as indicated in parenthesis.

September 30, 2004

Expected Maturity Dates

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value

	(U.S.$ equivalent in thousands)
Short-term Debt:
Variable Rate (U.S.$)	$3,442	—	—	—	—	—	$3,442	$3,442
Average interest rate	5.0%						5.0%
Fixed Rate (U.S.$)	$3	$4	—	—	—	—	$7	$7
Average interest rate	0.0%	0.0%					0.0%
Variable Rate (Cdn.$)	$702	—	—	—	—	—	$702	$702
Average interest rate	5.0%						5.0%
Long-term Debt:
Fixed Rate (U.S.$)	$156	$623	$373	$287	$281	$209	$1,929	$1,929
Average interest rate	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%
Fixed Rate (Cdn.$)	$310	$2,419	$478	$501	$419	$3,140	$7,267	$7,267
Average interest rate	6.9%	6.9%	6.9%	5.6%	5.6%	8.0%	7.3%

December 31, 2003

Expected Maturity Dates

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value

	(U.S.$ equivalent in thousands)
Short-term Debt:
Variable Rate (U.S.$)	$5,170	—	—	—	—	—	$5,170	$5,170
Average interest rate	5.0%						5.0%
Fixed Rate (U.S.$)	$48	—	—	—	—	—	$48	$48
Average interest rate	6.19%						6.19%
Variable Rate (Cdn.$)	$1,667	—	—	—	—	—	$1,667	$1,667
Average interest rate	7.99%						7.99%
Fixed Rate (Cdn.$)	$10	—	—	—	—	—	$10	$10
Average interest rate	15.48%						15.48%
Long-term Debt:
Fixed Rate (U.S.$)	$493	$440	$192	$145	$3	—	$1,273	$1,273
Average interest rate	4.74%	5.37%	7.92%	7.85%	5.24%		5.79%
Fixed Rate (Cdn.$)	$257	$2,293	$535	$564	$594	$3,120	$7,363	$7,363
Average interest rate	5.29%	7.37%	5.16%	5.17%	5.17%	7.72%	6.94%

      The tables below provide information about the Company’s pro forma steel inventory that are sensitive to changes in commodity prices, specifically steel prices. The tables present the carrying amount and fair value as of the indicated date.

	September 30, 2004		September 30, 2003

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(U.S.$ equivalent in thousands)
Steel Inventories	$2,926,449	$2,926,449	$3,901,363	$3,901,363

	December 31, 2003		December 31, 2002

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

	(U.S.$ equivalent in thousands)
Steel Inventories	$3,349,067	$3,349,067	$4,932,110	$4,932,110

BUSINESS

General

      We manufacture and sell structural and mechanical steel tubing and steel storage rack systems. We also distribute and broker the sale of structural and mechanical steel tubing manufactured by others. We were incorporated in Michigan on January 16, 2002 and have made two acquisitions. Our subsidiaries are Eugene Welding Co., or “EWCO,” acquired in April 2004, and Steelbank, Inc., or “Steelbank,” acquired in May 2004, and our to be acquired subsidiary is the Haines Road facility of Bolton Steel Tube Co., Ltd., or “Haines Road,” as to which we signed an agreement in July 2004. Through EWCO and Haines Road, we manufacture and sell structural and mechanical steel tubing and steel storage rack systems. Through Steelbank, we act as a distributor and sales representative for structural and mechanical steel tubing. We have two manufacturing facilities in Michigan, within 80 miles north of Detroit, and a third manufacturing facility and a warehouse facility in Mississauga, Ontario, Canada, a suburb of Toronto. Our customers are generally located within 800 miles of our manufacturing plants. We intend to seek other acquisitions in the steel tubing and related industries, although we currently have no agreement for any other such acquisition.

      Our principal executive offices are located at 2420 Wills Street, Marysville, Michigan 48040. Our telephone number is (810) 364-7421. Our e-mail address is tarponir@tarponind.com and our web site address is http://www.tarponind.com. Information accessed on or through our web site does not constitute part of this prospectus.

Industry Overview

      The steel tubing and the steel storage rack systems industries are fragmented, with more than 100 manufacturers geographically disbursed in the United States and Canada serving niche and regional markets. Because of the size and weight of structural and mechanical steel tubing, costs of transportation are significant, and it is generally not cost effective to ship these products more than 800 miles from the manufacturing plant. This and customers’ short lead-time requirements limit the geographic market for steel tubing manufacturers.

     Structural and Mechanical Steel Tubing

      Structural steel tubing, also known as Hollow Structural Sections or “HSS”, is processed continuously from hot rolled steel coil, roll formed and welded in line using high frequency welding and cut to length by an in-line traveling saw or shear. HSS is manufactured in round, square and rectangular sections in sizes ranging from 2 inches square and round through 4 inches square and 5 inches round at EWCO to ASTM A500 Grade B and C specifications. HSS is used as structural members for buildings and structural frames and parts for equipment in a variety of applications and industries. Structural steel tubing provides a high strength-to-weight ratio, uniform strength, torsional rigidity, an aesthetic appearance, cost-effectiveness and recyclability.

      Mechanical steel tubing is typically manufactured to smaller sizes, 2 inches square and below, and lighter gauges, 0.120 of an inch wall and lighter. This tubing is made to tighter manufacturing tolerances than structural tubing and usually from steels with lower strength and greater formability and ductility. Mechanical tubing produced at EWCO and Haines Road are produced from hot rolled pickled and oiled, cold rolled, aluminized, pre-galvanized (G-60 or G-90), and galvalume steel and galvanneal strip. These products are manufactured typically to ASTM A513 type 1 or 2 specifications. Mechanical steel tubing is manufactured from low carbon to high strength, low alloy material, for greater strength and formability. Using this type of steel allows for lighter weight products for use in automotive parts and furniture and in a variety of applications for machine and equipment parts, typically where formability, machinability and fluid conduction are required.

      Applications for structural and mechanical steel tubing include the following:

•	Leisure Products: exercise equipment, bicycles, boating trailers, boat hoists, recreational vehicles and pop-up campers.

•	Agricultural/Commercial: greenhouses, sprinkler systems, farm implement components, tillage equipment, fork lifts and industrial equipment.

•	Commercial Construction: building conduit, handrails, scaffolding, bridges and miscellaneous uses.

•	Automotive: various components, including aftermarket automotive exhaust systems, trunk hinges, trailer hitches, storage racks and hydro formed components.

•	Furniture: tables, chairs, stools, closet and curtain rods, beds, futons, storage units, and store display racks.

•	Appliance: refrigerators, stoves and barbecues.

•	Garden and Home Tools: Lawnmowers, snow blowers, shovels, rakes, and water sprinklers.

•	Fencing: residential, including “dog runs”, commercial, industrial and ornamental.

•	Energy and Exploration: oil rigging related equipment.

•	Steel storage rack systems.

     Steel Storage Rack Systems

      Steel storage rack systems are generally structural steel tubing or structural beams that are assembled with fabricated metal components and welded together to form frames and beams. Leading manufacturers of steel storage rack systems are members of the Rack Manufacturers Institute, which promulgates standards for, and certifies, standard rack components. These standard components can be assembled to form

•	selective racks, which are typically used in public and commercial warehouse applications where the ability to select palletized materials is desired, which represent a substantial majority of our steel storage rack system sales,

•	drive-in/through racks, which provide high-density storage of palletized long shelf life products, such as salt,

•	push back racks, another form of high-density storage, which provides some degree of selectivity,

•	cantilevered racks, which are typically used in the bulk storage of large unit items, such as lumber, plywood and drywall,

•	archival storage systems, which are designed to provide high density records storage, including for the legal, medical and banking industries, and

•	order picking systems, which are designed to incorporate into the rack a conveying system and multi-level mezzanine from which product can be taken off of pallets and repackaged for shipment to individual store locations.

These systems are used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets. Engineering and system design services are involved in choosing the appropriate components for the system.

Our Operations

     EWCO

      EWCO manufactures and sells structural steel tubing and SpaceRak® steel storage rack systems at its leased facilities in Marysville and Marlette, Michigan, with its sales in the United States. EWCO commenced operations in 1954 as a manufacturer of steel products. Currently, EWCO manufactures structural and mechanical steel tubing in sizes ranging from 1.5 inches round and square to 5.0 inches round and 4.0 inches square, and complementary sizes in rectangular and specialty oval shapes, typically to the structural specification ASTM A500 Grade B and C and the mechanical specification ASTM A513 Grade B structural steel tubing. In addition, EWCO manufactures steel storage rack systems, now including selective racks, drive-in/through racks, push back racks, cantilevered racks, archival storage systems and order picking systems used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets. In the nine months ended September 30, 2004, tubular products accounted for approximately 50% of EWCO’s revenues, and SpaceRak systems accounted for approximately 50% of EWCO’s revenues. We believe EWCO has significant additional manufacturing capacity because its equipment can be run at higher speeds, because it has idle equipment from time to time and because additional employee shifts could be added.

      In April 2004, we acquired 100% of the outstanding common shares of EWCO from its sole shareholder, who was our Chief Executive Officer from April to August 2004. We acquired EWCO for $415,450 in cash paid to its sole shareholder for all of the then outstanding EWCO shares. Prior to the acquisition, EWCO redeemed 90% of the then outstanding shares from him for $3,603,144, of which $670,000 is represented by a promissory note payable out of the proceeds of this offering and secured by EWCO shares that would represent 60% of the outstanding shares. The remaining $2,933,144 of the redemption price was retained by EWCO to repay a note to EWCO from the former sole shareholder relating to his acquisition of EWCO in 2001. We also paid $143,677 in settlement of a purchase price dispute relating to the 2001 acquisition of EWCO by the former sole shareholder.

     Steelbank

      Since 1990, Steelbank has distributed structural and mechanical steel tubing and has acted as a sales representative. It currently operates from its leased warehouse facility in Mississauga, Ontario, a suburb of Toronto. It does not manufacture its own products. We intend to relocate the Steelbank offices and warehouse to the Haines Road facility and to have Steelbank personnel function primarily as a sales force for EWCO and Haines Road products.

      On May 14, 2004, we acquired 100% of the outstanding common stock of Steelbank for a total cost of approximately $1,229,783, by paying approximately $54,263 in cash, issuing a promissory note in the principal amount of approximately $654,000, payable in monthly installments of Cdn.$15,000 from July 1, 2004 to December 1, 2004 and Cdn.$200,000 on December 10, 2004 (we have also agreed to pay Cdn.$62,500 of the holders’ legal and other expenses at maturity), with the balance payable at the earlier of the closing of this offering and February 16, 2005, agreeing to issue a number of our common shares equal to approximately $279,000 divided by the public offering price of our shares in this offering, and by issuing additional promissory notes in the aggregate principal amount of approximately $301,320, payable over three years to the three former shareholders of Steelbank, unless their employment with Steelbank is terminated for specified reasons. The notes are secured by all of the shares of Steelbank and the assets of Steelbank. Canadian dollars are translated into U.S. dollars as of June 30, 2004.

     Haines Road

      Haines Road has manufactured and sold structural and mechanical steel tubing at an owned facility in Mississauga, Ontario, Canada, a suburb of Toronto, since 1988. Its customers use its products for residential, commercial and industrial fencing, scaffolding, automotive after-market exhaust systems, racking and greenhouses. We believe Haines Road has significant additional manufacturing capacity, because its equipment can be run at higher speeds and because additional employee shifts could be added.

      In July 2004, we entered into an agreement to acquire the operating assets of Haines Road, which we expect to complete on the closing date of this offering and the Haines Road real estate, which we expect to complete within 90 days after the closing of the acquisition of the Haines Road operating assets, for an estimated aggregate of approximately $14,868,000, consisting of (in U.S. dollars) (1) approximately $265,000 in deposits paid, (2) an estimated approximately $7,255,000, including an estimated approximately $756,000 in closing adjustments, payable in cash at the closing of the acquisition, (3) an approximately $981,000 secured, subordinated promissory note, payable 15 months after closing or by offset against amounts owed for purchases by Bolton from Haines Road after closing or, if the book value of Steelbank, Inc.’s assets minus liabilities does not exceed approximately $981,000, payable at the closing of the acquisition, (4) an estimated approximately $1,403,000 for purchased inventory, payable within 45 days after the closing of the acquisition, (5) approximately $3,679,000 for the cash portion of the purchase price of the Haines Road real estate, with approximately $154,841 paid as a deposit and the balance payable within 90 days after the closing of the acquisition, (6) an approximately $981,000 secured promissory note, payable 15 months after real estate closing date or, if the fair value of the purchased real estate less the loans secured by the purchased real estate is not at least approximately $409,000 or if the first mortgage on the purchased real estate exceeds approximately $3,270,000, payable on the real estate closing date, (7) an approximately $200,000 success fee in connection with the transaction, payable to Bainbridge Advisors, and (8) approximately $105,000 in expenses related to the transaction. We have also agreed (1) to pay an additional approximately $41,000 for each month that the closing is later than September 7, 2004 (four months of such payments are included in the estimated closing adjustments above), and (2) to lease the Haines Road real estate during any period between the acquisition closing date and the real estate closing date at a monthly rent of approximately $61,000. We expect to seek approximately $5,688,000 in mortgage, equipment and revolving credit financing, although we currently have no commitment for the mortgage financing. As part of the transaction, we have agreed not to compete with Bolton with respect to hot-dipped galvanized products for a period of six months after closing.

Our Business Strategy

      Our business strategy is to become a larger and more significant manufacturer and distributor of structural and mechanical steel tubing, steel storage rack systems and related products in our current geographic market, and then to expand outside our markets. Key elements of our strategy are to

      Acquire facilities, customers and management through strategic acquisitions of other steel tubing, steel storage rack system and related product manufacturers or distributors. The steel tubing and the steel storage rack system industries are fragmented, with more than 100 manufacturers geographically dispersed in the United States and Canada serving niche and regional markets, providing us with potential acquisition opportunities. We could use our common shares, other securities or additional indebtedness for possible strategic acquisitions of steel tubing, steel storage rack system and related product manufacturers, distributors or both, to expand our manufacturing capabilities within our current geographic markets to realize purchasing and administrative economies of scale and to expand our geographic markets by acquiring manufacturing facilities closer to additional customers. Although we regularly review potential acquisition opportunities, we have no agreement, other than with respect to Haines Road, and no understanding for any other acquisition.

      Invest in production equipment. We intend to use a portion of the proceeds of this offering to invest in newer, more efficient equipment to replace older, less efficient equipment, which we believe will improve our manufacturing costs. In addition, if we can obtain additional financing (although we currently have no commitments for such financing), we intend to invest in equipment to enable us to perform additional finishing operations, which may include punching, mitering, drilling, cutting, de-burring, assembly and additional automated welding for the various tube sizes we currently produce. We expect these value added processes will generate additional revenue and gross margin from existing customers and allow us to sell products to additional customers that require these services. Also, if we can obtain additional financing, we also intend to upgrade our liquid painting system at EWCO to a powder coat painting system, since we believe that some customers will only purchase product painted with a powder coat painting system. We believe that adding this capability could increase our sales of steel storage rack systems in the home center and other retail markets.

      Expand marketing and sales activities for EWCO and Haines Road. We intend to use Steelbank’s marketing and distribution personnel to increase its distribution of EWCO and Haines Road products. Steelbank, however, is likely to lose existing suppliers and customers as a result of this plan; in particular, manufacturers that compete with our subsidiaries are expected to stop using Steelbank to distribute or sell their products. We also intend to use our steel storage rack systems engineering and manufacturing expertise to attempt to increase sales to existing customers and to new customers and to identify additional potential markets, including automatic storage and retrieval systems, refrigerated steel storage rack systems, archival steel storage rack systems and additional engineered projects in the home center and other retail industries.

      Integrate the operations of EWCO, Haines Road and Steelbank, as appropriate, and other entities we may acquire. We intend to use our combined buying power to purchase more efficiently and to use Steelbank’s steel purchasing expertise. We also intend to centralize some management functions, including accounting, finance, human resources and administration and adopt consistent standards, controls, procedures and policies. We intend to relocate the Steelbank offices and warehouse to the Haines Road facility and to have its personnel function primarily as a sales force for EWCO and Haines Road products, and either terminate or sublease the existing Steelbank facility. Because they produce different products for different customers, with EWCO primarily producing structural steel tubing and Haines Road primarily producing mechanical steel tubing, we currently intend to continue to use the EWCO and Haines Road facilities to manufacture the types of products they currently produce.

Our Products

     Tubular Products

      EWCO’s and Haines Road’s steel tubing products are building blocks for manufacturers of other products. Steel tubing products are used in original equipment manufacturer automotive, boating, industrial equipment, construction, agricultural, steel service center, leisure and recreational vehicle markets. EWCO manufactures primarily structural steel tubing from plain steel coil, while Haines Road manufactures primarily mechanical steel tubing from coated steels, the primary difference being that mechanical steel tube uses thinner, generally coated steel, such as pre-galvanized, aluminized and G90 steel, and generally has closer tolerances, smaller diameters and more corrosion resistance, making it more useful for some consumer products.

     Steel Storage Rack Systems

      Our steel storage rack systems are used for heavy-duty industrial, warehouse and retail storage systems. EWCO manufactures structural and roll-formed steel selective racks, drive-in/through racks, push back racks, cantilevered racks, archival storage systems and order picking systems. The general difference between these products is the manner in which the stored items are accessed. The difference between structural and roll-formed racks is primarily the material from which the product is manufactured. Structural racks use structural beams as their base material, for heavier-duty applications, while roll-formed racks use structural steel tubing.

      Our roll-formed products are “R-mark certified” (#5170), which is an independent certification process registered with the Rack Manufacturers Institute of North America. This certification assures that the designs and capacity tables meet all current Rack Manufacturers Institute, American Iron and Steel Institute and American Institute of Steel Construction specifications. It also makes our products standardized. We design our steel storage rack systems to comply with customer specifications.

      SpaceRak® products include the following:

•	Selective Rack — Roll Formed: We manufacture this product in five different post cross sections, from 3 inch × 1 5/8 inch to 4 inch × 3 inch, with gauges ranging from 16 gauge to 10 gauge in most shapes. We also manufacture eight different size step beams, ranging from 2 1/4 inch × 2 1/5 inch to 6 inch × 2 1/2 inch rolled in 16 gauge through 11 gauge. We also offer a large quantity of box beams. We also manufacture accessories for pallet rack installation, including special accessories for the retail market. Historically, this rack has generated our largest steel storage rack systems sales.

•	Selective Rack — Structural Steel: We can furnish this product with uprights from 3 inch to 4 inch structural channels and beams made from any structural channel, I-beam or wide flange section. It makes a special wide flange upright frame that also uses bolt on beams.

•	Drive-in/ Drive-through Rack: Using the frames and beams from the selective rack, we design drive in racks using special arms and rails to hold the pallets.

•	Pushback Racks — Roll Formed and Structural Steel: We furnish rolled formed and structural pushback racks. They use a pushback track system purchased from a third party for most of its systems.

•	Cantilever Rack — Roll Formed: We have a roll formed cantilever rack that is medium duty and is used for smaller systems and furniture storage applications. We also offer accessories to complement this product.

•	Cantilever Rack — Structural Steel: We have a structural steel cantilever rack that is heavy duty and is used in the lumber industry and retail lumber applications. We offer columns from 6 inches to 16 inches deep that have matching arms welded from 3 inch to 5 inch I-beams and 6 inch and 8 inch wide flanges. We also offer accessories to complement this product.

•	Archival storage system: We use our roll formed storage racks with special decking options and mezzanine decking options to create a multi-level steel storage rack system to store archival records.

•	Order Picking Systems: We use our roll formed storage racks with pallet flow and carton flow products. These systems also require a large amount of outside purchased items, including floor decking, safety grating, stairs, and fire baffles.

Our Customers

      We market and sell our steel tubing products to customers in original equipment manufacturer automotive, boating, industrial equipment, construction, agricultural, steel service center, leisure and recreational vehicle markets. We market and sell our steel storage rack systems products to customers in the home center industry, retail distribution, public warehouse and commercial and industrial distribution markets and distributors to customers in those markets. During the first nine months of 2004, our ten largest customers represented approximately 46% of our pro forma combined net revenues, including Menard, Inc., which represented approximately 13% of our pro forma combined net revenues. During 2003, our ten largest customers represented approximately 44% of our pro forma combined net revenues, including Menard, Inc., which represented approximately 7% of our pro forma combined net revenues. The loss of any of these customers or any significant reduction in their business would have an adverse effect on our business, financial condition and results of operations.

Our Marketing, Sales and Distribution

      We currently sell our structural and mechanical steel tubing and steel storage rack systems products primarily through independent distributors and also through our direct sales force. EWCO’s steel tubing products are sold through two direct salespersons, including Mark Madigan of Steelbank, EWCO’s customer service department and independent sales representatives. EWCO’s steel storage rack system products are sold through two direct sales persons, independent distributors and independent sales representatives. Haines Road sells its products through two direct salespersons. Steelbank, a sales representative and distributor, sells products through four direct sales persons.

      EWCO’s tubing products sold for approximately $964 a ton as of September 2004. EWCO’s steel storage rack systems products sold for approximately $1,405 a ton as of September 2004. Haines Road’s tubing products sold for approximately $985 a ton as of September 2004. These prices exclude shipping costs.

      We intend to increase Steelbank’s distribution of EWCO and Haines Road steel tubing products, and expect a reduction in our distribution of products of other suppliers with a complete elimination of competing products. Before the closing of our acquisition of Haines Road and Steelbank’s access to its products, Steelbank’s loss of existing suppliers might make it unable to fill its customers needs, adversely affecting its relationships with its customers.

      We also intend to use our steel storage rack systems engineering and manufacturing expertise to attempt to increase sales to existing customers and to new customers and to identify additional potential markets, including automatic storage and retrieval systems, refrigerated steel storage rack systems, archival steel storage rack systems and additional engineered projects in the home center and other retail industries.

      EWCO provides a 12 month warranty on its SpaceRak products. Our warranty claims were less than $50,000 in each of 2003, 2002 and 2001.

Inventory and Backlog

      We generally produce our products to fill specific orders or for forecasted requirements to provide us with some additional flexibility in responding to customer delivery demands, while generally producing one tube size on each mill over a six to eight week mill rolling schedule to minimize changeover costs. Inventories of our steel storage rack system products are generally a combination of components manufactured by EWCO and components purchased from third parties. Historically, stock inventory levels of steel storage rack systems components of large volume products fluctuate between two and three weeks.

      Neither EWCO nor Haines Road has a backlog of firm orders. We do not consider any of our backlog orders to be firm, as they generally may be cancelled without penalty.

Manufacturing

      The raw material for manufacturing structural steel tubing is steel coil. We purchase various gauges of steel coil that is typically 50 inches wide and weighs 40,000 to 50,000 pounds. The steel coil is slit to the desired width, typically five to 16 inches. If appropriate, we then punch holes in the steel. The slit, and sometimes punched, steel is then fed into a tube mill. The mill forms the steel into a round tube, welds the seam and then reforms the tube into the desired shape: square, rectangular, round or special. The tubes are then cut to a desired length and are prepared for shipment to the customer or moved for further processing, such as saw cutting, punching, drilling, mitering, de-burring, or painting. Haines Road’s mechanical steel tubing products are primarily manufactured from coated steels, such as pre-galvanized, aluminized and G90 steel.

      EWCO currently has four tube mills primarily producing structural steel tubing products. We intend to use a portion of the proceeds of this offering to acquire a high-speed tube mill system, additional production tooling, material handling systems, and additional automation systems for EWCO’s structural steel tubing operations. The new tube mill will replace two existing mills at EWCO, which will likely be scrapped. We also intend to use a portion of the proceeds of this offering to invest in equipment that will enable us to perform more finishing operations on EWCO’s steel tubing and to acquire a new frame welding system for EWCO’s steel storage rack systems operations to automate and reduce the costs of welding.

      Haines Road currently has three principal tube mills primarily producing mechanical steel tubing. It is produced using a variety of steel types and in a wide variety of sizes. Its close tolerances allow the tubing to be used in mechanical parts with little or no metal removal or machining, making it cost-effective for many mechanical applications. One of Haines Road’s primary tube mills is a high-speed tube mill with quick change and “dimple free cut” capability. This mill has the ability to produce close tolerance tubing at high run speeds, using more efficient solid-state welding technology. This mill also has remetalizing, UVC coating and in-line quality testing capabilities. Haines Road’s other two primary mills also have in-line UVC coating as well as in-line de-dimpling capability.

      Haines Road’s mills have the capability to provide a clear UVC coating on products for customers who require or request additional corrosion resistance for more severe applications. The coating is applied in-line and is cured rapidly using “ultra-violet” technology. It is typically applied over zinc-coated substrates, such as G90, to enhance the corrosion resistant properties and prevent the onset of “white-rust.” The finish is a smooth clear paint coating, which is bonded to the substrate. Haines Road is considering adding the capability to apply the coating in various colors. The in-line remetalizing system for tube products manufactured from coated (pre-galvanized) steel repairs the weld area of the tube.

      The manufacturing process for roll formed steel storage rack systems is similar to the process for structural and mechanical steel tubing. Slit steel coil is fed into a tube mill and converted into C and U shaped sections of various lengths. These parts are then assembled together with a variety of fabricated metal components, either produced by us or acquired from third parties. The parts are assembled in fixtures and welded, currently primarily by hand, into their desired configuration. The completely welded “frames” and “beams” are then painted using an electrostatic paint system. The paint system applies a water-based acrylic enamel coating.

      For structural steel storage rack systems, we initially cut structural beams to the required dimensions. These structural components are then used for the columns or support arms of the steel storage rack system. We then use equipment such as shears, press brakes, ironworkers and presses to produce various fabricated components and then weld the necessary brackets and components to the structural columns or arms. The completely welded parts are then painted using a hand-applied electrostatic baking enamel, matched to the customer’s color requirements, on a continuous flow paint line.

      EWCO currently has one step tube mill and five roll form tube mills primarily producing steel storage rack system products. Manufacturing time for an order is typically one week, although complex or large orders may take up to several weeks.

Competition

      Our structural and mechanical steel tubing and steel storage rack systems products are generally manufactured according to standard industry specifications. Substantially similar products are available from a number of manufacturers. As a result, we are subject to intense competition, principally based on price and also based on how closely the product conforms to specifications, product availability, delivery and service. Some of our competitors are larger than we are, have larger product lines, have more diversified businesses, have well-established reputations and customer relationships and have greater financial, engineering, manufacturing, marketing, distribution and management resources than we do and are more able to engage in price competition.

      Because of the size and weight of structural and mechanical steel tubing and the resulting costs of transportation and price competition, it is generally not cost effective to ship these products more than 800 miles from the manufacturing plant. This and customers’ short lead-time requirements create geographic limits for our steel tubing products.

      Our competitors may be more successful than we are in manufacturing and marketing their products, may be able to take advantage of the significant time and effort we invest in engineering and system design services for steel storage rack systems and may be better able to endure business downturns or periods of declining prices of steel tubing and steel storage rack systems products. We believe that some competitors reduce their prices and gross profits from time to time to obtain market share. We also believe that our manufacturing costs are higher than some of our competitors. As a result, our competitors may be more willing or better able to engage in price competition.

      Our more significant competitors with respect to structural and mechanical steel tubing are United States and Canadian manufacturers located within 800 miles of our selling area, including Copperweld Corporation, Atlas Tube, Inc., Bull Moose Tube Company, Levitt Tube Company, Lockjoint Tube, Inc., Sterling Pipe and Tube, Inc., Hanna Steel Corporation, Independence Tube Corporation, Allied Tube and Conduit, a division of Tyco International Limited Company, Maverick Tube Corporation, Wheatland Tube Company and Welded Tube of Canada Limited.

      Our more significant competitors with respect to steel storage rack systems are United States and Canadian manufacturers, including United Store Fixtures Company, Morgan Marshall Industries, Inc., Ridg-u-Rak, Inc., SpeedRack Products Group, Ltd. and SteelKing Industries, Inc. We believe that the principal competitive factors affecting our steel storage rack system products depend on the type of customer. For sales to distributors, we believe the principal competitive factors are price and delivery, with little engineering and system design on our part. For retail sales, we believe the principal competitive factors are price, quality, product availability, delivery and customer support systems that can work with the logistical and purchasing functions of the customer. Engineered large products are generally sold through systems consultants and manufacturing representatives. We believe that the principal competitive factors for these sales are price, quality, product availability, delivery and engineering design knowledge, including technical creativity and project management capabilities.

Steel

      We use steel coil in the manufacture of our products. We try to coordinate our steel purchases with our sales and production forecast, generally resulting in a one to two month supply of steel coil on hand. We currently seek to minimize the potential adverse impact of commodity price risks of our steel inventory by minimizing the amount of steel inventory we carry. However, opportunities to purchase larger quantities at below market value are considered and reviewed against current market conditions. A portion of our working capital may be used to purchase and store steel when prices are deemed to be favorable.

      EWCO also uses structural materials in the manufacture of its steel storage rack systems, such as angle iron, I-beams, and flange beams. EWCO generally purchases items that it uses in larger volumes directly from three steel mills to obtain the best price and quality, subject to product availability and freight costs. It typically maintains a one-month supply of large volume materials. It purchases smaller volume materials through one of two local service centers, which charge more, but do not require us to carry as much inventory.

      In 2003, EWCO purchased approximately 68.9% of its steel coil from four suppliers, and Haines Road, purchased approximately 90% of its steel coil from three suppliers. While we believe steel coil is generally available from a number of suppliers, the loss of any of our present suppliers, interruption of production at one or more of these suppliers or any other disruption in the supply of steel coil from these suppliers could impair our ability to manufacture our products or require us to pay higher prices to obtain steel coil from other sources. We do not intend to maintain significant inventories of steel coil. Therefore, we might incur delays in meeting delivery deadlines if a particular supplier is unable or unwilling to meet our requirements.

      The cost of purchased steel represented approximately 57.6% of EWCO’s revenues in 2003 and 65.7% of Haines Road’s revenues in 2003, which generally uses more expensive steel. As a result, the steel industry, which is highly volatile and cyclical in nature, materially affects our business. Steel is a global commodity, with its price based on worldwide supply and demand. Numerous factors, most of which are beyond our control, drive the cycles of the steel industry and influence steel prices. The following table sets forth the average cost per ton of steel coil purchased by EWCO and Haines Road in the nine months ended September 30, 2004 and 2003 and the years ended December 31, 2003, 2002 and 2001:

	Average Cost Per Ton of Steel

	Nine Months
	Ended		Year Ended
	September 30,		December 31,

	2004	2003	2003	2002	2001

EWCO	$631	$285	$294	$325	$234
Haines Road	$569	$475	$462	$382	$387

      The United States imposed anti-dumping tariffs in March 2002 on some countries over a three-year period at decreasing rates, reducing foreign imports of steel coil and increasing the cost of flat rolled steel in 2003. These protections were rescinded in December 2003, but we believe the devaluation of the U.S. dollar and increased Chinese consumption of steel have limited steel imports. We believe that these conditions, combined with increased demand from a recovering U.S. economy and increased consolidation in the domestic steel producing industry have resulted in continued increased costs of steel coil in the beginning of the second quarter of 2004, although steel prices have stabilized in the latter part of the second quarter.

Trademark and Domain Names

      We have registered the trademark SpaceRak® in the United States. The registration of this trademark is renewable indefinitely. We believe that SpaceRak® is recognizable in the industry and might be important to our steel storage rack systems business.

      Tarpon maintains web sites at www.tarponindustries.net (under construction) and www.tarponind.com (under construction). EWCO also maintains web sites at www.spacerak.net and www.ewco.net.

Environmental, Health and Safety Regulation

      Our business is subject to numerous U.S. and Canadian local, state, provincial and federal laws and regulations concerning environmental, health and safety matters, including those relating to air emissions, wastewater discharges, storm water drainage, and the generation, handling, storage, transportation, treatment and disposal of hazardous materials. Violations of such laws and regulations could lead to substantial fines and penalties. Also, there are risks of substantial costs and liabilities relating to the investigation and remediation of past or present contamination, at current or former properties used or owned by us and at third-party disposal sites, regardless of fault or the legality of the original activities that led to such contamination.

      EWCO is unaware of any material noncompliance with its air permits or applicable air, water and waste management rules and regulations at its Marysville or Marlette, Michigan facilities, except that, in July 2004, the Michigan Department of Environmental Quality, or “MDEQ,” notified EWCO that it had determined that the Marysville facility was a “major source” for certain air emissions and that EWCO had failed to apply for a Renewable Operating Permit for air emissions not covered by its Permit to Install then in effect. EWCO applied for a revised Permit to Install to obviate the need for a Renewable Operating Permit in August 2004, and received the revised Permit to Install in December 2004. The MDEQ and EWCO have negotiated a resolution of the violations alleged by MDEQ, and EWCO has agreed in principle to pay a settlement amount of approximately $31,000 to resolve the violations alleged by the MDEQ in July 2004.

      A Phase I and II environmental report prepared in June 2003 for the Haines Road facility in Mississauga, Ontario did not identify any material noncompliance with applicable environmental legislation and guidelines, except that it recommended that the facility determine whether it is required to obtain from the appropriate regulatory agencies a certificate of approval for its baghouse operation. The report also identified an area of petroleum hydrocarbon soil contamination near a disconnected electrical transformer on the Haines Road property. We will be responsible for any remediation of the Haines Road site, and our agreement to purchase Haines Road allocates these costs to us.

      A Phase I update for the Haines Road facility was performed in December 2004. The report reconfirmed the prior reports’ conclusions regarding the need to determine whether a certificate of approval is necessary for the baghouse operation. We expect to determine the necessity of these approvals and, if the approvals are required, to file the necessary applications after the closing of our acquisition of Haines Road. The December 2004 Phase I update also reconfirmed the prior reports’ observations regarding an area of petroleum hydrocarbon soil contamination near a disconnected electrical transformer on the Haines Road property and also identified an additional, similar staining around an above-ground fuel storage tank. We expect to perform additional tests on these areas after the closing of our acquisition of Haines Road.

Seasonality

      There are seasonal fluctuations in demand for our products. Historically, the demand for our steel tubing products typically peaks during the first and second quarters, while demand for our steel storage rack systems typically peaks during the third and fourth quarters. The timing of these fluctuations has been dependent on the overall economy and may change as our customer and product mix change.

Insurance

      Actual or claimed defects in our products could give rise to products liability claims against us. We might be sued because of injury or death, property damage, loss of production or suspension of operations resulting from actual or claimed defects in our products. We have products liability insurance with a liability limit of $3,000,000 at EWCO.

Employees

      As of December 1, 2004, we employed approximately 234 full-time individuals, after giving effect to the Haines Road acquisition, as described below:

	Sales and	Tubular	SpaceRak
Employer	Administrative	Manufacturing	Manufacturing	Total

Tarpon	2	0	0	2
EWCO — Marysville	33	37	82	152
EWCO — Marlette	2	0	19	21
Steelbank	11	0	0	11
Haines Road	7	41	0	48

Total	55	78	101	234

Our future performance depends on the continued service of our key sales, production and senior management personnel and consultants.

      Approximately 138 EWCO employees are covered by a collective bargaining agreement with the International Brotherhood of Teamsters that expires on October 15, 2006. The Teamsters have represented employees at the Marysville facility since 1967 and employees at the Marlette facility since 2000. Approximately 40 Haines Road employees are covered by a collective bargaining agreement with the United Steelworkers of America that expires on November 30, 2005. The United Steelworkers of America have represented employees at the Haines Road facility since December 2001.

      While we believe our relations with our employees are good, if we are unable to renew the collective bargaining agreements on mutually agreeable terms, it could result in strikes, closing our manufacturing facilities or limiting their operations, labor disruptions and increased labor costs, which would increase the costs of producing our products.

Financial Information about Geographic Areas

      The following table sets forth on a pro forma basis (after giving effect to the acquisition of EWCO, Haines Road, and, beginning in 2003, Steelbank) information regarding our revenues from the United States and Canada and long-lived assets located in the United States and Canada:

	Nine Months Ended
	September 30,		Year Ended December 31,
	(June 30 for Steelbank)		(September 30 for Steelbank)

Revenues By Country	2004	2003	2003	2002	2001

		(Dollars in thousands)
United States	$36,775	$20,872	$28,676	$31,258	$35,634
Canada	$15,547	$12,116	$15,990	$13,993	$13,830

	As of September 30,		As of December 31,

Long-Lived Assets Located In	2004	2003	2003	2002	2001

		(Dollars in thousands)
United States	$885	$962	$938	$976	$818
Canada	$7,242	$7,444	$7,599	$6,600	$6,484

Properties

      EWCO leases approximately 200,000 square feet of manufacturing and office space in Marysville, Michigan, approximately 60 miles north of Detroit, and approximately 40,000 square feet of manufacturing space in Marlette, Michigan, approximately 80 miles north of Detroit. Approximately 7,000 square feet of the Marysville facilities is office space. Monthly rent for the two facilities is $22,107 a month, excluding occupancy costs, and the leases expire in October 2006. We believe that these facilities are more than suitable and adequate for our current needs, and that EWCO has significant additional manufacturing capacity that will allow for substantial expansion of our business and number of employees.

      Haines Road will own approximately 100,000 square feet of manufacturing and office space on Haines Road in Mississauga, Ontario, Canada, a suburb of Toronto. Approximately 15,000 square feet of the Mississauga facility is office space. We will lease the facility for a monthly rent of approximately $61,000 a month, excluding occupancy costs, between the closing of the Haines Road acquisition and the closing of the purchase of the related real estate. We expect to finance part of the purchase price of the Haines Road real estate with approximately $3,766,069 of mortgage loans, although we currently only have a commitment for approximately $981,000 of seller financing and no commitments for the remainder of such financing. We believe that this facility is more than suitable and adequate for our current needs, and that Haines Road has significant additional manufacturing capacity that will allow for substantial expansion of our business and number of employees.

      Steelbank leases approximately 18,000 square feet of office and warehouse space in Mississauga, Ontario, Canada, a suburb of Toronto. Monthly rent for the facility is currently $7,089 a month, excluding occupancy costs, and the lease expires, unless otherwise renewed, on June 30, 2006. We believe that these facilities are suitable and adequate for our current needs, although we intend to combine the Steelbank offices and warehouse with the Haines Road facility, and either terminate its lease or sublease the existing Steelbank facility.

Legal Proceedings

      We are involved from time to time in routine litigation incidental to our business. This litigation arises principally from claims of defects in our products sold, from governmental agency proceedings relating to occupational safety and health, wage and hour laws and similar employment and workplace regulations, from workers compensation, and from employment termination claims. Although the amount of any liability that could arise with respect to these actions cannot accurately be predicted, in our opinion, such liability will not have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Directors, Executive Officers and Significant Employees

      Our executive officers, directors and significant employees as of February 3, 2005 are as follows:

Name	Age	Position

J. Peter Farquhar(1)(2)(3)	49	Chairman of the Board, Chief Executive Officer, Secretary and Class I Director
Dr. Robert H. Pry(1)(2)(3)	81	Class II Director
Michael A. Ard(1)(2)(3)	47	Class III Director
James T. House	43	Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary
Patrick J. Hook	37	President and Chief Operating Officer
Barry Seigel	60	Part of the sales group of Steelbank
Jerry W. Cunningham	54	General Manager of Operations of EWCO
C. David Weaver	58	Vice President of Sales & Engineering, SpaceRak
Jeffrey Greenberg	53	Part of the sales group of Steelbank
Mark D. Madigan	47	Part of the sales group of Steelbank; Vice President of Tubular Sales of EWCO

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating Committee.

      J. Peter Farquhar. Mr. Farquhar has served as our Class I director since December 2003, our Secretary since March 2004, our non-officer Chairman of the Board since April 2004 and our Chief Executive Officer since August 2004. Mr. Farquhar has served as a director of EWCO since April 2004 and of Steelbank since May 2004 and as Chief Executive Officer of EWCO and Steelbank since August 2004. He also served as our, EWCO’s and Steelbank’s president from August 2004 to February 2005. Mr. Farquhar also served as our Treasurer from April 2004 to August 2004. Since April 2002, he has also served as Project Manager for FCL Builders, Inc., a design-build general contractor, managing commercial construction projects in the Chicago area. From June 2001 to March 2002, he served as a self-employed consultant, performing work for several companies in the primary steel and steel tubing industries. From November 2000 to May 2001, he served as Chief Operating Officer and from July 2000 to November 2000, as Vice President — Integration, for Concord Steel, a fabricated steel counterweight manufacturer and a retailer of certified chemistry steel plate. From January 1998 to June 2000, he served as Director of Business Development, and from March 1995 to January 1998, he served as Vice President of Operations, of Welded Tube of America, a manufacturer of structural steel tubing. Before that, he served in various senior management and operating capacities with Katayama American Company, a roll formed and stamped steel automotive supplier, and ITT Automotive Inc., a tubular and stamped steel automotive supplier. Mr. Farquhar received a BA Sc degree in Mechanical Engineering from the University of Waterloo and an MBA from the University of Michigan.

      Patrick J. Hook. Mr. Hook has agreed to be our President and Chief Operating Officer beginning February 2005. Mr. Hook has served as Operations Manager for Copperweld, Inc., Chicago Division, a steel tubing manufacturer, from September 2001 to present. In this capacity, Mr. Hook has been responsible for all operating activities for the Chicago and Bedford Park divisions of Copperweld. From March 2001 to September 2001, Mr. Hook served as Plant Manager of Copperweld’s Birmingham Division. From November 1999 to March 2001, Mr. Hook reported directly to the Copperweld U.S. Structural Division Vice President. In this capacity, Mr. Hook was responsible for integrating the operations of four U.S. Structural Steel Tubing Divisions that were acquired through acquisition. From

August 1997 through October 1999, Mr. Hook was the Plant Manager of LTV Corporation — Youngstown Division, a steel manufacturer. Mr. Hook’s previous experience includes several positions of increasing responsibilities in the engineering and operating arenas while employed with LTV Steel at the Indiana Harbor Works Division. Mr. Hook received a B.S. in mechanical engineering from Michigan Technological University and is a graduate of the University of Michigan Executive Manufacturing Program. Mr. Hook is a member of the Tube and Pipe Association, International and of the Tube and Pipe Producing Technology Council. Mr. Hook is a party to an employment agreement with us that requires us to elect him to the offices he has agreed to hold with us.

      Dr. Robert Pry. Dr. Pry has served as our Class II director since December 2003. He has also served as a director of EWCO since April 2004. He has been retired for at least the past five years. He served as an Adjunct Professor at Massachusetts Institute of Technology in its Sloan School of Management and in its Department of Metallurgy in 1986. Dr. Pry is the retired Vice Chairman, Technology of Gould Inc., an international manufacturer of electrical and electronic products, where he served from 1977 to 1983. Previously Dr. Pry served for 25 years with General Electric Corporation, a diversified manufacturer and marketer of a wide range of consumer and commercial electronics and defense products, where he managed both General Electric’s Central Materials Research and Development and Central Electrical, Electronics and Software Research and Development. He also served as Chairman of Somanetics Corporation’s Scientific Advisory Board from 1984 to 1987. Dr. Pry received a BS degree in Physics from Texas A&I, an MS degree in Physics from Rice University, and a PhD degree in Physics from Rice University.

      Michael A. Ard. Mr. Ard has served as our Class III director and as EWCO’s director since October 2004. He has served as Director of Sales and Marketing, Storage Condo Division, of Aardex Corporation, a commercial real estate developer, since March 2003. He served as Western Area Sales Manager of LiDCO Limited, a start-up medical device manufacturer and distributor, from August 2001 to August 2002. He served as Director of Global Marketing, from June 1998 to July 2001, and as U.S. Area Manager, from February 1996 to June 1998, of Deltex Medical Group, a start-up cardiac monitor manufacturer and distributor. Mr. Ard received a B.S. degree in broadcast communications from the University of Florida.

      James T. House. Mr. House has served as our Senior Vice President, Chief Financial Officer and Treasurer and as EWCO’s Chief Financial Officer since August 2004 and as our and EWCO’s Chief Accounting Officer since October 2004. From December 2001 until July 2004, Mr. House served as Vice President — Chief Financial Officer of New Horizons Computer Learning Centers, Inc, an independent information technology training company. From 1995 until 2001, Mr. House served as Vice President — Chief Financial Officer of Superior Consultant Holdings Corporation, an international health care consulting firm. Mr. House received a B.A. in Business — Accounting from Michigan State University. Mr. House is a party to an employment agreement with us that requires us to elect him to the offices he currently holds.

      Barry Seigel. Mr. Seigel has served as a part of Steelbank’s sales group since February 1986, when he joined Steelbank. Mr. Seigel also served as Steelbank’s President and as one of its directors from February 1986 until February 2005.

      Jerry W. Cunningham. Mr. Cunningham has served as the General Manager of Operations of EWCO since October 2001. As such he is responsible for EWCO’s manufacturing operations. From April 1990, when he joined EWCO, until October 2001 he served as EWCO’s Engineering Manager. Mr. Cunningham received a BSME from General Motors Institute.

      C. David Weaver. Mr. Weaver has served as the Vice President of Sales & Engineering, SpaceRak at EWCO since November 2002. From January 2000 to October 2002, Mr. Weaver served as Director of Engineering for Unarco Material Handing, a manufacturer of steel storage rack systems. Mr. Weaver ran a 24-member engineering department involved in the design, detailing, project management and field installation of steel storage rack systems. From October 1986 to January 2000, Mr. Weaver served as

Director of Sales & Engineering, SpaceRak at EWCO. Mr. Weaver received a BS degree in engineering from Tri-State University.

      Jeffrey Greenberg. Mr. Greenberg has served as a part of Steelbank’s sales group since December 2001, when he purchased a one-third interest in Steelbank and joined Steelbank. From December 2001 to February 2005 he also served as Steelbank’s Secretary and Treasurer and as one of its directors. From 1992 until December 2001, Mr. Greenberg was a self-employed sales representative for Steelbank. Prior to joining Steelbank, Mr. Greenberg held sales positions with Welded Tube of Canada Limited, Sonco Steel Tube Inc. (now known as Copperweld Inc.) and Columbia-MBF Inc.

      Mark D. Madigan. Mr. Madigan has served as part of Steelbank’s sales group since December 2001, when he purchased a one-third interest in Steelbank and joined Steelbank, and as Vice President of Tubular Sales of EWCO since August 2004. From 1992 until December 2001, Mr. Madigan was a self-employed sales representative for Steelbank. Mr. Madigan received a BS in Business Administration from Lake Superior State University in 1980.

      Our officers serve at the discretion of the board of directors. Our directors will hold office until the Annual Meeting of Shareholders to be held in 2005 for Dr. Robert Pry, the Annual Meeting of Shareholders to be held in 2006 for Michael A. Ard, the Annual Meeting of Shareholders to be held in 2007 for J. Peter Farquhar, and until their successors are elected and qualified, or until their earlier death, resignation or removal. Directors may be removed only for cause.

      Charles Vanella, the former Chief Executive Officer of EWCO, and Jason Vines, the former Chief Accounting Officer of EWCO, our current principal operating subsidiary, who is currently Mr. Vanella’s son-in-law have recently resigned following our purchase of EWCO from Mr. Vanella. In August 2004, we entered into a Termination Agreement with Charles Vanella described below under the caption “Compensation — Employment Contracts and Termination of Employment and Change-in-Control Arrangements. Mr. Vanella had served as President and Chief Executive Officer of EWCO since 1998 and as one of its officers since 1995.

Board of Directors and Committees of the Board of Directors

Board of Directors

      Our board of directors consists of Mr. Ard, Mr. Farquhar and Dr. Pry. Our board of directors has determined that Mr. Ard and Dr. Pry are independent as independence is defined in the American Stock Exchange’s listing standards.

Audit Committee

      In October 2004, our board of directors established an Audit Committee that consists of three directors and is established for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements. Dr. Robert Pry, J. Peter Farquhar and Michael A. Ard are the current member of this committee. We are relying on an exemption from the independence standards contained in SEC Rule 10A-3(b)(1)(iv). That exemption allows issuers, such as us, that have a registration statement under the Securities Act covering an initial public offering of securities to be listed by a non-reporting issuer, to (1) exempt all but one of our Audit Committee members from the independence requirements for 90 days from the effective date of our registration statement, and (2) exempt a minority of the members of our Audit Committee from the independence requirement for one year from the effective date of our registration statement.

      Dr. Pry and Mr. Ard are independent as independence for audit committee members is defined in the American Stock Exchange’s listing standards, as those standards have been modified or supplemented. We expect to add another independent director to our board of directors and Audit Committee within one year after the closing of this offering.

      Our board of directors has determined that we do not have an Audit Committee financial expert, as defined by the Securities and Exchange Commission, serving on our Audit Committee. The Board of Directors has decided that the existing committee members have adequate ability to oversee our financial statements because of their extensive business backgrounds, although it intends to add members of its audit committee and is willing to consider candidates who meet the SEC’s definition of Audit Committee Financial Expert. See “Directors, Executive Officers and Significant Employees.”

      The Audit Committee intends to meet at least quarterly and (1) is directly responsible for the appointment, compensation, retention and oversight of the work of our independent public accounting firm, (2) approves the engagement of our independent public accounting firm to render audit or non-audit services before the services begin; this pre-approval authority may be delegated to one or more members of the Audit Committee, (3) takes, or recommends that the full board takes, appropriate action to oversee the independence of our independent public accounting firm, (4) reviews audit and other reports from our independent public accounting firm and provides them with access to report on any and all appropriate matters, (5) reviews and discusses the audited financial statements and the matters required to be discussed by SAS 61 with management and the independent accountants, (6) recommends to the board whether the audited financial statements should be included in our Annual Report on Form 10-K, (7) reviews with management and the independent accountants the quarterly financial information before we file our Form 10-Qs, (8) discusses with management and the independent accountants the quality and adequacy of our internal controls, (9) establishes procedures for (a) the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and (b) confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters, (10) reviews related party transactions required to be disclosed in our proxy statement for potential conflict of interest situations and approves all such transactions, and (11) discusses with management the status of pending litigation as it pertains to the financial statements and disclosure and other areas of oversight as the committee deems appropriate.

      Our board of directors has adopted a written charter for the Audit Committee, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Compensation Committee

      In October 2004, our board of directors established a standing Compensation Committee which consists of three directors. The Compensation Committee makes recommendations to the board of directors with respect to compensation arrangements and plans for our senior management, officers and directors and administers our 2004 Stock Option Plan. Dr. Robert Pry, Michael A. Ard and J. Peter Farquhar are the current members of this committee. We are relying on an exemption from the American Stock Exchange’s independence standards. That exemption allows newly listed companies, such as us, to have a committee with one independent member at the time of listing, a majority of independent members within 90 days of listing and all independent members within one year of listing. Dr. Pry and Mr. Ard are independent as independence is defined in the American Stock Exchange’s listing standards, as those standards have been modified or supplemented. We expect to add another independent director to our board of directors and Compensation Committee within one year after the closing of this offering.

Nominating Committee

      In October 2004, our board of directors established a standing Nominating Committee which consists of three directors. The Nominating Committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for shareholder approval at the Annual Meeting of Shareholders or to fill any vacancies. Dr. Robert Pry, J. Peter Farquhar and Michael A. Ard are the current members of this committee. We are relying on an exemption from the American Stock Exchange’s independence standards. That exemption allows newly listed companies, such as us, to have a committee with one independent member at the time of listing, a majority of independent members within 90 days of listing and all independent members within one year of listing. Dr. Pry and Mr. Ard are independent as independence is defined in the American Stock Exchange’s listing standards, as those standards have been modified or supplemented We expect to add another independent director to our board of directors and Nominating Committee within one year after the closing of this offering.

      Our board of directors has adopted a written charter for the Nominating Committee, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

      The Nominating Committee’s policy is to consider any director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to our Secretary, at Tarpon Industries, Inc., 2420 Wills Street, Marysville, Michigan 48040. To be timely, the notice must be received at our offices at least 120 days before the anniversary of the mailing of our proxy statement relating to the previous Annual Meeting of Shareholders or by January 29, 2005 for the 2005 Annual Meeting of Shareholders. The notice must set forth (1) with respect to the director candidate, among other things, information about the candidate’s name, age, principal occupation or employment, shares owned, independence, other boards on which the candidate serves, transactions, relationships, arrangements and understandings between the candidate and us and between the candidate and the shareholder giving the notice, and any other information relating to the candidate that we would be required to disclose in our proxy statement, and (2) with respect to the shareholder giving the notice, among other things, information about the shareholder’s name, address, shares owned and the period they have been held.

      The Nominating Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgment of, the members of the Nominating Committee and our then current needs, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. Historically, our directors have been existing directors, associates of our founder or an owner of a business we acquired.

Code of Business Conduct and Ethics

      We adopted a Code of Business Conduct and Ethics in October 2004 that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Business Conduct and Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commissions and in other public communications we make, (3) compliance with applicable governmental laws, rules and regulations, (4) the prompt internal reporting of violations of the code to an appropriate person or persons named in the code, and (5) accountability for adherence to the code.

      This Code of Business Conduct and Ethics is attached as an exhibit to our registration statement, of which this prospectus is a part. We will provide to any person without charge, upon request, a copy of our Code of Business Conduct and Ethics. Requests for a copy of our Code of Business Conduct and Ethics should be made to our Secretary at Tarpon Industries, Inc., 2420 Wills Street, Marysville, Michigan 48040. We intend to satisfy the disclosure requirement under Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our Web site at http://www.tarponind.com within five business days following the date of the amendment or waiver.

Shareholder Communications with the Board

      Our board of directors has a process for shareholders to send communications to the board of directors, its Nominating Committee or its Audit Committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the board of directors, its Nominating Committee or its Audit Committee or specific directors either by regular mail to the attention of the board of directors, its Nominating Committee, its Audit Committee or specific directors, at our principal executive offices at 2420 Wills Street, Marysville, Michigan 48040, or by e-mail to tarponir@tarponind.com. These communications will be reviewed by our Secretary (1) to filter out communications that our Secretary deems are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder (unedited) to the appropriate directors.

      We encourage all of our directors to attend the Annual Meeting of Shareholders, if possible. Our shareholders acted by written consent instead of having a 2004 Annual Meeting of Shareholders. Therefore, there was no 2004 meeting for our directors to attend.

Compensation

Summary Compensation Table

      The following table sets forth information for the year ended December 31, 2003 concerning compensation of (1) all individuals serving as Chief Executive Officer of Tarpon during the year ended December 31, 2003 and (2) our four most highly-compensated other executive officers whose total annual salary plus bonus exceeded $100,000 in 2003:

Summary Compensation Table

					Long-Term
					Compensation
					Awards

		Annual Compensation			Securities
					Underlying		All Other
		Salary		Bonus	Options		Compensation
Name and Principal Position	Year	($)		($)	(#)		($)

Gary D. Lewis, former	2003	350,000		0	0	(1)	0
Chairman of the Board, President and Chief Executive Officer until April 2004(1)
Charles A. Vanella, former	2003	125,000	(2)	0	0	(2)	3,185	(3)
President and Chief Executive Officer April to August 2004; President and Chief Executive Officer of EWCO(2)

(1)	In exchange for consulting services and pursuant to our agreement with Bainbridge Advisors, Inc., an advisory firm primarily owned by Mr. Lewis, we have agreed to grant options to purchase 110,000 common shares, exercisable at 110% of our initial public offering price, to designees of Bainbridge on the closing date of this offering, and Bainbridge intends to designate Mr. Lewis as a recipient of options to purchase 80,000 of those shares and his son to receive options to purchase 30,000 of those shares. Mr. Lewis is the managing member of Bainbridge, which we currently retain for acquisition and other consulting services. Mr. Lewis resigned as our Chairman of the Board, President, Treasurer, Chief Executive Officer and as one of our directors in April 2004 effective upon the acquisition of EWCO. We also paid Mr. Lewis $350,000 for his services to us in 2002 and $45,390 for his services to us in 2001 and reimbursed him for automobile lease payments and excess mileage charges in the amount of $11,140 in 2004, $9,552 in 2003 and $8,987 in 2002.

(2)	We acquired EWCO in April 2004. See “Employment Contracts and Termination of Employment and Change in Control Arrangements” for a description of a Termination Agreement with Mr. Vanella.

(3)	Represents 401(k) plan matching contributions.

      We have hired J. Peter Farquhar as our Chief Executive Officer in August 2004 at an annual salary of $100,000. We have also agreed to grant him options to purchase 50,000 common shares exercisable at 110% of the initial public offering price of our common shares.

      We have hired James T. House as our Chief Financial Officer in August 2004 at an annual salary of $140,000, increasing to $160,000 at the closing of this offering and to $190,000 if we have two consecutive quarters after the closing of this offering in which our consolidated net income before extraordinary items is greater than $10,000. We have also agreed to pay him a $25,000 signing bonus on the closing date of this offering and to grant him options to purchase 40,000 common shares exercisable at 110% of the initial public offering price of our common shares. He is also entitled to a $500 a month car allowance.

      We have hired Patrick J. Hook as our President and Chief Operating Officer in February 2005 at an annual salary of $210,000. We have also agreed to pay him a bonus equal to his lost bonus for 2004, subject to specified conditions, and to grant him options to purchase 40,000 common shares exercisable at 110% of the initial public offering price of our common shares. He is also entitled to a $750 a month car allowance.

      See “Employment Contracts and Termination of Employment and Change in Control Arrangements” for a more complete description of the employment agreements.

Option Grants Table

      No individual stock options were granted during 2003 or earlier. The following table sets forth information concerning individual grants of stock options that we have agreed to make at the closing of this offering to each of our executive officers named in the Summary Compensation Table above:

Option Grants at Closing of Offering

Potential Realizable
Individual Grants						Value at Assumed
Annual Rates of
	Number of					Stock Price
	Securities		% of Total			Appreciation for
	Underlying		Options Granted	Exercise		Option Term
	Options Granted		to Employees in	Price	Expiration
Name	(#)		Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Gary D. Lewis	110,000	(1)	55.0%	$5.50	2/17/15	290,892	821,558
Charles A. Vanella	0		0.0%	N/A	N/A	N/A	N/A

(1)	The options listed in the table are expected to be granted to Mr. Lewis (including options expected to be granted to his son) effective at the closing of this offering, under our 2004 Stock Option Plan, exercisable at 110% of the initial public offering price of our common shares. The option to be granted to Mr. Lewis and his son will become exercisable on the date of grant. We have also agreed to grant Mr. Farquhar an option to purchase 50,000 common shares, exercisable at 110% of the initial public offering price of our common shares in one-third cumulative annual increments beginning after the closing of this offering and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company. We have also agreed to grant each of Messrs. Greenberg, Madigan and Seigel (a) options to purchase 18,802 common shares, exercisable at 110% of the initial public offering price of our common shares in one-third cumulative annual increments beginning after the closing of this offering and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company, and (b) options to purchase a number of common shares equal to approximately $340,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to each of them after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. We have also agreed to grant Mr. Madigan options to purchase an additional 5,000 common shares at the closing of this offering, exercisable at 110% of the initial public offering price of our common shares in one-third cumulative annual increments beginning after the closing of this offering and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company. The portion of each of these options that is exercisable at the date of termination of employment or other service will remain exercisable until the expiration date of the option, unless termination is for cause.

      If, upon exercise of any of the options described above, we must pay any amount for income tax withholding, in the Compensation Committee’s or the board of directors’ sole discretion, either the optionee will pay such amount to us or the number of common shares we deliver to the optionee will be appropriately reduced to reimburse us for such payment. The Compensation Committee or the board may also permit the optionee to choose to have these shares withheld or to tender common shares the optionee already owns. The Compensation Committee or the board may also make such other arrangements with respect to income tax withholding as it shall determine.

      We hired James T. House as our Chief Financial Officer in August 2004 and agreed to grant him options to purchase 40,000 common shares exercisable at 110% of the initial public offering price of our common shares. We hired Patrick J. Hook as our President and Chief Operating Officer in February 2005 and agreed to grant him options to purchase 40,000 common shares exercisable at 110% of the initial public offering price of our common shares.

Compensation of Directors

      We refer to our directors who are not our officers or employees as Outside Directors. Our Outside Directors receive $1,000 for each board meeting attended in person, $250 for each telephonic board meeting attended, and $250 for each board committee meeting attended on a date other than the date of a board meeting. We also reimburse Outside Directors for their reasonable expenses of attending board and board committee meetings. In May 2004, we began paying Mr. Farquhar $3,000 a month and agreed to grant Mr. Farquhar on the closing date of this offering a number of common shares equal to $10,000 divided by our initial public offering price (an estimated 2,000 common shares), for additional services provided to us. In addition, we have granted to each of our directors on the closing date of this offering options to purchase 10,000 common shares exercisable at 110% of our initial public offering price. We have also agreed to grant Mr. Farquhar an option to purchase 50,000 common shares, exercisable at 110% of the initial public offering price of our common shares in one-third cumulative annual increments beginning after the closing of this offering and they will also become 100% exercisable immediately 10 days before or upon specified changes in control of the Company. We also intend to grant options to purchase 3,500 common shares to Outside Directors who continue to serve as Outside Directors each year immediately after our annual meeting of shareholders beginning in 2005.

      See “Compensation Committee Interlocks and Insider Participation” for a description of a previous Consulting Agreement between J. Peter Farquhar and us.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      Charles A. Vanella. In April 2004 and in connection with our acquisition of EWCO, we entered into an employment agreement with Charles A. Vanella, pursuant to which he was employed as our President and Chief Executive Officer. In August 2004, we entered into a Termination Agreement with Mr. Vanella, pursuant to which he resigned from all of his positions with us, agreed to render consulting services to us for one year, agreed to a release of claims, agreed to keep our information confidential and agreed not to compete with us for a period of two years following the termination of his consultation. Mr. Vanella’s compensation under the agreement includes (1) payment of $100,000 a year for two years, (2) payment for his current health insurance coverage for 18 months, and (3) payment of his country club dues for

2004 and 2005, up to $5,000 a year, and (4) continued use of his truck and payment of premiums for insurance on his truck. In December of 2004, as part of an extension of the promissory note made by EWCO in favor of Mr. Vanella, we agreed to pay up to approximately $9,000 of legal fees incurred by Mr. Vanella in connection with his separation from the Company and agreed to pay the balance owing on a truck and transfer title to the truck to him in approximately two years.

      J. Peter Farquhar. On January 12, 2005, we entered into an employment agreement with J. Peter Farquhar effective as of August 20, 2004, pursuant to which he is employed as our Chairman of the Board, Chief Executive Officer and Secretary or in such other position as the board of directors determines, for a period ending January 12, 2007 or his earlier death, disability or termination for cause. Mr. Farquhar’s annual salary is $100,000, but the portion due for the period from August 20, 2004 to January 12, 2005 is being deferred until after closing of this offering. Pursuant to this agreement, effective at the closing date of this offering, we have also granted Mr. Farquhar an option to purchase 50,000 common shares exercisable at 110% of our initial public offering price. Mr. Farquhar is entitled to various fringe benefits under the agreement, including $5,000,000 of directors and officers liability insurance. He is also entitled to an amount equal to his aggregate compensation for the previous 12 months and medical and dental benefits for 12 months if his employment under the agreement is terminated without cause. If his employment is terminated within six months after a change in control, he is entitled to two times his aggregate compensation for the previous 12 months and medical and dental benefits for 24 months. Mr. Farquhar has agreed not to compete with us during specified periods following the termination of his employment.

      James T. House. On July 8, 2004, we entered into an employment agreement with James T. House, pursuant to which he is employed as our Chief Financial Officer beginning August 2004, or in such other position as the board of directors determines, for a period ending July 8, 2007. Mr. House’s annual salary is currently $140,000, which may be increased by the board of directors. We have also agreed to increase his salary to $160,000 at the closing of this offering, and, if we have two consecutive quarters after the closing of this offering in which our net income before extraordinary items is greater than $10,000, we have agreed to increase his salary to $190,000. Pursuant to this agreement, effective at the closing date of this offering, we have also granted Mr. House an option to purchase 40,000 common shares exercisable at 110% of our initial public offering price. Mr. House is also entitled to a $25,000 signing bonus on the closing date of this offering and to participate in any bonus plan established by the Compensation Committee of the board of directors. Mr. House is entitled to various fringe benefits under the agreement, including a $500 a month car allowance and one year of salary if his employment under the agreement is terminated without cause. Mr. House has agreed not to compete with us during specified periods following the termination of his employment.

      Barry Seigel. On May 14, 2004 and in connection with our acquisition of Steelbank, we entered into an employment agreement with Barry Seigel, pursuant to which he is employed as one of our Senior Sales Managers, or in such other position as the board of directors determines, for a period ending May 14, 2007, unless extended. His annual salary is currently approximately $81,700, increasing to approximately $106,300 upon completion of this offering, which may be increased by the board of directors. Pursuant to this agreement, effective at the closing date of this offering, we have also granted Mr. Seigel options to purchase an estimated 18,802 common shares exercisable at 110% of our initial public offering price. We have also agreed to grant him options to purchase a number of common shares equal to approximately $340,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to him after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. He is also entitled to participate in any Steelbank management bonus plan then in place beginning in his third year of employment under the agreement. He is also entitled to various fringe benefits under the agreement, including an approximately $9,800 a year car allowance and an approximately $5,700 a year health club allowance. He is entitled to the lesser of his base salary for the remainder of the term of his agreement or his base salary for one year, if his employment under the agreement is terminated without cause.

      Patrick J. Hook. In February 2005, we entered into an employment agreement with Patrick J. Hook, pursuant to which he is employed as our President and Chief Operating Officer beginning February 2005, or in such other position as the board of directors determines, for a period ending February, 2008, which term will automatically renew for one additional year unless either party gives the other at least 180 days notice of termination. Mr. Hook’s annual salary is currently $210,000, which may be increased by the board of directors. We have also agreed to pay him a bonus, equal to the lesser of his lost bonus for 2004 from his former employer and (1) up to $25,000 payable within seven business days after the closing of this offering, plus (2) $5,000 a month for five months beginning the month after the closing of this offering, plus (3) the grant of an option with a value equal to the difference between the lost bonus amount and the cash payments described in clauses (1) and (2), but the option will not be exercisable to purchase more than 10,000 shares. Pursuant to this agreement, effective at the closing date of this offering, we have also granted Mr. Hook an option to purchase 40,000 common shares exercisable at 110% of our initial public offering price. Mr. Hook is also entitled to participate in any bonus plan established by the Compensation Committee of the board of directors. Mr. Hook is entitled to various fringe benefits under the agreement, including a $750 a month car allowance, a cell phone, four weeks of vacation, reimbursement for books and tuition for an M.B.A. program and one year of salary and benefits if his employment under the agreement is terminated without cause. Mr. Hook has agreed not to compete with us during specified periods following the termination of his employment.

      Stock Option Terms. We expect that all options granted under our stock option plans, that are not already 100% exercisable immediately, including options granted to Mr. Farquhar, Mr. House, Mr. Hook and Mr. Seigel, will become 100% exercisable immediately ten days before or upon specified changes in control of the Company.

Compensation Committee Interlocks and Insider Participation

      None of Tarpon, EWCO, Steelbank or Haines Road had a Compensation Committee during 2003. During 2003, Gary D. Lewis served as the director of Tarpon and made its compensation decisions. Beginning in December 2003, Dr. Robert Pry and J. Peter Farquhar were elected as directors of Tarpon and made its compensation decisions. Gary D. Lewis was our Chairman of the Board and Chief Executive Officer from our inception in January 2002 until April 2004 and was our President from January 2003 until April 2004. J. Peter Farquhar became our Secretary in March 2004 and our President (until February 2005) and Chief Executive Officer in August 2004.

      During 2003, Charles A. Vanella served as the sole director of EWCO and made its compensation decisions. Mr. Vanella was the President, Chief Executive Officer and sole owner of EWCO from October 2001 until April 7, 2004, when we acquired EWCO and Mr. Vanella became Tarpon’s and EWCO’s President and Chief Executive Officer and a director until his resignation in August 2004.

      During 2003, Jeffrey Greenberg, Mark D. Madigan and Barry Seigel served as the directors of Steelbank and made its compensation decisions. They were the sole owners of Steelbank until we acquired it on May 14, 2004, and Mr. Greenberg served as Steelbank’s Vice President — Sales, Mr. Madigan served as Steelbank’s Vice President — Sales and Mr. Seigel served as Steelbank’s President and Chief Executive Officer. For a description of the consideration paid to them in connection with our acquisition of Steelbank, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Acquisitions — Steelbank.”

      During 2003, none of the Haines Road employees or officers served on the board of directors of Bolton Steel Tube Co., Ltd., which made Haines Road’s compensation decisions.

      None of the directors described above as making compensation decisions for Tarpon, EWCO, Steelbank or Haines Road had any other relationship with us requiring disclosure by us pursuant to

Securities and Exchange Commission rules regarding disclosure of related-party transactions, except that Mr. Lewis, Mr. Vanella and Mr. Farquhar had the relationships with us described below:

      On January 16, 2002, Gary D. Lewis, James E. Romzek, Adam G. Mayblum and Robert Soto founded Tarpon. In connection with the formation of Tarpon, they and their family members received 904,131 of our common shares for an aggregate purchase price of $794.12, including 368,351 common shares received by Gary D. Lewis and members of his family for $352.94.

      Gary N. Lewis, Gary D. Lewis’s son, served as Tarpon’s Assistant to the Chairman from August 2002 until April 2004. He was paid $72,000 in 2003 and $28,500 in 2002 for these services.

      In April 2004, we entered into a Management Consulting Agreement with Bainbridge Advisors, Inc., an advisory firm primarily owned by Gary D. Lewis, our former Chairman of the Board, President and Chief Executive Officer. Mr. Lewis is the managing member of Bainbridge. Mr. Lewis founded Tarpon, then known as Wall St. Acquisitions, Inc., and served as its Chairman of the Board and Chief Executive Officer and as one of its directors from its inception in January 2002 until the closing of our initial acquisition, EWCO, in April 2004 and served as its President from January 2003 until April 2004. He has been primarily responsible for implementing our business strategy, including identifying the EWCO, Haines Road and Steelbank acquisitions. The initial term of the agreement expires April 7, 2007 and is automatically extended on a year-to-year basis unless either party gives 120 days notice of termination before the end of the initial term or 60 days notice of termination before the end of any extension of the term. Pursuant to the agreement, Bainbridge, primarily through Gary D. Lewis, provides consulting services for us concerning the integration of the EWCO, Haines Road and Steelbank acquisitions, the further development and implementation of our business and financing plans and strategy, our expansion and acquisition plans and other areas, all to the extent we and Bainbridge mutually agree. Bainbridge will have satisfactorily provided the required availability to perform its services so long as, with respect to Gary D. Lewis, Mr. Lewis has provided an average of at least an aggregate of 120 hours of service a month during the term through February 2006 and at least an aggregate of 70 hours of service a month during the term after February 2006, unless Tarpon enters into an acquisition other than the EWCO, Steelbank and Haines Road acquisitions. Tarpon is required to pay the advisory and transaction fees even if it does not use Bainbridge for the allotted hours.

      In exchange for Bainbridge’s consulting services, we have agreed to pay Bainbridge (1) $15,000 a month, (2) all reasonable expenses incurred by Bainbridge in connection with the agreement, including (a) fees and expenses of legal counsel retained at our direction, (b) legal fees up to $7,500 in connection with preparing the agreement, (c) out-of-pocket costs incurred in performing the agreement, and (d) up to $5,000 a year for professional liability errors and omissions insurance relating to Bainbridge’s services, (3) 4% of the total consideration paid in an acquisition approved by our board, with a minimum of $200,000 and a maximum of $300,000 for each transaction, and (4) a stock option to Bainbridge or its designees to purchase 110,000 common shares at an exercise price equal to 110% of our initial public offering price. The success fee is generally paid over 12 months after closing, except that the fee for the EWCO, Haines Road and Steelbank acquisitions, totaling $600,000 after the closing of Haines Road, are payable $22,222 a month until the closing of this offering, when the remaining amount will be paid equally over the period ending 24 months from the closing. If payments exceed $60,000 a month, the excess will be deferred until the next month in which they can be paid and not exceed $60,000 a month.

      We have also agreed to indemnify Gary D. Lewis, obtain additional directors and officers insurance coverage and reimburse him for legal fees incurred, all in connection with certain services performed by Mr. Lewis in his capacity as one of our former officers. We expect the legal fees and additional insurance premiums paid by us to be less than $10,000.

      In October 2001, Charles A. Vanella purchased all of the issued and outstanding common shares of EWCO from Richard Loznak and other members of his family. EWCO borrowed $2.9 million from Comerica Bank and loaned the $2.9 million to Mr. Vanella, who used the money to pay the purchase price for the common shares. Approximately $39,920 of interest on this indebtedness was waived in 2004, $152,380 was waived in 2003, $169,735 was waived in 2002, and $40,170 was waived in 2001. The highest amounts of this indebtedness outstanding in 2003 was $3,085,524, in 2002 was $3,102,879 and in 2001 was $2,973,314. In connection with our acquisition of EWCO, in April 2004, EWCO agreed to redeem 36 common shares of EWCO from Mr. Vanella for $3,603,144, of which $670,000 is represented by a promissory note from EWCO payable out of the proceeds of this offering. The remaining $2,933,144 of the redemption price was used by Mr. Vanella to repay his note due to EWCO relating to his acquisition of EWCO in 2001. Tarpon bought the remaining four common shares of EWCO for $415,450 in cash paid to Mr. Vanella.

      After the closing of Mr. Vanella’s acquisition from Mr. Loznak, disputes arose regarding post-closing adjustments, among other things. Mr. Loznak obtained arbitration awards of $143,677 against EWCO and $575,000 against Mr. Vanella, and filed an action in the St. Clair County Circuit Court to confirm the awards. As part of our acquisition of EWCO, the Loznaks agreed to settle and release their claims against Mr. Vanella and EWCO in exchange for a lump sum payment of $410,000. We also caused EWCO to pay approximately $143,677 of this amount and Mr. Vanella paid the remaining $266,000 of this amount in connection with the closing of our acquisition of EWCO.

      Mr. Vanella’s daughter, Beth Vines, has been employed by EWCO since 2003, and his son-in-law, Jason K. Vines, was employed by EWCO from February 2003 to October 2004. Mrs. Vines is EWCO’s human resources manager and was paid $48,000 in 2003. Mr. Vines was EWCO’s Chief Financial Officer in 2003 and was paid $75,000 in 2003.

      For a description of our Termination Agreement with Mr. Vanella, see “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

      Between January and August 2004, we engaged J. Peter Farquhar, one of our directors, to provide consulting services to us concerning our operations, general management and business development, at times and places and in an amount determined by mutual agreement. We accrued $22,000 in fees to Mr. Farquhar for these services, including $10,000 payable in common shares at the closing of this offering.

Stock Option Plan

      Our board of directors and shareholders have adopted the Tarpon Industries, Inc. 2004 Stock Option Plan. The plan allows us to grant incentive stock options and non-qualified stock options to our directors, officers, employees, consultants and advisors to purchase up to an aggregate of 650,000 common shares. We have granted options under the plan, effective as of the closing of this offering, to purchase 110,000 common shares to Bainbridge’s designees (80,000 to Gary D. Lewis and 30,000 to Gary N. Lewis), 50,000 common shares to J. Peter Farquhar, 40,000 common shares to James T. House, 40,000 common shares to Patrick J. Hook an estimated 18,802 common shares to each of Jeffrey Greenberg, Mark D. Madigan and Barry Seigel, 10,000 shares to each of Dr. Pry, J. Peter Farquhar and Michael A. Ard and 22,500 shares to various employees, including 5,000 to Mr. Madigan. We have also agreed to grant each of Messrs. Greenberg, Madigan and Seigel options to purchase a number of common shares equal to approximately $340,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to each of them after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. See “Executive Compensation — Option Grants Table.” Under the plan, stock options to purchase no more than 650,000 common shares may be granted to any one participant in any calendar year. The plan also contains provisions to ensure that incentive stock options qualify under the Internal Revenue Code. Options granted under the plan expire within 10 years of the date of grant. The plan is administered by our board of directors or by the Compensation Committee of our board of directors, which determines the exercise prices and vesting periods of options granted under the plan in their discretion.

RELATED PARTY TRANSACTIONS

      See “Management — Compensation — Compensation Committee Interlocks and Insider Participation” for a description of relationships between us and Gary D. Lewis, Charles A. Vanella and J. Peter Farquhar.

      For a description of (1) Joseph Gunnar & Co., LLC’s compensation for acting as our placement agent in our April 2004 $2,000,000 note financing, and (2) our arrangements with Joseph Gunnar & Co., LLC in connection with the 2004 note financing and this offering, see “Underwriting.”

      Adam Mayblum and Robert Soto, two or our initial stockholders, provided consulting services to us in 2002, for which Mr. Mayblum was paid $122,000 and Mr. Soto was paid $87,500, $37,500 in cash and 10,000 common shares issued in March 2004.

      James E. Romzek, one of our former officers and directors and the husband of the holder of approximately 14.7% of our outstanding common shares as of January 7, 2005, is also formerly a partner in the law firm of Howard & Howard Attorneys, P.C. We engaged Howard & Howard Attorneys, P.C. to perform legal services for us in 2003 and 2002. We paid them $45,889.50 for those services in 2003 and $45,638 for those services in 2002. In March 2004, Mr. Romzek became a partner in the law firm of Warner Norcross & Judd, LLP. Warner Norcross & Judd, LLP has performed legal services for us in 2004 and we expect them to continue to do so. In addition, we paid Mr. Romzek consulting fees of $23,000 in 2003.

      During the year ended September 30, 2003, Steelbank recorded receivables in connection with sales commissions to be paid to Steelbank by Master Sales and Marketing Limited, an entity owned by Messrs. Greenberg and Madigan, and Seigel Investments Limited, an entity owned by Mr. Seigel. These receivables were forgiven by Steelbank in connection with our acquisition of Steelbank on May 14, 2004, the amount of which on such date, due to the then current currency exchange rate, was approximately $63,600. In addition, in connection with our acquisition of Steelbank on May 14, 2004, (1) an interest free loan to Steelbank by 1276758 Ontario Limited, an entity owned by Messrs. Seigel and Greenberg, of approximately $7,400, was forgiven by 1276758 Ontario Limited, (2) a payable from Steelbank to Tube Distributors, Inc., an entity owned by Messrs. Seigel and Greenberg, of approximately $25,200, incurred in connection with certain equipment purchases by Tube Distributors, Inc. for Steelbank, was forgiven by Tube Distributors, Inc. and (3) approximately $44,000 of lease payments and leasehold improvements owing by Steelbank to Tube Distributors, Inc. was forgiven by Tube Distributors. During the fiscal years ended September 30, 2003, Steelbank accrued $80,340 in rental expense for properties it subleased from Tube Distributors, Inc.

      In addition, during the year ended September 30, 2003, approximately $76,800 in aggregate accrued wages payable to Barry Seigel, Jeffrey Greenberg and Mark Madigan were forgiven by Messrs. Seigel, Greenberg and Madigan, approximately $20,696 of legal fees payable by Barry Seigel, Jeffrey Greenberg and Mark Madigan were paid by Steelbank, and approximately $19,522 of bad debts were recovered from an entity controlled by Barry Seigel, Jeffrey Greenberg and Mark Madigan.

PRINCIPAL SHAREHOLDERS

      The following table sets forth information with respect to the beneficial ownership of our common shares as of January 7, 2005, and as adjusted to reflect the sale of the common shares offered by this prospectus, by (1) each of our directors, (2) each of our executive officers named in the Summary

Compensation Table above, (3) all of our directors and executive officers as a group, and (4) each person known by us to own more than 5% of our common shares:

			Percentage
			Beneficially Owned
	Number of
	Common Shares		Before the	After the
Name of Beneficial Owner	Beneficially Owned		Offering(1)	Offering(2)

J. Peter Farquhar	12,000	(3)	*	*
Dr. Robert Pry	10,000	(4)	*	*
Michael A. Ard	10,000	(5)	*	*
Gary D. Lewis	478,351	(6)	32.5%	11.1%
Debra E. Romzek	200,920	(7)	14.7%	4.8%
Adam G. and Debra Mayblum	126,412	(8)	9.3%	3.0%
Robert and Lucy Soto, Jr.	110,460	(9)	8.1%	2.6%
Lester J. Sova	135,000	(10)	9.9%	3.2%
Mark Schwartz	74,507	(11)	5.5%	1.8%
All directors and executive officers as a group (5 persons)	52,437	(12)	3.8%	1.2%
Charles A. Vanella	0	(13)	0.0%	0.0%

*	Represents less than 1% of the outstanding common shares.

(1)	Based on 1,363,304 common shares outstanding as of January 7, 2005, including (a) 1,229,732 common shares actually outstanding as of January 7, 2005, (b) an estimated 61,310 common shares issuable as part of the consideration for the acquisition of Steelbank, (c) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their effective purchase price to approximately $3.70 a share, and (d) an estimated 2,000 common shares issuable to J. Peter Farquhar, one of our directors, on the closing date of this offering for additional services he has provided to us.

(2)	Based on 4,213,304 common shares outstanding, including all of the common shares assumed to be outstanding and described in note (1) and assuming all 2,850,000 common shares offered by this prospectus are sold to third parties.

(3)	Includes (a) 10,000 common shares that will be subject to an option granted to Mr. Farquhar at the closing of this offering that will be immediately exercisable, and (b) an estimated 2,000 common shares we have agreed to grant to Mr. Farquhar at the closing of this offering for additional services provided to us. Does not include 50,000 common shares that will be subject to an option granted to Mr. Farquhar at the closing of this offering that will be exercisable in one-third cumulative annual increments.

(4)	Includes 10,000 common shares that will be subject to an option granted to Dr. Pry at the closing of this offering that will be immediately exercisable.

(5)	Includes 10,000 common shares that will be subject to an option granted to Mr. Ard at the closing of this offering that will be immediately exercisable.

(6)	Includes (a) 309,751 common shares owned jointly with his wife, with whom he shares voting and investment power, (b) 41,858 common shares owned by his adult son, who does not live with him, (c) 8,371 common shares owned by his other adult son, who does not live with him, (d) 8,371 common shares owned by his adult daughter, who does not live with him, (e) 80,000 common shares that will be subject to an option granted to Mr. Lewis, and (f) 30,000 shares that will be subject to an option granted to Mr. Lewis’s adult son, Gary N. Lewis, both options to be granted at the closing of this offering and become exercisable beginning on the date of grant. Mr. Lewis disclaims beneficial ownership of the common shares held by his adult children. Mr. Lewis’s address is c/o Bainbridge Advisors, Inc., P.O. Box 36940, Grosse Pointe, Michigan 48236.

(7)	Ms. Romzek’s address is 2000 Town Center, Suite 2700, Southfield, Michigan 48075-1318.

(8)	Includes (a) 121,389 shares they hold jointly, and (b) 5,023 shares held by Mr. Mayblum as custodian for their minor son under the uniform gifts to minors act. Mr. and Mrs. Mayblum’s address is 50 Andrew Lane, New Rochelle, New York 10804.

(9)	Includes (a) 10,000 shares held directly by Robert Soto, (b) 90,414 shares they hold jointly, (c) 5,023 shares held by Robert Soto as custodian for their minor son, and (d) 5,023 shares held by Robert Soto as custodian for their minor son. Mr. and Mrs. Soto’s address is Two Lenape Trail, Freehold, New Jersey 07728.

(10)	Includes 51,284 common shares issuable to Mr. Sova as a purchaser of our common shares in December 2002 to October 2003 to reduce his purchase price to approximately $3.70 a share. Mr. Sova’s address is 2000 Town Center, Suite 2700, Southfield, Michigan 48075-1318.

(11)	Mark Schwartz has voting and investment control over these securities, which are registered in Lancaster Ltd.’s name. Lancaster Ltd’s address is 20-27 Carlton Place, Fairlawn, New Jersey 07410.

(12)	Includes an estimated 20,437 shares to be issued in our acquisition of Steelbank to Mr. Seigel. Does not include an estimated 18,802 common shares that will be subject to options granted to Mr. Seigel at the closing of this offering that will become exercisable in three equal annual installments beginning one year after grant. Also does not include options we have agreed to grant to Mr. Seigel to purchase a number of common shares equal to approximately $340,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. We have agreed to grant these options to Mr. Seigel after 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. Also, does not include 40,000 common shares that will be subject to an option granted to Mr. House or 40,000 common shares that will be subject to an option granted to Mr. Hook, both at the closing of this offering that will become exercisable in three equal annual installments beginning one year after grant and 100% exercisable immediately if we terminate his employment without cause.

(13)	Mr. Vanella is our former Chief Executive Officer and a former director.

Lock-up Agreements

      Under the underwriting agreement between us and the underwriters of this offering, prior to the effective date of this prospectus, holders of all of our outstanding common shares and options or warrants to purchase our common shares, other than warrants issued in the 2004 note financing, will not be able, directly or indirectly, to offer, sell, announce an intention to sell, contract to sell, pledge, hypothecate, grant any option to purchase or otherwise dispose of any common shares or any securities convertible into or exchangeable or exercisable for common shares for a period of one year following the closing of this offering without the prior written consent of the underwriters, except for limited sales under specified conditions after six months, issuances or sales by us under the terms of our outstanding options and warrants or options granted under the 2004 Stock Option Plan and subject to other exceptions. In addition, the lead underwriters have agreed that the common shares underlying the warrant granted to them by us in connection with this offering may not be sold or otherwise disposed of by it during the period of 180 days immediately following the date of effectiveness or commencement of sales to the public in this offering.

DESCRIPTION OF SECURITIES

      The following summary description of our capital stock is not intended to be complete and is subject to, and qualified in its entirety by reference to, our amended and restated articles of incorporation and our amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

      On December 1, 2003, our board of directors and shareholders approved a transaction to issue one common share for every 3.69203259 common shares then outstanding effective December 16, 2003. On March 23, 2004, our board of directors and shareholders approved a transaction to issue one common share for every 1.6176795 common shares then outstanding effective March 30, 2004. All outstanding common and common-equivalent shares and per share amounts have been retroactively adjusted to give effect to both of these reverse stock splits.

General

      Our authorized capital shares consist of an aggregate of 20,000,000 common shares, no par value, and 2,000,000 preferred shares, no par value. As of January 7, 2005, 1,229,732 common shares and no preferred shares were outstanding and there were 23 holders of record of our common shares. All of the shares being offered in this offering are common shares. The number of shares outstanding as of January 7, 2005 do not include an aggregate of an estimated 4,819,872 shares consisting of (1) the 2,850,000 shares to be issued in this offering, (2) an estimated 61,310 common shares issuable as part of the consideration for the acquisition of Steelbank, (3) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their effective purchase price to approximately $3.70 a share, (4) an estimated 2,000 common shares issuable to J. Peter Farquhar, one of our directors, on the closing date of this offering for additional services he has provided to us, or (5) 1,836,300 common shares issuable upon exercise of outstanding options and warrants, including the over-allotment option in connection with this offering, described under “Capitalization.”

Common Shares

      Holders of common shares have one vote per share on each matter submitted to a vote of the shareholders and a right to participate ratably in our net assets upon liquidation. Holders of common shares participate ratably in dividends and distributions that may be declared by the board of directors from funds legally available for that purpose. See “Dividend Policy.” The common shares have no conversion rights, are not redeemable and are not entitled to any preemptive or subscription rights. The common shares currently outstanding are, and the shares to be issued in connection with this offering will be, duly authorized, validly issued, fully paid and non-assessable. Holders of common shares have no cumulative voting rights, and accordingly, holders of a majority of the outstanding common shares are able to elect all of our directors. Holders of a majority of the outstanding common shares constitute a quorum at any meeting of our shareholders, and the vote by the holders of a majority of our outstanding common shares is required to effect specific fundamental corporate changes, including liquidation, merger of sale of substantially all of our assets, subject to the exceptions described below under “Business Combination Provisions of Michigan Law.”

      Our board of directors is divided into three classes and the directors serve staggered three-year terms. Our directors will hold office until the Annual Meeting of Shareholders to be held in 2005 for Dr. Robert Pry, the Annual Meeting of Shareholders to be held in 2006 for Michael A. Ard, the Annual Meeting of Shareholders to be held in 2007 for J. Peter Farquhar, and until their successors are elected and qualified, or until their earlier death, resignation or removal. Directors may be removed only for cause. Our Restated Articles of Incorporation set the minimum and maximum number of directors constituting the entire Board at three and fifteen, respectively, and require approval of holders of 90% of our voting shares to amend this provision. Directors are elected by plurality vote. Vacancies and newly-created directorships resulting from an increase in the authorized number of directors may be filled by a majority vote of the directors then in office, even if less than a quorum. In addition, our bylaws require advance notice of any nominations for director, along with information about the nominee and the shareholder. See “Management — Board of Directors and Committees of the Board of Directors — Nominating Committee.”

Preferred Shares

      We have authorized the issuance of up to 2,000,000 preferred shares, no par value, none of which is outstanding as of the date of this prospectus. The preferred shares may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon, each series of preferred shares and to fix the number of shares of any series of preferred shares and the designation of any such series. We could issue preferred shares, under certain circumstances, to prevent a takeover of Tarpon, and our board of directors may issue preferred shares without any action of the holders of the common shares, which could have a detrimental effect on the rights of holders of the common shares, including loss of voting control. Anti-takeover provisions that could be included in the preferred shares when issued might depress the market price of our securities and might limit the shareholders’ ability to receive a premium on their shares by discouraging takeover and tender offer bids. We have no present plans to issue any preferred shares.

Various Lenders’ Warrants

      In February and March 2004, we issued warrants to persons who provided loans to us of $150,000. In April 2004, we issued warrants to persons who provided the 2004 note financing loans to us of $2,000,000. We also issued warrants to designees of the placement agent in the April 2004 note financing. The warrants entitle the holders to purchase an aggregate of 565,000 common shares at an exercise price equal to the initial public offering price per share (125% of the initial public offering price for the designees of the placement agent) for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering (181 days after the closing of this offering for the designees of the placement agent). The shares underlying the warrants are being registered in this offering and may not be purchased, and thus resold, for 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering.

Registration Rights

      Holders of warrants originally issued to designees of the placement agent and the purchasers of notes in our April 2004 note financing and in our February and March 2004 note financing have demand and piggy-back registration rights with respect to their resale of the underlying common shares. These rights allow the holders to include their common shares in any registration of our securities in a registration statement under the Securities Act or to demand that we file a registration statement to register the resale of their common shares, subject to specified limitations. Exercise of these registration rights may adversely affect the terms on which we may obtain additional financing. We are registering for resale the 565,000 common shares issuable upon exercise of warrants issued in our April 2004 note financing in April 2004 and to our shareholders who made similar loans to us in February and March 2004, although the warrants are not exercisable until 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering, and the 193,800 common shares issuable upon exercise of warrants granted to the lead underwriters in connection with this offering, although these warrants are not exercisable during the period of 180 days immediately following the date of effectiveness or commencement of sales to the public in this offering. When this registration statement is declared effective, and as long as it remains effective, the warrant holders have no demand registration rights. Further, while our warrants and options are outstanding, our ability to obtain additional financing on favorable terms might be adversely affected.

Business Combination Provisions of Michigan Law

      Chapters 7A and 7B of the Michigan Business Corporation Act may affect attempts to acquire control of us. In general, under Chapter 7A, “business combinations” (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an “interested shareholder” (defined as the direct or indirect beneficial owner of at least 10% of the voting power of a covered corporation’s outstanding shares) can only be consummated if approved by at least 90% of the votes of each class of the corporation’s shares entitled to vote and by at least two-thirds of such voting shares not held by the interested shareholder or affiliates, unless five years have elapsed after the person involved became an

“interested shareholder” and unless certain price and other conditions are satisfied. The board of directors has the power to elect to be subject to Chapter 7A as to specifically identified or unidentified interested shareholders.

      Control Shares are shares that when added to shares already owned by an entity, would give the entity voting power in the election of directors over any of the three thresholds: one-fifth, one-third and a majority. In general, under Chapter 7B, an entity that acquires “Control Shares” of us may vote the Control Shares on any matter only if a majority of all shares, and of all non-“Interested Shares,” of each class of shares entitled to vote as a class, approve such voting rights. Interested Shares are shares owned by our officers, our employee-directors and the entity making the Control Share Acquisition. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. The board of directors may amend the bylaws before a Control Share Acquisition occurs to provide that Chapter 7B does not apply to us. In addition, certain provisions of our bylaws could have the effect of delaying, deterring or preventing changes in control of us.

Indemnification of Directors and Officers

      The Michigan Business Corporation Act permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duties. Our Restated Articles of Incorporation so limit the liability of directors. Our bylaws also provide for indemnification of directors and executive officers. We believe that such indemnification will assist us in continuing to attract and retain talented directors and officers in light of the risk of litigation directed against directors and officers of publicly-held corporations.

      Our Restated Articles of Incorporation limit director liability to the maximum extent permitted by Michigan law. Michigan law allows the articles of incorporation of a Michigan corporation to contain a provision eliminating or limiting a director’s liability to the corporation or its shareholders for money damages for any action taken or any failure to take any action as a director, except for liability for specified acts. As a result of the inclusion of such a provision, our shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct. These provisions, however, do not affect liability under the Securities Act.

      The Michigan Business Corporation Act authorizes a corporation under specified circumstances to indemnify its directors and officers, including reimbursement for expenses incurred. The provisions of our bylaws relating to indemnification of directors and officers generally provide that directors and officers will be indemnified to the fullest extent permissible under Michigan law. The provision also provides for advancing litigation expenses at the request of a director or officer. These obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act or the Michigan Uniform Securities Act. Messrs. Farquhar’s, Greenberg’s, House’s, Hook’s, Madigan’s and Seigel’s employment agreements also provide for indemnification.

      We have obtained Directors’ and Officers’ liability insurance. The policy provides for $2,000,000 in coverage including prior acts dating to our inception and liabilities under the Securities Act in connection with this offering.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

      Before this offering, there has been no public market for our common shares. Sales of a substantial amount of our common shares in the public market, or even the perception that such sales may occur, could adversely affect the market price of our common shares prevailing from time to time and could impair our ability to raise additional capital through future sales of equity securities.

      Upon completion of this offering and after giving effect to shares issuable (1) as part of the consideration for the acquisition of Steelbank, (2) to purchasers of our common shares in December 2002 to October 2003 to reduce their purchase price to approximately $3.70 a share, and (3) to J. Peter Farquhar, one of our directors, on the closing date of this offering for additional services he has provided to us, we will have outstanding 4,213,304 common shares, consisting of 2,850,000 common shares being offered in this prospectus and 1,363,304 restricted common shares. In addition, we have reserved 1,465,000 shares for future issuance consisting of (a) an estimated 565,000 common shares issuable upon the exercise of warrants issued in connection with our 2004 note financing completed in 2004, (b) 650,000 common shares reserved for issuance under our 2004 Stock Option Plan, of which options to purchase an aggregate of 348,906 common shares are expected to be outstanding as of the closing of this offering, and (c) 193,800 common shares issuable upon exercise of the warrant issuable to designees of the lead underwriters in connection with this offering.

      The 2,850,000 common shares being offered by this prospectus will be freely tradable without restriction or further registration under the Securities Act by all persons other than our affiliates. The estimated 1,363,304 restricted shares will be freely tradable as and to the extent permitted by Rule 144 or some other exemption from registration under the Securities Act or if registered under the Securities Act, subject to the lock-up restrictions agreed to by our existing shareholders, optionees and warrantholders, which restrictions expire one year after the closing of this offering. See “Principal Shareholders — Lock-up Agreements.”

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, if one year has elapsed since the date of the acquisition of restricted shares by a holder from Tarpon or from an affiliate of Tarpon, the holder is entitled to sell, in the public market, within any three-month period, the number of common shares that does not exceed the greater of 1% of the total number of our then outstanding common shares or the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales under Rule 144 are subject also to requirements as to the manner of sale, notice and availability of current public information about Tarpon. If two years have elapsed, a holder, other than an affiliate of Tarpon or a person who has been an affiliate in the prior 90 days, is entitled to resell restricted shares in the public market under Rule 144(k), without regard to the volume limitation, manner of sale requirements, current public information requirements or notice requirements.

      Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that, commencing 90 days after we become subject to reporting requirements under the Securities Exchange Act of 1934, affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

      In addition, we currently intend to register the common shares reserved for issuance under the 2004 Stock Option Plan. Also, we are registering for resale the 565,000 common shares issuable upon exercise of warrants issued in our April 2004 note financing in April 2004 and to our shareholders who made similar loans to us in February and March 2004, although the warrants are not exercisable, and thus may not be resold, for 90 days or, at our discretion, up to 180 days after the closing of this offering, and the 193,800 common shares issuable upon exercise of warrants granted to the lead underwriters in connection with this offering, although these warrants are not exercisable during the period of 180 days immediately following the date of effectiveness or commencement of sales to the public in this offering.

UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement between us and the underwriters named below, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, the number of common shares set forth below opposite the underwriters’ name, at the initial public offering price per share less the underwriting discounts and commissions (i.e., 7% of the initial public offering price) set forth on the cover page of this prospectus:

Underwriter	Number of Shares

Joseph Gunnar & Co., LLC.	1,500,000
LaSalle St. Securities, L.L.C.	800,000
Newbridge Securities Corporation	550,000

Total	2,850,000

      The underwriting agreement sets forth the obligations of the underwriters to pay for and accept delivery of the shares and provides that the underwriters will purchase all of the shares, if any of the shares are purchased.

      The underwriters initially propose to offer the common shares directly to the public at the initial public offering price per share set forth on the cover page of this prospectus and to selected dealers at such price less a concession not in excess of $0.25 per share. The underwriters may allow, and these dealers may reallow, a concession not in excess of $0.075 per share to other dealers. After this offering, the public offering price, concession and re-allowance may be changed.

      We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 427,500 additional common shares at the initial public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the common shares offered in this prospectus.

      We have agreed to pay the underwriters a non-accountable expense allowance equal to 3% of the gross proceeds of this offering (including any over-allotment shares) to cover the underwriting costs and due diligence expenses relating to this offering, $25,000 of which we have already paid. We have also agreed to pay the reasonable fees and expenses of underwriters’ counsel, including in connection with state securities law filings, up to $75,000 plus out-of-pocket expenses, $20,000 of which we have already paid. We estimate that our expenses of this offering payable by us, other than the underwriting discounts and commissions, but including the non-accountable expense allowance, will be $1,500,000.

      The underwriters’ compensation, including discounts and commissions, non-accountable expense allowance and warrant, are summarized as follows:

	Per Share	Total

Underwriting discounts and commissions	$0.35	$997,500
Underwriters’ non-accountable expense allowance	$0.15	$427,500
Lead underwriters’ warrant to purchase 193,800 common shares (described below)

      Our agreement to permit Joseph Gunnar & Co., LLC to have a non-voting observer attend meetings of our board of directors continues for a period of two years from the closing of this offering. Joseph Gunnar & Co., LLC expects to appoint Stephan Stein, its Chief Operating Officer, as its non-voting observer. Joseph Gunnar & Co., LLC’s observer will be reimbursed for all out-of-pocket expenses incurred in connection with his attendance at meetings of our board of directors and will receive cash compensation equal to the cash compensation payable by us to our outside directors for attendance at such meetings. Joseph Gunnar & Co., LLC’s observer, in that capacity, shall also be entitled to the same coverage under our directors and officers insurance policy that is extended to our officers and directors.

      In connection with this offering, we have agreed to sell warrants to the lead underwriters for a nominal price. The lead underwriters’ warrants entitle the lead underwriters or their designees to purchase up to 193,800 common shares, subject to increase and decrease by reason of anti-dilution provisions contained in the warrants and to decrease if exercised by a cashless exercise. The shares issuable upon exercise of the lead underwriters’ warrants will be in all respects identical to the shares offered to you. The lead underwriters’ warrants will be exercisable at a per share exercise price equal to 150% of the initial public offering price per share set forth on the cover page of this prospectus, which exercise shall not take place during the period of 180 days immediately following the date of effectiveness or commencement of sales to the public in this offering, and which exercise may take place after such 180 day period and until the fifth anniversary of the date of effectiveness or commencement of sales to the public in this offering. The restriction on the exercise of the lead underwriters’ warrants is pursuant to Rule 2710(g) of the NASD Conduct Rules. The 193,800 lead underwriters’ warrants, and any common shares purchasable upon exercise of the lead underwriters’ warrants, shall not be sold during the offering, or sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period for 180 days immediately following the date of effectiveness or commencement of sales in this offering. The lead underwriters’ warrants may not be sold, assigned, transferred, pledged or hypothecated except to the officers or members of the underwriters and to members of the selling group and/or their officers or partners. In accordance with the terms of the underwriting agreement, we are registering the shares issuable upon exercise of the lead underwriters’ warrants under the registration statement of which this prospectus forms a part, and we have agreed to file post effective amendments or a new registration statement in order to permit the public resale of the shares issued or issuable upon exercise of the lead underwriters’ warrants at our expense. During the term of the lead underwriters’ warrants, the holders of the warrants will be given the opportunity to profit from a rise in the market price of the common shares, which may result in a dilution of the interest of our shareholders. As a result, we may find it more difficult to raise additional equity capital if it should be needed for our business while the lead underwriters’ warrants are outstanding. The holders of the lead underwriters’ warrants might be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional equity capital on terms more favorable to us than those provided by the lead underwriters’ warrants. Any profit realized on the sale of the shares issuable upon the exercise of the lead underwriters’ warrants may be deemed additional underwriting compensation.

      We and the underwriters have agreed to indemnify each other against, or to contribute to losses arising out of, untrue statements or omissions of material facts contained in this prospectus and the registration statement of which the prospectus forms a part in connection with this offering. We and the underwriters are each aware that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. As a result of our agreement to maintain the effectiveness of the registration statement of which this prospectus forms a part in order to permit the public resale of the shares underlying the lead underwriters’ warrants, we will remain subject to liability under the Securities Act even well after we have received and applied the net proceeds of this offering.

      The underwriters may engage in over-allotment, stabilizing, syndicate and covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a syndicate short position. The underwriters’ stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a prescribed maximum. Covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover short positions. Such over-allotment and covering transactions may cause the price of the common shares to be higher than it would be in the absence of such transactions. These transactions may be effected on the American Stock Exchange and, if commenced, may be discontinued at any time.

      In connection with the offering, the underwriters may make short sales of our shares and may purchase our shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be a downward pressure on the price of the shares in the open market after pricing that could aversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of our stock may be higher than the price that might otherwise exist in the open market.

      Application has been made for listing the common shares on the American Stock Exchange under the symbol TPO. It is expected that this application will be effective at the time of this offering.

      Before this offering, there has been no public trading market for our common shares. The public offering price of our common shares offered in this prospectus was determined by negotiation between us and the underwriters. Factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, include the history of and prospects for the industry in which we operate, an assessment of our management, our prospects, our financial condition, our capital structure and such other factors as are deemed relevant. An active trading market might not develop or be sustained upon the completion of this offering and the market price of our common shares might decline below the initial public offering price. Investors purchasing in this offering might not be able to resell their shares at or above the initial public offering price and could lose all of their investment.

      The foregoing description includes a summary of the principal terms of the underwriting agreement and the lead underwriters’ warrant agreement and does not purport to be complete. The underwriting agreement and the lead underwriters’ warrant agreement are filed as exhibits to the registration statement of which this prospectus forms a part and should be referenced for the complete contents of these documents.

      Joseph Gunnar & Co., LLC, one of the underwriters in this offering, was the placement agent in our April 2004 $2,000,000 note financing. Joseph Gunnar & Co., LLC received for its services (1) $200,000 in commissions and fees, (2) a $50,000 non-accountable, non-refundable retainer ($25,000 of which is applied to this offering and is to be credited against its non-accountable expense allowance of this offering), (3) reimbursement of its out-of-pocket expenses, including the fees of its counsel, subject to (a) a $35,000 limit on legal fees of its counsel in connection with blue sky matters and blue sky filing fees, plus disbursements, and (b) a credit of $25,000 for a portion of the retainer received by the placement agent, which was credited against its expenses, (4) a five year warrant to purchase 100,000 common shares at 125% of the offering price of our common shares in our initial public offering (an estimated $6.25 a share), which was issued to its employee designees, (5) the right to appoint a non-voting observer to our board of directors for two years from the completion of our April 2004 note financing, and (6) a 12-month agreement to provide investment banking services to us in consideration for a $7,500 a month retainer plus out-of-pocket expenses and success fees for business combinations, other than EWCO, Haines Road and Steelbank.

      Joseph Gunnar & Co., LLC is acting as a representative of the note holders for $2,000,000 of our 2004 note financing for purposes of enforcing the notes, executing and enforcing the related security agreement, perfecting the security agreement and exercising rights under the agreements in the absence of written instructions from the holders of 50% in principal amount of the notes. These notes will be paid in full from the proceeds of this offering, thus terminating such duties.

TRANSFER AGENT

      American Stock Transfer and Trust Company will be the transfer agent for the common shares.

LEGAL MATTERS

      The validity of the common shares being sold in this offering will be passed upon for us by Honigman Miller Schwartz and Cohn LLP of Detroit, Michigan. Legal matters related to this offering will be passed upon for the underwriters by Ruskin Moscou Faltischek, PC of Uniondale, New York.

EXPERTS

      The financial statements of Tarpon as of, and for the years ended, December 31, 2003 and 2002, of EWCO and Haines Road as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and of Steelbank as of, and for the year ended, September 30, 2003, appearing in this prospectus and registration statement , and the related financial statement schedule included elsewhere in the registration statement, have been audited by Grant Thornton LLP, Independent Registered Public Accounting Firm, as stated in their reports thereon, which reports for Tarpon and EWCO contain an explanatory paragraph relating to an uncertainty concerning their ability to continue as a going concern, as described in their Notes to Financial Statements appearing elsewhere in this prospectus, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN GET MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the common shares that we and the selling shareholders are offering in this prospectus. This prospectus is part of the registration statement. This prospectus does not include all of the information contained in the registration statement, portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information about us and the common shares offered in this prospectus, you should review the registration statement. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the documents and when any of those documents is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

      You may read and copy any materials we file with the SEC, including the registration statement and any related exhibits and schedules, at prescribed rates for copies, at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains registration statements, reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

      We do not currently file reports with the SEC, but as a result of this offering, we will become subject to the reporting and other requirements of the Securities Exchange Act of 1934. For as long as we are subject to the reporting requirements of the Exchange Act, we will give to our shareholders annual reports containing audited financial statements.

TARPON INDUSTRIES, INC.

INDEX TO FINANCIAL STATEMENTS

Page

Tarpon Industries, Inc.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets — September 30, 2004 (consolidated and unaudited) and December 31, 2003 and 2002	F-3
Statements of Operations — For the Three and Nine Months Ended September 30, 2004 and 2003 (consolidated and unaudited) and For the Years Ended December 31, 2003 and 2002	F-4
Statements of Shareholders’ Equity — For the Nine Months Ended September 30, 2004 and 2003 (consolidated and unaudited) and For the Years Ended December 31, 2003 and 2002	F-5
Statements of Cash Flows — For the Nine Months Ended September 30, 2004 and 2003 (consolidated and unaudited) and For the Years Ended December 31, 2003 and 2002	F-6
Notes to Financial Statements	F-7

Eugene Welding Co.
Report of Independent Registered Public Accounting Firm	F-23
Balance Sheets — March 31, 2004 (unaudited) and December 31, 2003 and 2002	F-24
Statements of Operations — For the Three Months Ended March 31, 2004 and 2003 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-25
Statements of Shareholders’ Equity — For the Three Months Ended March 31, 2004 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-26
Statements of Cash Flows — For the Three Months Ended March 31, 2004 and 2003 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-27
Notes to Financial Statements	F-28

Haines Road
Report of Independent Registered Public Accounting Firm	F-35
Balance Sheets — September 30, 2004 (unaudited) and December 31, 2003 and 2002	F-36
Statements of Operations and Location Equity — For the Three and Nine Months Ended September 30, 2004 and 2003 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-37
Statements of Cash Flows — For the Nine Months Ended September 30, 2004 and 2003 (unaudited) and For the Years Ended December 31, 2003, 2002 and 2001	F-38
Notes to Financial Statements	F-39

Pro Forma Combined Financial Statements (unaudited)
Introduction	F-47
Pro Forma Consolidated Balance Sheet — September 30, 2004	F-49
Pro Forma Consolidated Statements of Operations — For the Nine Months Ended September 30, 2004 and 2003 and For the Year Ended December 31, 2003	F-50
Notes to Pro Forma Consolidated Financial Statements	F-53

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

Tarpon Industries, Inc.

      We have audited the accompanying balance sheets of Tarpon Industries, Inc. (a Michigan corporation) as of December 31, 2003 and 2002, and the related statements of operations, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tarpon Industries, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company incurred a net loss of $650,386 during the year ended December 31, 2003, and, as of that date, the Company has an accumulated deficit of $1,416,866. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP

Southfield, Michigan

October 21, 2004

TARPON INDUSTRIES, INC.

(Formerly known as Wall St. Acquisitions, Inc.)

BALANCE SHEETS

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$299,090	$22,454	$169,111
Accounts receivable (less allowance for doubtful accounts of $364,724 at September 30, 2004)	6,121,128	0	0
Inventories	5,717,520	0	0
Prepaid expenses	524,897	611	54,956
Prepaid initial public offering expenses	962,179	0	0
Financing costs	97,271	0	0
Deposits	265,116	74,441	0
Income tax receivable	6,851	0	0
Capitalized acquisition costs	104,662	233,906	45,007

Total current assets	14,098,714	331,412	269,074
PROPERTY PLANT AND EQUIPMENT:
Machinery and equipment	312,387	0	0
Leasehold improvements	296,393	0	0
Computer equipment	56,169	0	0
Transportation equipment	28,897	0	0
Furniture and fixtures	54,238	0	0

Total	748,084	0	0
Less accumulated depreciation and amortization	64,799	0	0

Net property, plant and equipment	683,285	0	0
OTHER ASSETS:
Financing costs	128,375	0	0
Goodwill	1,223,021	0	0
Intangible assets, net of amortization of $23,244 at 9/30/04	386,756	0	0

Total other assets	1,738,152	0	0

TOTAL ASSETS	$16,520,151	$331,412	$269,074

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Notes payable — bank	$3,442,380	$0	$0
Notes payable — other	2,760,419	0	0
Accounts payable — trade	5,677,100	281,977	187,690
Advances from related parties and wages payable	0	36,932	0
2004 note financing notes payable, net of $221,164 of deferred financing costs (warrants)	1,928,836	0	0
Accrued expenses	525,208	0	0
Current portion of success fee	288,889	0	0
Accrued income taxes	203,656	0	0
Current maturities on long-term debt	403,122	0	0

Total current liabilities	15,229,610	318,909	187,690
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	1,352,029	0	0
Long-term accrued liabilities	99,782	0	0
Long-term success fee, less current maturities	11,111	0	0

Total non-current liabilities	1,462,922	0	0
SHAREHOLDERS’ EQUITY (DEFICIT):
Common shares; no par value, authorized, 10,000,000 shares at September 30, 2004 and December 31, 2003 and 2002; issued and outstanding, 1,229,732 shares at September 30, 2004, 1,219,732 shares at December 31, 2003, and 1,188,760 shares at December 31, 2002	1,479,369	1,429,369	847,864
Additional paid-in capital — warrants	651,583	0	0
Accumulated deficit	(2,242,772)	(1,416,866)	(766,480)
Foreign currency translation	(60,561)	0	0

Total shareholders’ equity (deficit)	(172,381)	12,503	81,384

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	$16,520,151	$331,412	$269,074

The accompanying notes are an integral part of these financial statements

TARPON INDUSTRIES, INC.

(Formerly known as Wall St. Acquisitions, Inc.)

STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,

	2004	2003	2004	2003	2003	2002

	(Unaudited)		(Unaudited)
REVENUES:
Sales	$13,078,675	$0	$25,146,897	$0	$0	0
Less discounts allowed	113,516	0	247,881	0	0	0

Net revenues	12,965,159	0	24,899,016	0	0	0
COST OF GOODS SOLD:
Materials	8,795,007	0	16,567,935	0	0	0
Direct labor	612,210	0	1,287,334	0	0	0
Manufacturing overhead	2,049,070	0	4,015,328	0	0	0

Total cost of goods sold	11,456,287	0	21,870,597	0	0	0

Gross profit	1,508,872	0	3,028,419	0	0	0
OPERATING EXPENSES:
Selling, general and administrative expenses	1,406,031	158,918	2,707,069	495,959	650,386	740,848
Depreciation and amortization	48,761	0	88,043	0	0	0
Abandoned projects	0	0	0	0	0	25,632

Total operating expenses	1,454,792	158,918	2,795,112	495,959	650,386	766,480

OPERATING INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE)	54,080	(158,918)	233,307	(495,959)	(650,386)	(766,480)
OTHER INCOME (EXPENSE):
Miscellaneous income	23,255	0	36,348	0	0	0
Interest expense	(447,094)	0	(791,786)	0	0	0
Financing costs	(155,914)	0	(292,965)	0	0	0
Interest and dividend income	6	0	18	0	0	0
Debt forgiveness	0	0	6,311	0	0	0
Foreign exchange	5,865	0	6,499	0	0	0

Total other income (expense)	(573,882)	0	(1,035,575)	0	0	0

NET INCOME (LOSS) BEFORE INCOME TAXES:	(519,802)	(158,918)	(802,268)	(495,959)	(650,386)	(766,480)
INCOME TAXES:	0	0	23,638	0	0	0

NET LOSS	$(519,802)	$(158,918)	$(825,906)	$(495,959)	$(650,386)	$(766,480)

NET LOSS PER COMMON SHARE — BASIC AND DILUTED	$(0.42)	$(0.13)	$(0.67)	$(0.42)	$(0.54)	$(0.73)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,229,732	1,188,760	1,226,484	1,188,760	1,194,998	1,050,415

The accompanying notes are an integral part of these financial statements

TARPON INDUSTRIES, INC.

(Formerly known as Wall St. Acquisitions, Inc.)

STATEMENTS OF SHAREHOLDERS’ EQUITY

				Additional
	Number of			Paid in	Total	Accumulated
	Common	Common	Accumulated	Capital	Shareholders’	Other	Comprehensive
	Shares	Shares	Deficit	Warrants	Equity	Income	Income

Balance at January 16, 2002 (inception)	0	$0	$0	$0	$0	$0	$0
Issuance of stock, less issuance costs of $2,930	1,188,760	1,247,864			1,247,864
Stock subscription receivable		(400,000)			(400,000)
Net loss			(766,480)		(766,480)		(766,480)
Comprehensive income							$(766,480)

Balance at December 31, 2002	1,188,760	847,864	(766,480)	0	81,384	$0	(766,480)
Collection of stock subscription		400,000			400,000
Issuance of stock, less issuance costs of $3,495	30,972	181,505			181,505
Net loss			(650,386)		(650,386)		(650,386)
Comprehensive income							$(650,386)

Balance at December 31, 2003	1,219,732	1,429,369	(1,416,866)	0	12,503	$0	(1,416,866)
Stock issued for consulting services	10,000	50,000			50,000
Additional paid-in capital — warrants				651,583	651,583
Net loss			(825,906)		(825,906)		(825,906)
Foreign Currency Translation Adjustment					(60,561)	(60,561)
Comprehensive income							$(825,906)

Balance at September 30, 2004 (unaudited)	1,229,732	$1,479,369	$(2,242,772)	$651,583	$(172,381)	$(60,561)	$(2,242,772)

The accompanying notes are an integral part of these financial statements

TARPON INDUSTRIES, INC.

(Formerly known as Wall St. Acquisitions, Inc.)

STATEMENTS OF CASH FLOWS

	For the Nine Months Ended		For the Year Ended
	September 30,		December 31,

	2004	2003	2003	2002

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(825,906)	$(495,959)	$(650,386)	$(766,480)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization	88,043	0	0	0
Deferred income taxes	19,700	0	0	0
Stock issued for consulting services	50,000	0	0	0
Interest expense relating to warrant issuance	430,419	0	0	0
Unrealized gain (loss) on foreign currency translation	(60,561)	0	0	0
Debt forgiveness	6,311	0	0	0
Changes in assets and liabilities:
Accounts receivable (increase) decrease	72,010	0	0	0
Refundable federal income taxes (increase)	(3,131)	0	0	0
Inventory (increase)	(766,313)	0	0	0
Prepaid expenses (increase) decrease	(1,011,268)	0	54,345	(54,956)
Deposits (increase)	(190,675)	0	(74,441)	0
Financing costs (increase)	(97,271)	0	0	0
Accounts payable and accrued expenses increase (decrease)	936,582	(69,864)	131,220	187,690
Federal income taxes payable increase	5,173	0	0	0

Net cash (used in) operating activities	(1,346,887)	(565,823)	(539,262)	(633,746)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Eugene Welding Co.	(499,490)	0	0	0
Cash acquired with Eugene Welding Co.	431,739	0	0	0
Acquisition of Steelbank, Inc.	(338,396)	0	0	0
Expenditures for property and equipment	(58,436)	0	0	0
Changes in capitalized acquisition costs	869	0	(188,900)	(45,007)

Net cash provided by (used in) investing activities	(463,714)	0	(188,900)	(45,007)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common shares (net of issuance costs of $3,495 in 2003 and $2,930 in 2002)	0	400,000	581,505	847,864
Repayment of bank loan	(607,681)	0	0	0
Proceeds from 2004 note financing	2,150,000	0	0	0
Proceeds from issuance of long term debt	544,918	0	0	0
Repayment of long-term obligations	0	0	0	0

Net cash provided by financing activities	2,087,237	400,000	581,505	847,864
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	276,636	(165,823)	(146,657)	169,111
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	22,454	169,111	169,111	0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$299,090	$3,288	$22,454	$169,111

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$230,250	$0	$0	$0

Cash paid during the period for income taxes	$(21,742)	$0	$0	$0

Non-cash transactions:
Success fee obligation for EWCO acquisition	$200,000	$0	$0	$0

Obligations incurred in Steelbank acquisition	$1,375,520	$0	$0	$0

Stock issued for consulting services	$50,000	$0	$0	$0

Issuance of stock warrants	$651,583	$0	$0	$0

Stock subscription receivable	$0	$0	$0	$400,000

The accompanying notes are an integral part of these financial statements

TARPON INDUSTRIES, INC.

(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

      The balance sheet as of September 30, 2004, the results of operations for the three and nine months ended September 30, 2004 and 2003, the cash flows for the nine months ended September 30, 2004 and 2003, and the related footnotes are unaudited. The unaudited interim financial statements reflect all adjustments which are, in the opinion of the Company’s management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

      A summary of the significant accounting policies in the preparation of the accompanying financial statements follows.

Company and Industry

      Tarpon Industries, Inc. (formerly known as Wall St. Acquisitions, Inc.) (the “Company”) was incorporated in Michigan on January 16, 2002. The Company completed two acquisitions in 2004, Eugene Welding Co., or “EWCO,” acquired in April 2004, and Steelbank, Inc., or “Steelbank,” acquired in May 2004. EWCO manufactures structural steel tubing and steel storage rack systems at two manufacturing facilities in Michigan, north of Detroit. Steelbank acts as a distributor and sales representative for the sale of structural and mechanical steel tubing. Steelbank is currently located near Toronto, Ontario, Canada. We also signed an agreement in July 2004 to acquire the assets of the Haines Road facility of Bolton Steel Tube Co., Ltd., or “Haines Road.” We intend to seek other acquisitions in the steel tubing and related industries, although we currently have no agreement for any other such acquisition.

      We changed our name from Wall St. Acquisitions, Inc. to Tarpon Industries, Inc. in March 2004.

Consolidation

      The consolidated financial statements as of September 30, 2004 and for the three and nine months ended September 30, 2004 include the accounts of the Company and three wholly-owned subsidiaries, EWCO, Steelbank and BST Acquisition Ltd. from their date of acquisition, April 2004 for EWCO and May 2004 for Steelbank, or formation, for BST Acquisition Ltd. All significant inter-company transactions and balances have been eliminated, and the assets of the acquired subsidiaries have been adjusted to fair values as of the date of acquisition and goodwill has been recognized for the difference between the purchase price and fair value of the assets acquired for the acquired subsidiaries. We consider the Company to operate in a single segment.

Cash and Cash Equivalents

      All highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk

      Periodically throughout each year, the Company maintained a balance in one bank account in excess of the federally insured limit of $100,000.

      Accounts receivable are due within 30 to 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time an account is past due, the Company’s previous loss history, the customer’s current ability to pay its obligation and the condition of the general economy and the industry as a whole.

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Accounts receivable are written off when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

      The Company had one major customer in the three months ended September 30, 2004 that accounted for ten percent or more of net sales in that period. Sales to this customer amounted to approximately 20% in that period. Accounts receivable balances due from one significant customer at September 30, 2004 amounted to approximately 23% of total accounts receivable. The Company had two major suppliers in the three months ended September 30, 2004 that accounted for ten percent or more of net purchases in that period. Purchases from these suppliers amounted to approximately 30% in that period.

      The Company had one major customer in the nine months ended September 30, 2004 that accounted for ten percent or more of net sales in that period. Sales to this customer amounted to approximately 16% in that period. The Company had one major supplier in the nine months ended September 30, 2004 that accounted for ten percent or more of net purchases in that period. Purchases from this supplier amounted to approximately 26% in that period.

Inventories

      Inventories are valued at the lower of cost and market value, with cost being determined on the average cost method.

      Major classes of inventory consist of the following:

September 30,
2004

(Unaudited)
Raw materials	$2,679,931
Work in process	449,452
Finished goods	2,379,459
Supplies	208,678

Total	$5,717,520

Property, Plant and Equipment

      The Company’s policy is to compute depreciation and amortization for financial statement purposes using the straight-line method over the following estimated useful lives for EWCO:

Machinery and equipment	4 years
Leasehold improvements	life of lease
Computer equipment	3.5 years
Transportation equipment	2.5 years
Furniture and fixtures	6 years

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      For Steelbank equipment, depreciation is provided on the straight line method based upon estimated useful lives as follows:

Shop equipment	6 years
Telephone equipment	6 years
Office equipment	6 years
Computer equipment	3 years
Computer software	2 years
Leasehold improvements	life of lease

      Expenditures for repairs and maintenance are charged to operations and major betterments are capitalized.

Income Taxes

      Deferred income taxes are provided for timing differences between financial statement income and tax return income under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires deferred income taxes to be computed on the asset and liability method and deferred tax assets are recognized only when realization is certain. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. The principal timing difference arises from net operating loss carryforwards.

      The effect of such difference is included annually on the income statement and on the balance sheet as an adjustment to deferred income taxes. At September 30, 2004, December 31, 2003 and 2002, deferred income tax assets in the amounts of $778,144, $481,734 and $260,603, respectively, were calculated. An offsetting valuation allowance for income tax benefit in the amounts of $778,144, $481,734 and $260,603 has been provided because the Company’s history of operating losses make realization of the future tax benefits uncertain.

Stock Options

      We account for stock-based compensation of employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, compensation costs for stock options granted to employees and directors are measured as the excess, if any, of the market price of our stock at the date of grant over the amount an employee or director must pay to acquired the stock. No compensation expense has been charged against income for stock options granted to employees or directors. Stock-based compensation of consultants and advisors is determined based on the fair value of the options or warrants on the grant date pursuant to the methodology of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” estimated using the Black-Scholes model. The resulting amount is recognized as compensation expense and an increase in additional paid-in capital over the vesting period of the options or warrants.

Goodwill and Intangible Assets

      Intangible assets include goodwill associated with completed acquisitions, customer lists and a non-compete agreement. See Note 3. We have adopted SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and other Intangible Assets.” SFAS No. 141 requires all business combinations to be accounted for using the purchase method of accounting and that certain intangible assets acquired in

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

a business combination must be recognized as assets separate from goodwill. SFAS No. 142 addresses the recognition and measurement of goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 also addresses the initial recognition and measurement of intangible assets acquired outside of a business combination, whether acquired individually or with a group of other assets. This statement provides that intangible assets with indefinite lives and goodwill will not be amortized but will be tested at least annually for impairment and whenever events or changes in circumstances indicate that the carrying value of the asset may not be recovered. If an impairment is indicated, then the asset will be written down to its fair value, typically based upon its future expected undiscounted cash flows.

Foreign Currency Translation and Currency Risk

      Assets and liabilities have been translated at exchange rates in effect at the balance sheet date. Income and expenses are translated at average exchange rates during the period. Exchange gains or losses resulting from translation are reflected in other comprehensive income.

      Steelbank does not enter into currency futures or forward contracts to manage its exposure to foreign currency fluctuations. At September 30, 2004, Steelbank’s receivables include U.S.$38,876 and payables include U.S.$223,529.

Revenue Recognition

      For sales of products and scrap, revenue is recognized at the time the product is shipped to customers. Scrap sales are recognized as a reduction in cost of goods sold.

Earnings Per Share

      Basic earnings per share is computed by dividing earnings on common shares by the weighted average number of common shares outstanding during each year. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common shares had been converted to common shares.

Reclassifications

      Certain items have been reclassified to conform to the presentation adopted in 2004.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.	Financial Statement Presentation

      We have incurred an accumulated deficit of $1,416,866 through December 31, 2003. We had working capital of $12,503, cash and cash equivalents of $22,454, total current liabilities of $318,909 and shareholders’ equity of $12,503, as of December 31, 2003. We have incurred an accumulated deficit of $2,242,772 through September 30, 2004. We had a working capital deficit of ($1,130,896), cash and cash equivalents of $299,090, total current liabilities of $15,229,610 and shareholders’ deficit of ($172,381), as of September 30, 2004.

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The net proceeds from our private placements of common shares in 2003 were sufficient to fund our working capital requirements for the year ended December 31, 2003, although we had not generated any revenues from inception through December 31, 2003. The cash and cash equivalents on hand at December 31, 2003 are not adequate to satisfy our operating and capital requirements in 2004. We will be required to raise additional cash either through sales of securities, by incurring indebtedness or by some combination of these alternatives. If we are unable to raise additional cash by that time, we will be required to reduce or discontinue our operations. We plan to fund future operations by issuing notes and then engaging in a public offering of our common shares.

      The estimated length of time current cash and cash equivalents will sustain our operations is based on estimates and assumptions we have made. These estimates and assumptions are subject to change as a result of actual experience. Actual capital requirements necessary to sustain our operations might be substantially greater than current estimates.

      Even if we receive additional capital, we might not be able to complete acquisitions or generate revenues, income or cash flows necessary to sustain our operations. We might not be able to obtain any funds on terms acceptable to us and at times required by us through sales of our products, sales of securities or loans in sufficient quantities.

      These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

3.	Goodwill and Intangible Assets

September 30,
2004

(Unaudited)
Goodwill	$1,223,021

Customer base	80,000
Covenant not to compete	330,000
Less accumulated amortization	(23,244)

Total other intangible assets	$386,756

      The customer base is being amortized over 15 years and the covenant not to compete is being amortized over the term of the covenant, 6 years. Amortization for the nine months ended September 30, 2004 was $23,244. Estimated amortization expense over the next five years is approximately $37,708 for 2004 and approximately $60,333 for each of 2005 through 2008.

4.	Notes Payable — Bank

      In August 2004, EWCO refinanced its credit facility with Standard Federal Bank, N.A. The new credit facility includes a revolving credit facility for up to $7,000,000, which was increased to $9,000,000 in December 2004, subject to a borrowing base based on eligible inventory and receivables, originally maturing August 31, 2007, and a $1,394,000 term loan. The term loan is payable in equal monthly installments of principal based on a five year amortization ending August 1, 2009, but matures August 31, 2007 if the revolving credit facility is not renewed. The loans are secured by all of EWCO’s personal property and is guaranteed by Tarpon. The principal amount outstanding under both facilities bears interest, payable monthly, at the bank’s prime rate, plus, until completion of this offering, 0.375% (a total

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

of 5.5% as of September 30, 2004). The loan agreement requires EWCO to maintain a minimum debt service coverage ratio and minimum tangible net worth. It also generally prohibits dividends and limits EWCO’s ability to make capital expenditures. EWCO paid a 1% closing fee and must pay a 0.25% unused line of credit fee. EWCO is also subject to a 1% prepayment fee if the loans are prepaid any time before maturity. As of September 30, 2004, $3,442,380 was outstanding under the revolving credit facility, $1,394,000 was outstanding under the term loan, and approximately $2,200,000 was available for borrowing under the revolving credit facility.

5.	Notes Payable — Other

      Notes payable — other at September 30, 2004 consists of the following:

September 30,
2004

(Unaudited)
Note issued in connection with redemption of EWCO shares (see Note 12)	$670,000
Notes issued in connection with the acquisition of Steelbank (see Note 12)	904,201
Steelbank loans payable	1,186,218

Total	$2,760,419

      At September 30, 2004, Steelbank Inc. had a full-recourse factoring arrangement with Greenfield Commercial Credit, Inc. for the extension of up to approximately $1,226,000 of credit, representing approximately $1,533,000 in face amount of eligible receivables sold and outstanding at any time. The facility is secured by all of the assets of Steelbank and all obligations of Steelbank under the arrangements are guaranteed by the Company. Steelbank receives 80% of the face amount of receivables that it desires to sell and Greenfield Commercial Credit, Inc. agrees, in its discretion, to buy. Greenfield Commercial Credit, Inc. may require Steelbank to re-purchase any receivables sold, on demand, for the unpaid face amount of such receivables. The full-recourse factoring arrangement expires on January 31, 2005. The facility prohibits Steelbank from granting any extension of time for payment of accounts receivable, compromising or settling any accounts receivable for less than the full amount of such accounts receivable, releasing any debtor to such accounts receivable, or granting any credits, discounts, allowances, deductions, return authorizations or the like with respect to any accounts receivable. In addition, Steelbank is prohibited from creating or permitting any lien with respect to the collateral granted under the arrangement, except for subordinated liens under the Company’s 2004 note financing notes. As of September 30, 2004, $1,186,218 was outstanding under the full-recourse factoring arrangement and listed under notes payable — bank. As of September 30, 2004, $1,186,218 in face amount of receivables were sold and not yet collected, and $346,782 was available for additional sales under the arrangement with Greenfield Commercial Credit, Inc.

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

6.	Long-Term Debt and Capital Leases

September 30,
2004

(Unaudited)
A capital lease payable in monthly installments of $219, including finance costs at 10.5%, through August 2006	4,388
A capital lease payable in monthly installments of $199, including finance costs at 10.75%, through November 2006	4,593
An installment note payable to a transportation company in monthly installments of $1,000, bearing no interest, through April 2005	7,055
An installment note payable to a bank in monthly installments of $23,233 (beginning November 2004), plus interest at 3/8% above the prevailing prime lending rate through October 2009. This note is secured by all assets of the Company and is further supported by the guarantee of Tarpon. This note is cross liened and cross defaulted with the Company’s revolving credit facility (see Note 4)	1,394,000
An installment note payable to former shareholders of Steelbank, due in annual installments of $106,326, plus interest at 8.0%, through December 2007	318,978
A secured equipment note payable to a bank in monthly installments of $668, including interest at 5.24%, through April 2008	26,137

Total	$1,755,151
Less current portion	403,122

Long-term portion	$1,352,029

      Maturities of long-term debt for the years (three months for 2004) ending December 31 are as follows:

2004	$75,354
2005	400,342
2006	396,128
2007	392,782
2008	281,445
2009	209,100

$1,755,151

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Income Taxes

      A reconciliation of income taxes computed using the federal statutory rate to the taxes reported in our statements of operations is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Year Ended December 31,

	2004	2003	2004	2003	2003	2002

	(Unaudited)
	(in thousands, except per share data)
Net loss before income taxes	$(519,802)	$(158,918)	$(802,268)	$(495,959)	$(650,386)	$(766,480)
Federal statutory rate	34%	34%	34%	34%	34%	34%
Tax computed at federal statutory rate	(176,733)	(54,032)	(272,771)	(168,626)	(221,131)	(260,603)
Increase or decrease in taxes from:
Valuation allowance	176,733	54,032	296,409	168,626	221,131	260,603

Reported income taxes	$0	$0	$23,638	$0	$0	$0

      Deferred tax assets (liabilities) consist of the following:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Net operating loss carryforwards	$754,506	$481,734	$260,603
Property and equipment	(84,200)	0	0
Other, net	107,838	0	0

Net deferred tax assets	778,144	481,734	260,603
Valuation allowance	778,144	481,734	260,603

Net deferred tax asset	$0	$0	$0

      Due to the historical losses incurred by the Company, a full valuation allowance for deferred tax assets has been provided. If the Company achieves profitability, these deferred tax assets may be available to offset future income taxes. The Company’s net operating loss carryforward at September 30, 2004 and December 31, 2003 were approximately $2,219,000 and $1,417,000, respectively, and expire as follows: $767,000 in 2022, $650,000 in 2023, and $802,000 in 2024.

8.	Related Party Transactions

      The Company employed its then Chairman and Chief Executive Officer for annual compensation of $350,000 per year and reimbursement of business-related expenses. Included in Selling, General and Administrative expenses for 2002 are wages of $45,390 for start-up services that the former Chairman and Chief Executive Officer performed in November, 2001 and December, 2001. As of April  8, 2004, the Chairman and Chief Executive Officer is no longer an employee of the Company, but remains as a consultant through an entity primarily owned by him.

      In addition, the former Chairman and Chief Executive Officer’s son was employed by the Company as Assistant to the Chairman at an annual salary of $72,000. As of April 8, 2004, the son is no longer an employee of the Company, but remains as a consultant through an entity partially owned by him.

      In April 2004, the Company entered into a Management Consulting Agreement with Bainbridge Advisors, L.L.C. (primarily owned by the former Chairman and Chief Executive Officer and his son). The

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

Agreement has a three year term and provides for $15,000 per month in consulting fees, a fee ranging from $200,000 to $300,000 for additional acquisitions by the Company, and options to purchase 110,000 shares of the Company’s stock.

      We have also agreed to indemnify the former Chairman and Chief Executive Officer, obtain additional directors and officers insurance coverage and reimburse him for legal fees incurred, all in connection with certain services performed by him in his capacity as one of our former officers. We expect the legal fees and additional insurance premiums paid by us to be less than $10,000.

      Two of our initial stockholders, provided consulting services to us in 2002, for which one of them was paid $122,000 and the other was paid $87,500, $37,500 in cash and 10,000 common shares issued in March 2004.

      One of our former officers and directors and the husband of the holder of approximately 14.7% of our outstanding common shares as of January 7, 2005, is also formerly a partner in a law firm we engaged to perform legal services for us in 2003 and 2002. We paid them $45,889 for those services in 2003 and $45,638 for those services in 2002. In March 2004, one of them became a partner in another law firm that has performed legal services for us in 2004 and we expect them to continue to do so. In addition, we paid one of our former officers and directors consulting fees of $23,000 in 2003.

      Between January and August 2004, we engaged one of our directors to provide consulting services to us concerning our operations, general management and business development, at times and places and in an amount determined by mutual agreement. We accrued $22,000 in fees for these services, including $10,000 payable in common shares at the closing of this offering.

9.	Capitalization

      In connection with the Company’s formation on January 16, 2002, four of our shareholders and their family members received 904,131 of our common shares for an aggregate purchase price of $794.

      From March 2002 through June 2002, the Company privately placed 200,913 newly-issued common shares to eight accredited investors, at a price of $3.73 per share, for gross proceeds of $750,000. Our net proceeds, after deducting the expenses of the offering, were approximately $747,000.

      From December 2002 through October 2003, the Company privately placed 114,688 newly-issued common shares to six accredited investors, at a price of $5.97 per share, for gross proceeds of $685,000. Our net proceeds, after deducting the expenses of the offering, were approximately $685,000. As part of the issuance of these common shares, we agreed that if an initial public offering is completed, we will issue additional common shares to these purchasers so that the total common shares they receive equals (1) 1.35 times the amount they invested in this offering, divided by (2) our initial public offering price per share. We will be required to issue an estimated additional 70,262 shares to these shareholders as a result of our initial public offering, lowering their effective purchase price to $3.70 a share.

      We effected a 1-for-3.69203259 reverse split in December 2003 and a 1-for-1.6176795 reverse stock split in March 2004. The share numbers in these footnotes have been adjusted to reflect these reverse stock splits.

      In February and March 2004, the Company raised $150,000 in an offering of notes and warrants in anticipation of, and under the same terms associated with, the April 2004 note financing described below. The notes were issued at their face amount, bear interest at 8% a year, 15% after January 5, 2005, and are payable at the earlier of the closing of this initial public offering or February 15, 2005. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. Our net proceeds, after deducting the expenses of the offering, were approximately

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

$146,000. We also granted the purchasers in the February and March offerings warrants to purchase a number of common shares equal to their purchase price divided by our initial public offering price, i.e., an estimated aggregate of 30,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering.

      In April 2004, the Company closed a private note financing which provided the Company with $2 million in gross proceeds, approximately $1,725,000 after the placement agent’s fees and the expenses of the offering. These proceeds were used primarily to facilitate the acquisition of Eugene Welding Co. and Steelbank, Inc. (see below), for working capital and general corporate purposes, including the payment of then accrued expenses and expenses in connection with the Company’s proposed initial public offering of common shares. The debt was issued at its face amount and bears interest at 8% per annum, 15% after January 5, 2005, payable in cash upon maturity. Maturity will occur upon the earlier of February 15, 2005 or the closing of a public offering of the Company’s common shares. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. We also granted the purchasers in this offering five-year cashless exercise warrants to purchase a number of common shares equal to their purchase price (150% of their purchase price for any investor who purchased $350,000 or more of our notes, one of whom did) divided by our initial public offering price, i.e., an estimated aggregate of 435,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering.

      In March 2004, we issued 10,000 of our common shares to Robert Soto, Jr., one of our shareholders and one of our consultants, in payment of $50,000 for consulting fees we owed to Mr. Soto.

10.	Commitments

      In April 2004 and in connection with our acquisition of EWCO, we entered into an employment agreement with EWCO’s then President and Chief Executive Officer. In August 2004, we entered into a Termination Agreement with him, pursuant to which he resigned from all of his positions with us, agreed to render consulting services to us for one year, agreed to a release of claims, agreed to keep our information confidential and agreed not to compete with us for a period of two years following the termination of his consultation. His compensation under the agreement includes (1) payment of $100,000 a year for two years, (2) payment for his current health insurance coverage for 18 months, and (3) payment of his country club dues for 2004 and 2005, up to $5,000 a year, and (4) continued use of his truck and payment of premiums for insurance on his truck.

      On July 8, 2004, we entered into an employment agreement with our new Chief Financial Officer for a period ending July 8, 2007. His annual salary is currently $140,000, which may be increased by the board of directors. We have also agreed to increase his salary to $160,000 at the closing of our initial public offering, and, if we have two consecutive quarters after the closing of our initial public offering in which our net income before extraordinary items is greater than $10,000, we have agreed to increase his salary to $190,000. Pursuant to this agreement, effective at the closing date of our initial offering, we have also granted him an option to purchase 40,000 common shares exercisable at 110% of our initial public offering price. He is also entitled to a $25,000 signing bonus on the closing date of our initial public offering and to participate in any bonus plan established by the Compensation Committee of the board of directors. He is entitled to various fringe benefits under the agreement, including a $500 a month car allowance and one year of salary if his employment under the agreement is terminated without cause. He has agreed not to compete with us during specified periods following the termination of his employment.

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      On May 14, 2004 and in connection with our acquisition of Steelbank, we entered into an employment agreements with the three former owners of Steelbank for a period ending May 14, 2007, unless extended. Their annual salaries are currently approximately $81,700, increasing to approximately $106,300 upon completion of our initial public offering, which may be increased by the board of directors. Pursuant to this agreement, effective at the closing date of our initial public offering, we have also granted each of them options to purchase an estimated 18,802 common shares exercisable at 110% of our initial public offering price. We have also agreed to grant each of them options to purchase a number of common shares equal to approximately $340,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to them after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested. They are also entitled to participate in any Steelbank management bonus plan then in place beginning in the third year of employment under the agreement. Each of them is also entitled to various fringe benefits under the agreement, including an approximately $9,800 a year car allowance and an approximately $5,700 a year health club allowance. Each of them is entitled to the lesser of his base salary for the remainder of the term of his agreement or his base salary for one year, if his employment under the agreement is terminated without cause.

      EWCO and Steelbank lease facilities and equipment used in their operations under lease agreements expiring through 2007. The operating lease requires EWCO and Steelbank to pay the taxes, insurance and maintenance expense related to the leased property. Minimum future lease payments under non-cancelable leases at September 30, 2004 are summarized as follows:

Year Ended (Three Months for 2004) December 31,

2004	$70,922
2005	390,012
2006	296,149
2007	4,890

$761,973

11.	Employee benefit plans

      EWCO has three separate 401(k) plans. Two of these plans cover union employees who have attained 18 years of age with six months of service. The participants can contribute up to 15 percent of their compensation. EWCO matches the employee contributions based on the collective bargaining agreement, not to exceed 5 percent of compensation. The employer contributions for these two plans for the three and nine months ended September 30, 2004 were $16,664 and $49,408, respectively.

      The third 401(k) plan is for employees who are not covered by a collective bargaining agreement, who have attained 18 years of age and who have 1,000 hours and six months of service. The participants can contribute up to 15 percent of their salary and are eligible for an employer discretionary contribution. EWCO matches the employee contributions 50% up to 5% of employees’ wages. The employer matching contributions for the three and nine months ended September 30, 2004 were $4,487 and $17,867, respectively.

12.	Acquisitions

      In April 2004, the Company completed the acquisition of 100% of the stock of Eugene Welding Co., which manufactures and sells structural and mechanical steel tubing and steel storage rack systems at two

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

manufacturing facilities in Michigan north of Detroit. The Company was seeking acquisitions in the steel industry. The acquisition was accounted for under the purchase accounting method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”

      The aggregate purchase price for EWCO was $699,490. The Company acquired EWCO for $415,450 in cash paid to its sole shareholder for all of the then outstanding EWCO shares. We also paid our consultant a $200,000 success fee in connection with the acquisition and incurred approximately $84,040 in expenses related to the acquisition, which we have added to the cost of the acquisition. Prior to the acquisition, EWCO redeemed 90% of the then outstanding shares from its shareholder for $3,603,144, of which $670,000 is represented by a promissory note (recorded in notes payable — other) payable out of the proceeds of the Company’s initial public offering of common shares and secured by EWCO shares that would represent 60% of the outstanding shares. The remaining $2,933,144 of the redemption price was retained by EWCO to repay a note to EWCO from the former sole shareholder relating to his acquisition of EWCO in 2001.

      The following table summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed at the date of acquisition:

Cash	$431,739
Receivables (net of an $222,988 allowance)	4,868,290
Inventories	4,370,151
Prepaid expenses	142,705
Deferred tax	75,800
Property, plant and equipment	910,989
Notes payable — bank	(4,035,485)
Notes payable — related party (seller)	(670,000)
Accounts payable	(3,471,193)
Accounts payable — inter-company	(143,677)
Accrued expenses	(553,956)
Accrued income taxes	(190,345)
Current maturities of long-term debt	(209,704)
Long-term debt	(486,179)
Long-term deferred tax liability	(56,100)

Subtotal	983,035
Excess of fair value over cost	(283,545)

Total	$699,490

The acquisition of EWCO was at less than book value, so no goodwill was recognized. The excess of fair value over cost was applied to property, plant and equipment acquired. We expect to finalize the allocation of the purchase price after the audit of EWCO’s pre-acquisition financial statements and adjustments are expected to be applied to property plant and equipment acquired.

      In May 2004, the Company completed the acquisition of 100% of the stock of Steelbank, Inc., which acts as a distributor and sales representative for the sale of structural and mechanical steel tubing and is based in a suburb of Toronto, Ontario, Canada. The acquisition complemented the Company’s acquisition of EWCO by providing a sales organization for EWCO’s products. Because much of Steelbank’s value to the Company is the going concern value of its sales organization and not the value of its assets, a majority

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

of the purchase price has been allocated to goodwill. The acquisition was accounted for under the purchase accounting method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.”

      The aggregate purchase price for Steelbank was $1,713,916. The Company acquired Steelbank for approximately $1,229,783, by paying approximately $54,263 in cash, issuing a promissory note in the principal amount of approximately $654,000 (recorded in notes payable — other), payable in monthly installments of Cdn.$15,000 from July 1, 2004 to December 1, 2004 and Cdn.$200,000 on December 10, 2004, with the balance payable at the earlier of the closing of this offering and February 16, 2005 (we have also agreed to pay Cdn.$62,500 of the holders’ legal and other expenses at maturity), agreeing to issue a number of our common shares equal to approximately $279,000 divided by the public offering price of our shares in this offering (recorded in notes payable — other), and by issuing additional promissory notes in the aggregate principal amount of approximately $301,320 (recorded as long-term debt), payable over three years to the three former shareholders of Steelbank, unless their employment with Steelbank is terminated for specified reasons. The notes are secured by all of the shares of Steelbank and the assets of Steelbank. We also paid our consultant a $200,000 success fee in connection with the acquisition and incurred approximately $284,133 in expenses related to the acquisition, which we have added to the cost of the acquisition.

      The following table summarizes the preliminary allocation of the purchase price to the assets acquired and liabilities assumed at the date of acquisition:

Accounts receivable	$1,324,848
Inventories	581,056
Prepaid expenses	332,492
Net property and equipment	62,204
Future income taxes	3,720
Notes payable — bank	(14,576)
Accounts payable — trade	(1,061,134)
Accrued liabilities	(5,746)
Advances from related parties	(6,369)
Income taxes payable	(8,138)
Loan payable	(1,126,347)
Capital lease obligation	(1,115)

Subtotal	80,895
Other intangibles	410,000
Goodwill	1,223,021

Total	$1,713,916

Goodwill represents the excess of the purchase price over the fair values of the assets acquired minus the liabilities assumed. The other intangibles consist of $80,000 for customer base and $330,000 for covenant not to compete. We expect to finalize the allocation of the purchase price after our year-end audit and any adjustments are expected to increase or decrease goodwill.

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The following pro forma consolidated information is provided as if the acquisitions of EWCO and Steelbank had occurred as of the beginning of the applicable period:

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,

	2004	2003	2004	2003	2003	2002

	(Unaudited)
	(In thousands, except per share data)
Net sales	$12,965	$7,191	$38,216	$21,367	$36,004	$33,849
Net income (loss) before taxes	(146)	(150)	734	(1,148)	(2,007)	(744)
Net income (loss)	(146)	(150)	500	(1,160)	(1,949)	(762)
Net income (loss) per common share — basic and diluted	(0.12)	(0.13)	0.41	(0.98)	(1.63)	(0.73)
Weighted average number of common shares outstanding	1,230	1,189	1,226	1,189	1,195	1,050

      In July 2004, the Company entered into an agreement to acquire certain assets of the Haines Road facility of Bolton Steel Tube Co., Ltd., which manufactures and sells structural and mechanical steel tubing to acquire substantially all of the assets of the Haines Road facility of Bolton Steel Tube, a manufacturer of steel pipe tubing at a manufacturing facility in a suburb of Toronto, Ontario, Canada. The Company expects to complete the acquisition on the closing date of its initial public offering of common shares, for an estimated aggregate of approximately $14,868,000, consisting of (in U.S. dollars) (1) approximately $265,000 in deposits paid, (2) an estimated approximately $7,255,000, including an estimated approximately $756,000 in closing adjustments, payable in cash at the closing of the acquisition, (3) an approximately $981,000 secured, subordinated promissory note, payable 15 months after closing or by offset against amounts owed for purchases by Bolton from Haines Road after closing or, if the book value of Steelbank, Inc.’s assets minus liabilities does not exceed approximately $981,000, payable at the closing of the acquisition, (4) an estimated approximately $1,403,000 for purchased inventory, payable within 45 days after the closing of the acquisition, (5) approximately $3,679,000 for the cash portion of the purchase price of the Haines Road real estate, with approximately $154,841 paid as a deposit and the balance payable within 90 days after the closing of the acquisition, and (6) an approximately $981,000 secured promissory note, payable 15 months after real estate closing date or, if the fair value of the purchased real estate less the loans secured by the purchased real estate is not at least approximately $409,000 or if the first mortgage on the purchased real estate exceeds approximately $3,270,000, payable on the real estate closing date. The Company has also agreed (1) to pay an additional approximately $41,000 for each month that the closing is later than September 7, 2004 (four months of such payments are included in the estimated closing adjustments above), and (2) to lease the Haines Road real estate during any period between the acquisition closing date and the real estate closing date at a monthly rent of approximately $61,000. We expect to seek approximately $5,688,000 in mortgage, equipment and revolving credit financing, although we currently have no commitment for the mortgage financing.

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

13.	Geographic Information

      Revenues by country on a pro forma basis as if the acquisitions of Haines Road, EWCO and Steelbank began at the start of each period are as follows for the three and nine months ended September 30, 2004:

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2004	2004

United States	$11,914,074	$36,725,308
Canada	4,603,173	17,674,828

Total	$16,517,247	$54,400,136

14.	Product Sales

      Products sold to external customers were as follows for the three and nine months ended September 30, 2004:

	Three Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2004	2004

Manufactured by us:
Structural Steel Tubing	$4,963,330	$10,091,343
Mechanical Steel Tubing	408,576	774,682
Steel Storage Rack Systems	5,514,638	11,010,049

Total	$10,886,544	$21,876,074

Manufactured by others:
Structural Steel Tubing	$565,746	$888,209
Mechanical Steel Tubing	1,364,936	1,889,385
Other	147,933	245,348

Total	$2,078,615	$3,022,942

15.	Subsequent Events

      As of October 22, 2004, our board of directors and shareholders have adopted the Tarpon Industries, Inc. 2004 Stock Option Plan. The plan allows us to grant incentive stock options and non-qualified stock options to our directors, officers, employees, consultants and advisors to purchase up to an aggregate of 650,000 common shares. We have granted options under the plan, effective as of the closing of our initial public offering, to purchase 348,906 common shares to consultants, officers, employees and directors of the Company. The options are exercisable at 110% of our initial public offering price and vest immediately, for the consultant and director options, or in cumulative annual installments over three years for the officer and employee options. We have also agreed to grant each of Messrs. Greenberg, Madigan and Seigel options to purchase a number of common shares equal to approximately $340,600 divided by the fair market value of the common shares on the date of grant, which will be exercisable at 110% of the fair market value of the common shares on the date of grant. The options will be granted to each of them after the calendar years 2005, 2006 and 2007 if certain performance targets are met in those years and will be immediately vested.

TARPON INDUSTRIES, INC.
(formerly known as Wall St. Acquisitions, Inc.)

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Under the plan, stock options to purchase no more than 650,000 common shares may be granted to any one participant in any calendar year. The plan also contains provisions to ensure that incentive stock options qualify under the Internal Revenue Code. Options granted under the plan expire within 10 years of the date of grant. The plan is administered by our board of directors or by the Compensation Committee of our board of directors, which determines the exercise prices and vesting periods of options granted under the plan in their discretion.

      In October 2004, we granted J. Peter Farquhar, one of our directors, 2,000 common shares, for past consulting services, effective at the closing of our initial public offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

Eugene Welding Co.:

      We have audited the balance sheets of Eugene Welding Co. (a Michigan corporation) as at December 31, 2003 and 2002, and the statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 12 to the financial statements, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ GRANT THORNTON LLP

Southfield, Michigan

October 22, 2004

EUGENE WELDING CO.

BALANCE SHEETS

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$431,739	$269,555	$497,148
Accounts receivable (less allowance for doubtful accounts of $222,988 at March 31, 2004, $321,941 at December 31, 2003, and $38,099 at December 31, 2002)	4,868,290	3,847,022	3,070,189
Inventories	4,370,151	5,117,905	5,361,977
Prepaid expenses	142,705	249,038	222,849

Total current assets	9,812,885	9,483,520	9,152,163
PROPERTY, PLANT AND EQUIPMENT — AT COST:
Machinery and equipment	5,888,928	5,827,540	5,751,410
Leasehold improvements	856,348	909,229	1,042,091
Computer equipment	775,619	775,619	768,551
Transportation equipment	588,482	588,481	584,714
Furniture and fixtures	115,126	115,126	93,546

Total	8,224,503	8,215,995	8,240,312
Less accumulated depreciation and amortization	7,313,514	7,278,069	7,264,558

Net property, plant and equipment	910,989	937,926	975,754
OTHER ASSETS:
Note receivable — other	45,607	45,607	0
Short-term deferred tax asset	75,800	0	0

Total other assets	121,407	45,607	0

TOTAL ASSETS	$10,845,281	$10,467,053	$10,127,917

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Notes payable — bank	$4,035,485	$4,065,315	$3,525,982
Notes payable — related party	670,000	0	0
Accounts payable	3,471,193	3,958,350	2,717,154
Accounts payable — inter-company	143,677	0	0
Distributions payable	0	19,616	19,616
Accrued expenses	553,956	436,512	362,604
Accrued income taxes	190,345	0	0
Current maturities on long-term debt	209,704	240,487	242,880

Total current liabilities	9,274,360	8,720,280	6,868,236
LONG-TERM DEBT, LESS CURRENT MATURITIES:	486,179	534,528	698,752
COMMITMENTS AND CONTINGENCIES
LONG TERM DEFERRED TAX LIABILITY:	56,100	0	0
SHAREHOLDER’S EQUITY:
Common shares; par value $10 per share; authorized, 5,000 shares; issued and outstanding, 4 shares at September 30, 2004, 40 shares at December 31, 2003, and 40 shares at December 31, 2002	40	400	400
Shareholder note receivable	0	(2,933,144)	(2,933,144)
Retained earnings	1,028,602	4,144,989	5,493,673

Total shareholder’s equity	1,028,642	1,212,245	2,560,929

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$10,845,281	$10,467,053	$10,127,917

The accompanying notes are an integral part of these financial statements

EUGENE WELDING CO.

STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)
REVENUES:
Sales	$10,606,365	$5,403,555	$26,611,349	$24,753,398	$28,512,361
Less discounts allowed	57,584	21,492	169,678	108,958	125,986

Net revenues	10,548,781	5,382,063	26,441,671	24,644,440	28,386,375
COST OF GOODS SOLD:
Materials	5,937,979	3,299,382	15,102,702	13,270,445	12,676,491
Direct labor	695,477	456,177	2,212,416	1,964,284	2,282,303
Manufacturing overhead	2,358,787	1,771,113	7,647,425	7,493,444	9,776,477

Total cost of goods sold	8,992,243	5,526,672	24,962,543	22,728,173	24,735,271
Gross profit (loss)	1,556,538	(144,609)	1,479,128	1,916,267	3,651,104
OTHER OPERATING EXPENSES:
Selling, general and administrative expenses	798,111	493,193	2,398,850	1,664,065	2,037,389
Depreciation and amortization	35,445	32,285	147,508	150,409	234,638
Loss on disposal of property and equipment	0	0	4,029	32,247	1,490

Total operating expenses	833,556	525,478	2,550,387	1,846,721	2,273,517

OPERATING INCOME (LOSS) BEFORE OTHER INCOME (EXPENSE):	722,982	(670,087)	(1,071,259)	69,546	1,377,587
OTHER INCOME (EXPENSE):
Miscellaneous income	(14,550)	(160)	11,298	109,490	8,605
Interest expense	(51,390)	(47,690)	(200,234)	(183,049)	(201,022)
Interest and dividend income	0	0	41	0	3,090

Total other income (expense)	(65,940)	(47,850)	(188,895)	(73,559)	(189,327)

NET INCOME (LOSS) BEFORE INCOME TAXES:	657,042	(717,937)	(1,260,154)	(4,013)	1,188,260
INCOME TAX (BENEFIT)
Income tax (benefit)	190,345	0	0	0	0
Deferred income taxes	(19,700)	0	0	0	0

Total income tax (benefit)	170,645	0	0	0	0

NET INCOME (LOSS):	$486,397	$(717,937)	$(1,260,154)	$(4,013)	$1,188,260

The accompanying notes are an integral part of these financial statements

EUGENE WELDING CO.

STATEMENTS OF SHAREHOLDER’S EQUITY

			Shareholder’s	Total
	Common	Retained	Note	Shareholder’s	Comprehensive
	Shares	Earnings	Receivable	Equity	Income

Balance at January 1, 2001	$400	$5,814,764	$(2,933,144)	$2,882,020
Net income		1,188,260		1,188,260	1,188,260
Shareholder distributions		(104,583)		(104,583)
Comprehensive income					$1,188,260

Balance at December 31, 2001	400	6,898,441	(2,933,144)	3,965,697
Net loss		(4,013)		(4,013)	(4,013)
Shareholder distributions		(1,400,755)		(1,400,755)
Comprehensive income					$(4,013)

Balance at December 31, 2002	400	5,493,673	(2,933,144)	2,560,929
Net loss		(1,260,154)		(1,260,154)	(1,260,154)
Shareholder distributions		(88,530)		(88,530)
Comprehensive income					$(1,260,154)

Balance at December 31, 2003	400	4,144,989	(2,933,144)	1,212,245
Net income		486,397		486,397	486,397
Shareholder redemption	(360)	(3,602,784)		(3,603,144)
Repayment of shareholder note			2,933,144	2,933,144
Comprehensive income					$486,397

Balance at March 31, 2004	$40	$1,028,602	$0	$1,028,642

The accompanying notes are an integral part of these financial statements

EUGENE WELDING CO.

STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,		For the Year Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$486,397	$(717,937)	$(1,260,154)	$(4,013)	$1,188,260
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	35,445	32,285	147,508	150,409	234,638
Loss on disposal of property and equipment	0	0	4,028	32,247	1,490
Changes in assets and liabilities:
Accounts receivable (increase) decrease	(1,021,268)	196,573	(776,833)	1,933,646	(1,059,786)
Inventory (increase) decrease	747,754	630,793	244,072	(1,766,336)	2,234,055
Prepaid expenses (increase) decrease	106,333	15,762	(26,189)	(40,321)	(72,768)
Accounts receivable — other (increase) decrease	0	0	(45,607)	0	0
Refundable taxes increase (decrease)	0	0	0	0	79,349
Distributions payable (decrease)	(19,616)	0	0	0	0
Deferred taxes increase	(19,700)	0	0	0	0
Accounts payable and accrued expenses increase (decrease)	(226,036)	(200,675)	1,315,104	765,762	(310,984)
Accrued income taxes increase	190,345	0	0	0	0

Net cash provided by (used in) operations	279,654	(43,199)	(398,071)	1,071,394	2,294,254
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,507)	(8,095)	(113,709)	(340,882)	(58,268)
Note receivable — shareholder (advance) repay	2,933,144	0	0	0	(2,823,436)
Decrease in investment	0	0	0	0	29,263

Net cash provided by (used in) investing activities	2,924,637	(8,095)	(113,709)	(340,882)	(2,852,441)
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under lines of credit	(29,830)	(97,037)	539,333	227,519	906,363
Proceeds from long-term debt	683,059	0	185,893	912,846	0
Principal payments on long-term debt	(92,192)	(70,393)	(352,509)	(140,544)	(88,668)
Shareholder redemption	(3,603,144)	0	0	0
Distributions to shareholder	0	(33,530)	(88,530)	(1,400,755)	(104,583)

Net cash provided by (used in) financing activities	(3,042,107)	(200,960)	284,187	(400,934)	713,112
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	162,184	(252,254)	(227,593)	329,578	154,925
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	269,555	497,148	497,148	167,570	12,645

CASH AND CASH EQUIVALENTS, END OF PERIOD	$431,739	$244,894	$269,555	$497,148	$167,570

Supplemental Cash Flow Information:
Non-cash transaction — Note Receivable Shareholder	$0	$0	$198,967	$182,130	$220,989

Cash paid during the period for interest	$51,390	$47,690	$198,967	$182,130	$220,989

Non-cash exchange of note for receivable	$0	$0	$45,607	$0	$0

The accompanying notes are an integral part of these financial statements

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS

1.	Organization

      Eugene Welding Co. (the “Company”) is a Michigan corporation formed in 1954. The Company manufactures structural steel tubing and steel storage rack systems at two manufacturing facilities in Michigan, north of Detroit. We currently manufacture structural steel tubing, which is used as a component for products in original equipment manufacturer automotive, boating, industrial equipment, construction, agricultural, steel service center, leisure and recreational vehicle markets, such as trailer hitches, storage racks, boating trailers, boat hoists, fork lifts, scaffolding, farm implement components, recreational vehicles, exercise equipment and barbecues. In addition, we manufacture steel storage rack systems, including selective racks, drive-in/through racks, push back racks, cantilevered racks, archival storage systems and order picking systems used in the home center, retail distribution, public warehouse and commercial and industrial distribution markets.

      Mr. Charles Vanella, President and Chief Executive Officer until August 2004, purchased the Company from the Loznak family, the original owners, in October 2001. See Note 10 regarding Mr. Vanella’s sale of the Company to Tarpon Industries, Inc. in April 2004.

2.	Summary of Significant Accounting Policies

      The balance sheet as of March 31, 2004, the results of operations for the three months ended March 31, 2004 and 2003, the cash flows for the three months ended March 31, 2003, and the related footnotes are unaudited. The unaudited interim financial statements reflect all adjustments which are, in the opinion of the Company’s management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with a maturity date of three months or less to be cash equivalents.

Revenue Recognition

      For sales of products and scrap, revenue is recognized at the time the product is shipped to customers. Scrap sales are recognized as a reduction in cost of goods sold.

Income Taxes

      The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes are included in these financial statements. EWCO ceased to be taxed as an S corporation effective January 1, 2004, and since that date has recognized a provision for corporate income taxes.

      Beginning January 1, 2004 when the Company ceased to be taxed as a Subchapter S Corporation, deferred income taxes are provided for timing differences between financial statement income and tax return income under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires deferred income taxes to be computed on the asset and liability method and deferred tax assets are recognized only when realization is certain. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. The principal timing difference arises from non-deductible reserves and use of accelerated tax depreciation for tax purposes.

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The effect of such difference is included annually on the income statement and on the balance sheet as an adjustment to deferred income taxes. At March 31, 2004, deferred income tax assets in the amount of $19,700 were calculated.

Inventories

      Inventories are valued at the lower of cost or market value, with cost being determined on the average cost method.

      Major classes of inventory at consist of the following:

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
Raw materials	$2,346,152	$2,736,418	2,951,603
Work in process	617,766	523,908	220,299
Finished goods	1,303,331	1,714,831	1,998,274
Supplies	102,902	142,748	191,801

Total	$4,370,151	$5,117,905	$5,361,977

Property and Equipment

      The Company’s policy is to compute depreciation and amortization for financial statement purposes using straight-line and accelerated methods over the following estimated useful lives:

Machinery and equipment	5-10 years
Leasehold improvements	life of lease
Computer equipment	3-7 years
Transportation equipment	5 years
Furniture and fixtures	5-7 years

      Expenditures for repairs and maintenance are charged to operations and major betterments are capitalized.

Concentration of Credit Risk

      The Company had two major customers in the three months ended March 31, 2004, two major customers in the three months ended March 31, 2003, two major customers in 2003 and 2002, and one major customer in 2001 that accounted for ten percent or more of net sales in those periods. Sales to these customers amounted to approximately 36%, 29%, 24%, 23% and 22%, respectively, in those periods. Accounts receivable balances due from two significant customers in the three months ended March 31, 2004 amounted to approximately 22% of total accounts receivable. Accounts receivable balances due from two significant customers in the three months ended March 31, 2003 amounted to approximately 24% of total accounts receivable. Accounts receivable balances due from one significant customer in 2003 amounted to approximately 24% of total accounts receivable. Accounts receivable balances due from three significant customers in 2002 amounted to approximately 40% of total accounts receivable. Accounts receivable balances due from two significant customers in 2001 amounted to approximately 61% of total accounts receivable.

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

3.	Note Receivable — Shareholder

      Note receivable — shareholder consists of a demand note receivable from the Company’s shareholder in the amount of $2,933,144, which was recorded as an offset against retained earnings. This note bears interest at 1% over the prevailing bank prime lending rate, payable monthly. This note is considered long-term. The Company waived the interest due on this note for 2004 until it was paid in April 2004 (shown as repaid March 31, 2004) and for the years ended December 31, 2003 and 2002.

4.	Notes Receivable — Other

      Notes receivable — other at December 31, 2003 consists of a note receivable from a customer, pursuant to the customer’s reorganization plan. This note was written off as uncollectible after March 31, 2004.

5.	Note Payable — Bank

      At December 31, 2003, the Company had a demand revolving credit facility with a bank for $5,000,000, bearing interest at the prevailing prime lending rate of 4.00% at December 31, 2003. Borrowings under this facility were secured by all assets of the Company, and were further supported by the individual guarantee of the Company’s stockholder. In aggregate, the total obligation of the guarantor was not to exceed $912,846. This facility was cross liened and cross defaulted with the Company’s installment note due to the bank. See Note 6. At December 31, 2003 and December 31, 2002, the Company has borrowings of $4,065,315 and $3,525,982, respectively, against the facility.

      At December 31, 2003, the Company was in default of certain financial loan covenants. Subsequent to the balance sheet date, the Company and the bank entered into an agreement whereby the bank agreed to forebear, until March 31, 2004, from taking any action to collect upon this note and the Company’s installment note (see Note 6), subject to certain conditions. These conditions include increasing the interest rates on these borrowings to 1/2% over the prevailing prime lending rate. Subsequent to the year-end the note was refinanced with the bank.

      In March 2004, the Company refinanced its credit facility with Comerica Bank, including a revolving credit facility for up to $6,000,000 secured by its accounts receivable and inventory and a term loan with a balance of $695,883 as of March 31, 2004, secured by its equipment. The revolving credit facility was due on demand and was based on a borrowing base based on qualifying accounts receivable and inventories. The principal amount outstanding bore interest, payable monthly, at the bank’s prime rate (4.0% at March 31, 2004) plus 1/2%. The loan agreements required it to maintain minimum debt service coverage and debt to tangible net worth ratios. They also limited the Company’s ability to pay dividends or incur additional debt.

      In August 2004, the Company refinanced its credit facility with Standard Federal Bank, N.A., including a revolving credit facility for up to $7,000,000, which was increased to $9,000,000 in December 2004, subject to a borrowing base based on eligible inventory and receivables, originally maturing August 31, 2007, a $1,394,000 term loan. The term loan is payable in equal monthly installments of principal based on a five year amortization ending August 1, 2009, but matures August 31, 2007 if the

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS — (Continued)

revolving credit facility is not renewed. The loans are secured by all of EWCO’s personal property and is guaranteed by Tarpon. The principal amount outstanding bears interest, payable monthly, at the bank’s prime rate, plus, until completion of this offering, 0.375%. The loan agreement requires EWCO to maintain a minimum debt service coverage ratio and minimum tangible net worth. It also generally prohibits dividends and limits EWCO’s ability to make capital expenditures. EWCO paid a 1% closing fee and must pay a 0.25% unused line of credit fee. EWCO is also subject to a 1% prepayment fee if the loans are prepaid any time before maturity. As of September 30, 2004, $3,442,380 was outstanding under the revolving credit facility, $1,394,000 was outstanding under the term loan, and approximately $2,200,000 was available for borrowing under the revolving credit facility.

6.	Long-Term Debt

		December 31,
	March 31,
	2004	2003	2002

	(Unaudited)
A financing arrangement with a finance company, payable in monthly installments of $17,165, including finance charges of 5.995%, through February 2004	$0	$33,489	0
A capital lease payable in monthly installments of $3,586, including finance costs at 7.38%, through April 2003	0	0	54,449
A capital lease payable in monthly installments of $5,062, including finance costs at 6.64%, through April 2003	0	0	19,979
A capital lease payable in monthly installments of $3,562, including finance costs at 6.94%, through April 2004	3,562	14,117	0
A capital lease payable in monthly installments of $219, including finance costs at 10.5%, through August 2006	5,352	5,809	0
A capital lease payable in monthly installments of $199, including finance costs at 10.75%, through November 2006	5,510	5,951	0
An installment note payable to a transportation company in monthly installments of $1,000, bearing no interest, through April 2005	13,057	0	0
An installment note payable to a bank in monthly installments of $15,214, plus interest at 3/8% above the prevailing prime lending rate, or 4.25% at December 31, 2003, through August 2007. This note is secured by all assets of the Company and was further supported by the individual guarantee of the Company’s stockholder until April 2004. In aggregate, the total obligation of the guarantor is not to exceed $912,846. This note is cross liened and cross defaulted with the Company’s revolving credit facility (see Note 5)	638,992	684,635	867,204
A secured equipment note payable to a bank in monthly installments of $668, including interest at 5.24%, through April 2008	29,410	31,014	0

Total	$695,883	$775,015	$941,632
Less current portion	209,704	240,487	242,880

Long-term portion	$486,179	$534,528	$698,752

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Maturities of long-term debt for the years ending December 31 are as follows:

2004	$240,487
2005	193,728
2006	193,572
2007	144,585
2008	2,643

$775,015

      Subsequent to the year-end the secured equipment note was refinanced with the bank, see Note 5.

7.	Income Taxes

      A reconciliation of income taxes computed using the federal statutory rate to the taxes reported in our statements of operations is as follows:

Three Months Ended
March 31, 2004

Net income (loss) before income taxes	$657,042
Federal statutory rate	34%
Tax computed at federal statutory rate	223,395
Increase or decrease in taxes from:
Effect of S corporation election, net	(52,750)

Reported income taxes	$170,645

      Deferred tax assets (liabilities) consist of the following:

March 31, 2004

Property and equipment	$(56,100)
Accounts receivable and other	75,800

Net deferred tax assets	19,700
Valuation allowance	0

Net deferred tax asset	$19,700

8.	Commitments and Contingencies

      The Company leases facilities and equipment used in its operations under lease agreements expiring through October 2006. The operating lease requires the Company to pay the taxes, insurance and maintenance expense related to the leased property. Rent expense, including month-to-month rentals, was $306,618, $263,356 and $308,511 for the years ended December 31, 2003, 2002 and 2001, respectively.

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Minimum future lease payments under non-cancelable leases at December 31, 2003 are summarized as follows:

Year Ended December 31,

2004	$291,586
2005	293,905
2006	247,220
2007	4,890

$837,601

9.	Employee Benefit Plans

      The Company has three separate 401(k) plans. Two of these plans cover union employees who have attained 18 years of age with six months of service. The participants can contribute up to 15 percent of their compensation. The Company matches the employee contributions based on the collective bargaining agreement, not to exceed 4 percent of compensation. The employer contributions for these two plans for the years ended December 31, 2003, 2002 and 2001 were $69,846, $67,995 and $76,721, respectively.

      The third 401(k) plan is for employees who are not covered by a collective bargaining agreement, who have attained 18 years of age and who have 1,000 hours and six months of service. The participants can contribute up to 15 percent of their salary and are eligible for an employer discretionary contribution. The Company matches the employee contributions 50% up to 5% of employees’ wages. The employer matching contributions for the years ended December 31, 2003, 2002 and 2001 were $26,951, $26,912 and $31,102, respectively.

10.	Stock Transactions

      In November 2003, the Company’s sole shareholder signed a Stock Purchase Agreement to sell all of the issued and outstanding stock of the Company. In April 2004, Tarpon Industries, Inc. and the Company acquired 100% of the Company’s outstanding common shares pursuant to the agreement described above.

11.	Product Sales

      Products sold to external customers were as follows for the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001:

	Three Months Ended March 31,		Year Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Manufactured by us:
Structural Steel Tubing	$4,916,144	$2,370,828	$12,418,466	$10,385,834	$8,128,399
Mechanical Steel Tubing	304,877	155,242	628,043	518,280	38,424
Steel Storage Rack Systems	5,318,567	2,855,993	13,372,884	13,714,059	20,191,432

Total	10,539,588	$5,382,063	$26,419,393	$24,618,173	$28,358,255

Manufactured by others:
Mechanical Steel Tubing	$9,193	$0	$22,278	$28,267	$28,120

EUGENE WELDING CO.

NOTES TO FINANCIAL STATEMENTS — (Continued)

12.	Presentation of Financial Statements

      As shown in the accompanying financial statements, the Company incurred a net loss of $1,260,154 for the year ended December 31, 2003. Although the Company’s current assets exceeded its current liabilities by $763,240 at December 31, 2003, this loss has caused the Company difficulty in paying its current obligations in the ordinary course of business. In addition, as described in Note 5, this loss has resulted in the Company failing to meet certain financial loan covenants with its bank. These factors create an uncertainty as to the Company’s ability to continue as a going concern.

      The Company is developing a plan to improve its liquidity by reducing its inventories and to return profitability through increased selling prices and cost reductions. See Note 5 regarding refinancings of the Company’s credit facility.

      The ability of the Company to continue as a going concern is dependent upon the success of these plans and the agreement of the Company’s bank to these plans. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of

Bolton Steel Tube Co., Ltd.

      We have audited the accompanying balance sheets of Haines Road operating location of Bolton Steel Tube Co., Ltd. (a Canadian company) as at December 31, 2003 and 2002, and the related statements of operations and location equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haines Road operating location of Bolton Steel Tube Co., Ltd. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Southfield, Michigan

October 26, 2004

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

BALANCE SHEETS OF SELECTED OPERATING LOCATION

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
ASSETS
CURRENT ASSETS:
Intra-company receivable	$4,575,752	$1,724,055	$0
Inventories	1,403,131	1,846,772	3,742,154
Refundable income taxes	0	175,166	0
Prepaid expenses	274,039	55,780	94,691

Total current assets	6,252,922	3,801,773	3,836,845

PROPERTY, PLANT AND EQUIPMENT:
Machinery and equipment	8,632,275	8,345,651	6,600,164
Furniture and fixtures	67,414	66,138	52,285
Building/leasehold improvements	2,664,590	2,608,159	2,124,858
Land	915,335	898,018	737,288

Total	12,279,614	11,917,966	9,514,595
Less accumulated depreciation and amortization	5,105,571	4,392,392	2,937,531

Net property, plant and equipment	7,174,043	7,525,574	6,577,064

TOTAL ASSETS	$13,426,965	$11,327,347	$10,413,909

LIABILITIES AND LOCATION EQUITY
CURRENT LIABILITIES:
Intra-company payable	$0	$0	$869,979
Accrued expenses	131,543	126,149	90,873
Income taxes	639,374	0	246,922

Total current liabilities	770,917	126,149	1,207,774

LONG-TERM LIABILITIES:
Deferred taxes	752,284	732,713	502,064

Total long-term liabilities	752,284	732,713	502,064

LOCATION EQUITY:
Location equity	10,129,833	8,961,481	9,077,799
Other comprehensive income	1,773,931	1,507,004	(373,728)

Total location equity	11,903,764	10,468,485	8,704,071

TOTAL LIABILITIES AND LOCATION EQUITY	$13,426,965	$11,327,347	$10,413,909

The accompanying notes are an integral part of these financial statements

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

STATEMENTS OF OPERATIONS AND

LOCATION EQUITY OF SELECTED OPERATING LOCATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Year Ended December 31,

	2004	2003	2004	2003	2003	2002	2001

	(Unaudited)		(Unaudited)
NET REVENUES	$3,452,247	$3,051,564	$13,811,344	$8,328,958	$11,171,847	$13,265,602	$12,046,620
COST OF SALES	2,709,697	2,534,383	10,607,276	7,272,554	9,673,706	10,347,965	9,181,065

Gross profit	742,550	517,181	3,204,068	1,056,404	1,498,141	2,917,637	2,865,555

OPERATING EXPENSES:
Selling, general and administrative expenses	313,317	275,331	918,093	702,642	917,213	814,839	670,608
Depreciation and amortization	7,720	8,108	23,269	22,679	30,557	26,318	19,190

Total operating expenses	321,037	283,439	941,362	725,321	947,770	841,157	689,798

OPERATING INCOME BEFORE OTHER INCOME/(EXPENSE)	421,513	233,742	2,262,706	331,083	550,371	2,076,480	2,175,757

OTHER INCOME/(EXPENSE):
Interest expense	(138,046)	(179,466)	(462,379)	(437,931)	(577,026)	(511,576)	(647,154)
Deferred financing expense	(13,606)	(8,164)	(21,092)	(25,012)	(35,138)	(46,136)	(6,590)
Feasibility expense	0	(53,896)	0	(100,891)	(100,891)	(20,211)	0

Total other income (expense)	(151,652)	(241,526)	(483,471)	(563,834)	(713,055)	(577,923)	(653,744)

NET INCOME BEFORE INCOME TAXES	269,861	(7,784)	1,779,235	(232,751)	(162,684)	1,498,557	1,522,013

INCOME TAX (BENEFIT)
Current income tax (benefit)	91,877	(23,836)	605,676	(151,726)	(158,992)	248,028	312,004
Deferred income taxes	2,541	29,955	5,207	80,413	112,626	243,159	193,683

Total income tax (benefit)	94,418	6,119	610,883	(71,313)	(46,366)	491,187	505,687

NET INCOME (LOSS)	$175,443	$(13,903)	$1,168,352	$(161,438)	$(116,318)	$1,007,370	$1,016,326

LOCATION EQUITY — Beginning	$9,954,390	$8,930,264	$8,961,481	$9,077,799	$9,077,799	$8,070,429	$7,054,103

LOCATION EQUITY — Ending	$10,129,833	$8,916,361	$10,129,833	$8,916,361	$8,961,481	$9,077,799	$8,070,429

The accompanying notes are an integral part of these financial statements

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

STATEMENTS OF CASH FLOWS OF SELECTED OPERATING LOCATION

	Nine Months Ended
	September 30,		For the Year Ended December 31,

	2004	2003	2003	2002	2001

	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,168,352	$(161,438)	$(116,318)	$1,007,370	$1,016,326
Adjustments to reconcile net income (loss) to net cash provided by operations:
Unrealized gain (loss) on foreign currency translation	266,927	1,423,772	1,880,735	64,704	(438,434)
Depreciation and amortization	713,179	1,065,907	1,454,861	562,358	235,596
Deferred taxes	19,571	167,360	230,649	244,411	184,180
Changes in assets and liabilities:
Inventory (increase) decrease	443,641	433,868	1,895,379	(41,274)	(1,688,398)
Prepaid expenses (increase) decrease	(218,259)	(99,562)	38,911	338	866,250
Accrued expenses (increase) decrease	5,394	67,524	35,276	(46,159)	99,682
Refundable income taxes (increase) decrease	814,540	(408,046)	(422,088)	(56,670)	303,592

Net cash provided by operations	3,213,345	2,489,385	4,997,405	1,735,708	578,794

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for property and equipment	(361,648)	(1,859,950)	(2,403,371)	(761,197)	(2,422,654)

Net cash (used in) investing activities	(361,648)	(1,859,950)	(2,403,371)	(761,197)	(2,422,654)

CASH FLOWS FROM FINANCING ACTIVITIES
Intra-company loans, net	(2,851,697)	(629,435)	(2,594,034)	(973,881)	1,843,860

Net cash provided by (used in) financing activities	(2,851,697)	(629,435)	(2,594,034)	(973,881)	1,843,860

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	0	0	0	0	0
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	0	0	0	0	0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$0	$0	$0	$0	$0

The accompanying notes are an integral part of these financial statements

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Operations

      Haines Road is an operating location of Bolton Steel Tube Co., Ltd. (“Bolton”), an Ontario corporation incorporated in 1981 and amalgamated in 1996. Bolton manufactures and sells structural and mechanical steel tubing. Bolton has two operating locations, Bolton and Haines Road. The Haines Road operating location is a manufacturing facility in Mississauga (near Toronto), Ontario, Canada. The principal product manufactured at Haines Road is structural and mechanical steel tubing, which is used as a component for products in fencing, automotive and green house markets.

      Tarpon Industries, Inc. (“Tarpon”) intends to purchase the Haines Road operating location pursuant to terms described below. Bolton will continue to conduct business at its other remaining operating location, Bolton, and accordingly, “carve out” financial statements are appropriate for the Haines Road operating location under the circumstances.

2.	Basis of Presentation

      The Haines Road operating location’s financial statements are presented in U.S. dollars.

      The balance sheet as of September 30, 2004, the results of operations for the three and nine months ended September 30, 2004 and 2003, the cash flows for the nine months ended September 30, 2003, and the related footnotes are unaudited. The unaudited interim financial statements reflect all adjustments which are, in the opinion of the Company’s management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature.

      The accompanying financial presentation is limited to presenting the financial statements of the Haines Road operating location.

      Full financial statements of the Haines Road operating location do not exist and are not readily and practically available, because Bolton has not historically maintained separate records of all assets, liabilities and expenses related to Haines Road. However, Bolton’s financial information does provide certain details about the Haines Road operation location’s prepaid expenses, inventory, property, plant, and equipment and accrued expenses. Accordingly, it is impractical to present full financial statements of the Haines Road operating location, because the preparation of such would require subjective and arbitrary allocations of cash, accounts receivable, debt and accounts payable, which have not historically been separated by operating location by Bolton.

      The accompanying Balance Sheets of Selected Operating Location, Statements of Operations and Location Equity of Selected Operating Location and Statements of Cash Flows of Selected Operating Location for the interim periods ended September 30, 2004 and 2003 and for the years ended December 31, 2003, 2002 and 2001 are provided.

3.	Summary of Significant Accounting Policies

Cash

      Cash balances are not included in the Haines Road operating location Balance Sheets of Selected Operating Location, because Bolton has historically managed its cash function centrally, and any allocation to the Haines Road operating location would be subjective and may not accurately reflect historical financial condition. Cash is not included in the Haines Road operating location assets being purchased by Tarpon. The Haines Road operating location Balance Sheets of Selected Operating Location includes an intra-company account that shows the cumulative increase or decrease in cash and cash equivalents since January 1, 2001, so that the accompanying Statements of Cash Flows show no change from a zero cash balance each year.

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Bolton’s aggregate cash and cash equivalents balances were as follows:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)
Cash and cash equivalents	$2,308	$1,652	$302,342

      Cash and cash equivalents include cash on hand and balances with banks.

Accounts Receivable

      Accounts receivable are not included in the Haines Road operating location Balance Sheets of Selected Operating Location. Although Bolton has tracked sales information by location, it has not managed accounts receivable separately by location and it has customers that are common to both of its locations. The determination of accounts receivable balances for the Haines Road operating location would required detailed analysis of individual customer accounts for three years and any interim periods, which would be impracticable. In addition, Bolton has not operated its cash function by location, making the application of cash receipts that are not identified by location arbitrary in nature. Accounts receivable are not included in the Haines Road operating location assets being purchased by Tarpon.

      Bolton’s aggregate accounts receivable balances and allowance for doubtful accounts were as follows:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)
Accounts receivable	$5,483,187	$5,272,675	$4,358,152
Less: allowance for doubtful accounts	(147,281)	(131,359)	(96,429)

Net accounts receivable	$5,335,906	$5,141,316	$4,261,723

Prepaid Expenses

      All prepaid expenses such as property taxes, consumable supplies, equipment rental and insurance are location specific in Bolton’s financial information and are included in the Haines Road operating location Balance Sheets of Selected Operating Location as appropriate. Prepaid expenses are included in the Haines Road operating location assets being purchased by Tarpon.

Inventories

      Inventory is included in the Haines Road operating location Balance Sheets of Selected Operating Location. Bolton has historically maintained a detailed inventory listing by operating location, related to the specific and distinct products manufactured at each of its Haines Road and Bolton operating locations. Bolton identified inventory specific to the Haines Road operating location, and any items which could not be specifically allocated to a location, such as steel coils, were immaterial in total and allocated on the basis of the relative total other inventory at the respective Haines Road and Bolton operating locations. Inventory is included in the Haines Road operating location assets being purchased by Tarpon.

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Inventories are valued at the lower of cost or market value. Cost includes material, labor and manufacturing overhead. Cost is determined on a first-in, first-out basis. Major classes of Haines Road operating location inventory consist of the following:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Raw materials	$246,518	$612,645	$1,980,507
Work in process	436,213	560,936	467,413
Finished goods	720,400	673,191	1,294,234

Total	$1,403,131	$1,846,772	$3,742,154

Property, Plant and Equipment

      Property, plant and equipment is included in the Haines Road operating location Balance Sheets of Selected Operating Location. Bolton has historically maintained in its financial information separate records for the property, plant and equipment at the Haines Road operating location. Property, plant and equipment is included in the assets of the Haines Road operating location being purchased by Tarpon.

      Depreciation expense is calculated on the straight-line method, except for depreciation of vehicles, which is recorded using a 30% declining balance method, generally over the following useful lives:

Machinery and equipment	10 years
Furniture and fixtures	10 years
Vehicles	30% declining balance
Leasehold improvements	5 years or life of lease
Building	20 years

      Expenditures for repairs and maintenance are expensed to operations as incurred and major improvements are capitalized and depreciated over the useful lives described above.

Accounts Payable

      Accounts payable are not included in the Haines Road operating location Balance Sheets of Selected Operating Location. Bolton has not historically managed accounts payable separately by location and has vendors that are common to both locations. The determination of accounts payable balances for the Haines Road location would require detailed analysis of individual customer accounts for the three years and any interim periods, which would be impracticable, and the arbitrary allocation of balances and payments not recorded for a specific location or before it has been used to produce a specific product. In addition, Bolton has not operated its cash function by location, making the application of the cash payment that are not allocated by location arbitrary in nature. Accounts payable are not being assumed by Tarpon in the Haines Road operating location assets being purchased by Tarpon.

      Bolton’s aggregate accounts payable balances were as follows:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)
Accounts payable	$2,407,504	$3,352,200	$3,596,609

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Accrued Liabilities

      All accrued liabilities, such as accrued wages, workers compensation, vacation accrual and union dues, are location specific in Bolton’s financial information and are included in the Haines Road operating location Balance Sheets of Selected Operating Location. Accrued liabilities are not being assumed by Tarpon in the Haines Road operating location assets being purchased by Tarpon.

Long-Term Debt

      Long-term debt is not included in the Haines Road operating location Balance Sheets of Selected Operating Location. Bolton has historically managed its treasury function centrally, and any allocation of debt to a location would be arbitrary and may not accurately reflect historical results. Such an allocation also would not reflect future results, as debt is not being assumed by Tarpon in the Haines Road operating location assets being purchased by Tarpon. The Haines Road operating location Balance Sheets of Selected Operating Location will include an intra-company account, however, that will show the cumulative increase or decrease in cash and cash equivalents since January 1, 2001, so that the Cash Flows Statements shows no change from a zero cash balance each year.

      Bolton’s aggregate long-term debt balances are as follows:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)
Current	1,062,630	1,049,945	862,023
Long-term	4,438,530	5,132,219	5,075,636

Total	$5,501,160	$6,182,164	$5,937,659

Foreign Currency Translation

      Assets and liabilities have been translated at exchange rates in effect at the balance sheet date. Income and expenses are translated at average exchange rates during the period. Exchange gains or losses resulting from translation are reflected in other comprehensive income.

Revenue Recognition

      Bolton maintains in its financial information detailed sales records concerning the distinct products manufactured at the Haines Road operating location and accordingly, is able to identify the relevant sales for each period. For sales of products, services and scrap, revenue is recognized at the time the product is shipped to customers. Scrap sales are recognized as a reduction in cost of goods sold.

Cost of Goods Sold

      Bolton’s materials costs have not historically been maintained on a location-specific basis. However Bolton is able to establish materials costs for known product sales based on detailed materials purchase invoices and accordingly can identify materials costs allocable to the Haines Road operating location. Utility expenses have historically been billed specifically to Haines Road and are identifiable. Separate records have been maintained for direct and indirect labor costs and the associated employee benefits at the Haines Road operating location, as well as for packaging expenses.

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Delivery

      Delivery expenses for delivery of finished products have not been maintained by Bolton on a location basis. Bolton has allocated freight expenses to the Haines Road operating location using a ratio of location sales to total sales.

Rent

      Rent expense on equipment is specifically identifiable for the Haines Road operating location.

Depreciation

      As separate fixed asset records have been maintained at the Haines Road operating location, depreciation expense is specifically identifiable.

Selling Expenses

      Bolton’s selling expenses have not historically been accounted for on a location-specific basis. Bolton has allocated total selling expenses, including advertising, sales salaries and commissions, travel and entertainment costs to the Haines Road operating location, using a ratio of location sales to total sales.

Administrative Expenses

      Bolton’s administrative expenses have not historically been accounted for on a location-specific basis. The most significant element of administrative expenses is the allocation of executive payroll expense, which has been allocated, based on an estimate of time incurred on the Haines Road operations by members of the executive management of Bolton, and the related benefit expense, which has been allocated based on the allocated executive payroll expense. Depreciation, repairs and maintenance, real estate and business taxes and some consulting and legal fees are location specific. Bad debt expense and supplies have been allocated using a ratio of location sales to total sales. The remaining administrative expenses, such as capital taxes, directors and officers and other insurance, telephone expenses and general audit, legal and consulting fees have been split evenly between Bolton’s two operating locations.

Interest Expense and Finance Costs

      Interest expense and financing costs have not historically been accounted for by Bolton on a location-specific basis. Bolton’s line of credit interest expense has been allocated using a ratio of the Haines Road operating location’s sales to total sales. Portions of Bolton’s long-term debt were used to purchase specific assets, and interest expense related to that indebtedness has been allocated on the basis of initial advances based upon relative appraised values of the assets.

Income Taxes

      The Haines Road operating location has included a provision for Canadian federal and provincial taxes based on a separate return method at statutory rates. Deferred income taxes are provided for timing differences between financial statement income and tax return income under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” which requires deferred income taxes to be computed on the asset and liability method and deferred tax assets are recognized only when realization is certain. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. The principal timing difference arises from the use of accelerated depreciation for tax purposes.

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

4.	Intra-Company Debt/ Receivable

      Bolton maintains a pooled cash account for both of its operating locations. All cash transactions and any non-cash transactions are recorded through the intra-company account. At the Balance Sheet of Selected Operating Location date, the balance of the intra-company account represents non-interest bearing advances. In addition, Bolton has obtained a line of credit from a bank, which is not allocated to the Haines Road operating location. The intra-company receivable on the balance sheet represents the excess or deficiency in cash flows from the Haines Road operating location. Shown below is the outstanding balance and terms on the bank line of credit for Bolton as a company. Although not specifically allocated by location, the cash flow from these loans may have been utilized to fund the operations of the Haines Road operating location.

      Bolton had an operating line of credit of $15,000,000 (Canadian) available at an interest rate of prime plus 0.75% for the years ended December 31, 2003, 2002 and 2001. In March 2004, the operating line of credit available was reduced to $10,000,000 (Canadian) at an interest rate of prime plus 0.75%.

      The following are the amounts used of the line of credit available (in U.S. $) and used by Bolton at the period end date:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)
Available	$7,876,000	$11,590,500	$9,516,000

Used	$6,283,112	$5,250,589	$5,715,374

      As security for the line of credit, Bolton has provided a first priority security interest in all existing and future property, including receivables, inventories, equipment, contract rights and general intangibles, as well as a first charge mortgage on land and buildings. In addition, personal guarantees are provided by the shareholders of Bolton.

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

5.	Income Taxes

      A reconciliation of income taxes computed using the federal statutory rate to the taxes reported in our statements of operations is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Year Ended December 31,

	2004	2003	2004	2003	2003	2002	2001

	(Unaudited)		(Unaudited)
Net income (loss) before income taxes	$269,861	$(7,784)	$1,779,235	$(232,751)	$(162,684)	$1,498,557	$1,522,013
Federal statutory rate	34%	34%	34%	34%	34%	34%	34%
Tax computed at federal statutory rate	91,753	(2,647)	604,940	(79,135)	(55,313)	509,509	517,484
Increase or (decrease) in taxes from:
Other, net	2,665	8,766	5,943	7,822	8,947	(18,322)	(11,797)

Reported income taxes	$94,418	$6,119	$610,883	$(71,313)	$(46,366)	$491,187	$505,687

      Deferred tax liabilities consist of the following:

		December 31,
	September 30,
	2004	2003	2002

	(Unaudited)
Property and equipment	$752,284	$732,713	$502,064

6.	Related Party Transactions

      The Haines Road operating location performed slitting services at no charge to Bolton’s Bolton operating location, and vice versa. The net value of services performed by the Haines Road operating location over services received from Bolton’s Bolton operating location was treated as a reduction of the Haines Road operating location’s direct labor cost in the accompanying Statements of Income, as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Year Ended December 31,

	2004	2003	2004	2003	2003	2002	2001

	(Unaudited)		(Unaudited)
Reduction in direct labor	$37,913	$18,375	$84,271	$63,662	$74,402	$59,748	$27,597

      The Haines Road operating location also performed slitting services for Excess Steel, Inc. (“ESI”), a company owned by the daughter of one of Bolton’s owners. Revenue from these services is recognized when the slit coil is shipped to ESI, and generally equals Haines Road’s direct cost of providing this service. Revenues from ESI were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Year Ended December 31,

	2004	2003	2004	2003	2003	2002	2001

	(Unaudited)		(Unaudited)
Revenues from ESI	$0	$8,560	$6,980	$25,867	$29,238	$59,894	$88,802

HAINES ROAD OPERATING LOCATION OF BOLTON STEEL TUBE CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

7.	Commitments and Contingencies

      The Haines Road operating location has operating leases for equipment and vehicles expiring at various dates to 2008. The following are the minimum lease payments under non-cancelable leases at September 30, 2004 and December 31, 2003:

	September 30,	December 31,
Year Ending December 31,	2004	2003

	(Unaudited)
2004	$18,981	$38,265
2005	22,831	23,849
2006	3,215	3,339

Total	$45,027	$65,453

8.	Sale to Tarpon Industries, Inc.

      In July 2004, Tarpon entered into agreements to purchase the assets of the Haines Road operating location from Bolton. This purchase is expected to be completed on the closing date of a Tarpon initial public offering with respect to the operating assets and within 90 days after that closing with respect to Haines Road’s real estate. Tarpon has agreed to acquire the Haines Road operating location for an estimated aggregate of approximately $14,868,000, consisting of (1) approximately $265,000 in deposits paid, (2) approximately $7,255,000, including approximately $756,000 in closing adjustments, payable in cash at the closing of the acquisition, (3) an approximately $981,000 secured, subordinated promissory note, payable 15 months after closing or by offset against amounts owed for purchases by Bolton from Haines Road after closing or, if Tarpon’s subsidiary’s net book value does not exceed approximately $981,000, payable at the closing of the acquisition, (4) approximately $1,403,000 for purchased inventory, payable within 45 days after the closing of the acquisition, (5) approximately $3,679,000 for the cash portion of the purchase price of the Haines Road real estate, with approximately $163,000 paid as a deposit and the balance payable within 90 days after the closing of the acquisition, (6) an approximately $981,000 secured promissory note, payable 15 months after real estate closing date or, if the fair value of the purchased real estate less the loans secured by the purchased real estate is not at least approximately $409,000 or if the first mortgage on the purchased real estate exceeds approximately $3,270,000, payable on the real estate closing date, (7) an approximately $200,000 success fee in connection with the transaction, payable to Bainbridge Advisors, and (8) approximately 105,000 in expenses related to the transaction. Tarpon has also agreed (1) to pay an additional approximately $41,000 to Bolton for each month that the closing is later than September 7, 2004 (four months of such payments are included in the estimated closing adjustments above), and (2) to lease the Haines Road real estate during any period between the acquisition closing date and the real estate closing date at a monthly rent of approximately $61,000. Tarpon expects to seek approximately $5,688,000 in mortgage, equipment and revolving credit financing, although it does not currently have a commitment for such financing. If we are unable to obtain the assumed financing for the Haines Road transaction, we will not be able to consummate that acquisition.

PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma financial data should be read in conjunction with the historical financial statements of Tarpon, EWCO and Haines Road, including the notes to those statements, appearing elsewhere in this prospectus. The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have occurred if the transactions had actually been completed at the dates indicated, nor is it necessarily indicative of future results of operations or financial position of the combined company.

      The unaudited pro forma combined balance sheet has been prepared to reflect the acquisition by Tarpon of Haines Road as if the acquisition had occurred as of September 30, 2004 by combining the separate balance sheets of Tarpon and Haines Road as of that date.

      The unaudited pro forma combined statements of operations for the nine months ended September 30, 2004 and 2003 have been prepared to reflect the acquisitions of EWCO and Haines Road as if those acquisitions had occurred at January 1, 2003, by combining the separate historical statements of operations of Tarpon and Haines Road for the nine months ended September 30, 2004 and 2003 and of EWCO for the three months ended March 31, 2004 and the nine months ended September 30, 2003, as EWCO’s results of operations were not included in Tarpon’s financial statements until April 1, 2004. The unaudited pro forma combined statement of operations for the year ended December 31, 2003 has been prepared to reflect the acquisitions of EWCO and Haines Road as if those acquisitions had occurred at January 1, 2003 by combining the separate historical statements of operations of Tarpon, EWCO and Haines Road for the year ended December 31, 2003. These pro forma combined statements of operation exclude financial information relating to Steelbank prior to the date of acquisition.

      These pro forma combined statements are also adjusted to reflect (a) our issuance of the promissory notes issued in the 2004 note financing and the related warrants to purchase 565,000 common shares, with an estimated value of approximately $652,000, as if they were issued at the same time as the acquisitions and any related remaining deferred interest expense were expensed, (b) recording a provision or benefit for federal or state income taxes for EWCO as if it were taxed as a C corporation, rather than as an S corporation through December 31, 2003, (c) our sale of the 2,850,000 common shares offered by us in this offering at the public offering price of $5.00 per share as if it had occurred at the same time as the acquisitions and we had used the estimated net proceeds to us as described under “Use of Proceeds,” including to pay promissory notes and cash due in connection with the acquisitions of EWCO, Haines Road and Steelbank and to pay our 2004 note financing, (d) approximately $5,688,000 in mortgage, equipment and revolving credit financing, although we currently have no commitment for the mortgage financing, and the use of the proceeds of that financing to pay a portion of the Haines Road purchase price, and (e) our issuance of (1) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their effective purchase price to approximately $3.70 a share, (2) an estimated 61,310 common shares as part of Steelbank’s purchase price, and (3) an estimated 2,000 common shares to one of our directors for past services. See “Use of Proceeds” and “Capitalization.” For a discussion of the adjustments made in presenting such pro forma financial data, see the accompanying Notes to Pro Forma Financial Statements included in this prospectus.

      In July 2004, we entered into an agreement to acquire the operating assets of Haines Road, which we expect to complete on the closing date of this offering and the Haines Road real estate, which we expect to complete within 90 days after the closing of the acquisition of the Haines Road operating assets, for an estimated aggregate of approximately $14,868,000, consisting of (in U.S. dollars) (1) approximately $265,000 in deposits paid, (2) an estimated approximately $7,255,000, including an estimated approximately $756,000 in closing adjustments, payable in cash at the closing of the acquisition, (3) an approximately $981,000 secured, subordinated promissory note, payable 15 months after closing or by offset against amounts owed for purchases by Bolton from Haines Road after closing or, if the book value of Steelbank, Inc.’s assets minus liabilities does not exceed approximately $981,000, payable at the closing of the acquisition, (4) an estimated approximately $1,403,000 for purchased inventory, payable within 45 days after the closing of the acquisition, (5) approximately $3,679,000 for the cash portion of the purchase price of the Haines Road real estate, with approximately $154,841 paid as a deposit and the balance payable within 90 days after the closing of the acquisition, (6) an approximately $981,000 secured promissory note, payable 15 months after real estate closing date or, if the fair value of the purchased real estate less the loans secured by the purchased real estate is not at least approximately $409,000 or if the first mortgage on the purchased real estate exceeds approximately $3,270,000, payable on the real estate closing date, (7) an approximately $200,000 success fee in connection with the transaction, payable to Bainbridge Advisors, and (8) approximately 105,000 in expenses related to the transaction. We have also agreed (1) to pay an additional approximately $41,000 for each month that the closing is later than September 7, 2004 (four months of such payments are included in the estimated closing adjustments above), and (2) to lease the Haines Road real estate during any period between the acquisition closing date and the real estate closing date at a monthly rent of approximately $61,000. We expect to seek approximately $5,688,000 in mortgage, equipment and revolving credit financing, although we currently have no commitment for the mortgage financing. If we are unable to obtain the assumed mortgage financing for the Haines Road real estate, we would not be able to acquire the land or building described in Note A of the notes to pro forma financial statements, we would not pay the portions of the purchase price or incur the indebtedness described in Notes C and D of the notes to pro forma financial statements and our Haines Road business might have to discontinue its operations for a significant time while it relocates or be subject to onerous lease terms, if a lease is even available, and we would be liable for breaching our purchase agreement. See “Risk Factors.”

      See “Business — Operations” for a description of our acquisitions of EWCO and Steelbank and of our agreement to acquire Haines Road. The acquisitions of EWCO and Steelbank have been accounted for, and the acquisition of Haines Road will be accounted for, using the purchase method of accounting and, accordingly, their assets, liabilities and results of their results of operations will be included in Tarpon’s consolidated financial statements after the acquisition date. The unaudited pro forma combined financial statements include adjustments, which are based on preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of Haines Road. The preliminary purchase price allocation is subject to revision as more detailed analysis is completed and additional information on fair values of assets and liabilities becomes available. Any change in fair value of the new assets will change the amount of the purchase price allocable to goodwill. Additionally, changes in working capital from September 30, 2004 through the date of the Haines Road transaction is completed will change the amount of goodwill recorded. The pro forma adjustments related to the purchase price allocation of the acquisition represent management’s best estimate of the effect of this transaction. The final purchase accounting adjustments, however, may differ materially from the pro forma adjustments. See “Use of Proceeds” for a description of our 2004 note financing notes and our use of the proceeds of those notes.

PRO FORMA TARPON INDUSTRIES, INC.

PRO FORMA BALANCE SHEET

	Pro Forma as of September 30, 2004 (Unaudited)

		Offering		Sub-		Haines
	Tarpon	Adjust	Reference	Total	Haines	Adjust	Reference	Total

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$299,090	$8,720,385	1-4,6,9	$9,019,475	$0	$(6,648,587)	A-C,E,F	$2,370,888
Intra-company receivable	0	0		0	4,575,752	(4,575,752)	A	0
Accounts receivable	6,121,128	0		6,121,128	0	(128,148)	G	5,992,980
Inventories	5,717,520	0		5,717,520	1,403,131	0		7,120,651
Prepaid expenses/financing costs	1,584,347	(1,047,428)	2,8	536,919	274,039	0		810,958
Deposits	265,116	0		265,116	0	(265,116)	B	0
Income taxes receivable	6,851	0		6,851	0	0		6,851
Capitalized acquisition costs	104,662	0		104,662	0	(104,662)	A	0

Total current assets	14,098,714	7,672,957		21,771,671	6,252,922	(11,722,265)		16,302,328

PROPERTY, PLANT AND EQUIPMENT:
Machinery and equipment	312,387	0		312,387	8,632,275	(2,394,631)	A	6,550,031
Building and leasehold improve	296,393	0		296,393	2,664,590	686,996	A	3,647,979
Computer equipment	56,169	0		56,169	0	0		56,169
Transportation equipment	28,897	0		28,897	0	0		28,897
Furniture and fixtures	54,238	0		54,238	67,414	(67,414)	A	54,238
Land	0	0		0	915,335	392,601	A	1,307,936

Total	748,084	0		748,084	12,279,614	(1,382,448)		11,645,250
Less accumulated depreciation and amortization	64,799	0		64,799	5,105,571	(5,105,571)	A	64,799

Net property and equipment	683,285	0		683,285	7,174,043	3,723,123		11,580,451

OTHER ASSETS:
Financing costs	128,375	0		128,375	0	0		128,375
Goodwill	1,223,021	0		1,223,021	0	3,817,206	A	5,040,227
Intangibles, net of accumulated amortization	386,756	0		386,756	0	0		386,756

Total other assets	1,738,152	0		1,738,152	0	3,817,206		5,555,358

TOTAL ASSETS	$16,520,151	$7,672,957		$24,193,108	$13,426,965	$(4,181,936)		$33,438,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable — bank	$3,442,380	$0		$3,442,380	$0	$701,566	F	$4,143,946
Notes payable — other	2,760,419	(1,278,851)	3,9	1,481,568	0	980,952	B	2,462,520
Accounts payable — trade	5,677,100	(10,000)	10	5,667,100	0	(128,148)	G	5,538,952
2004 note financing loan payable, net	1,928,836	(1,928,836)	6,8	0	0	0		0
Accrued expenses	525,208	(137,943)	4,6,9	387,265	131,543	0		518,808
Accrued income taxes	203,656	0		203,656	639,374	0		843,030
Current portion of success fee	288,889	(66,667)	7	222,222	0	100,000	A	322,222
Current portion of long-term debt	403,122	0		403,122	0	332,816	C,E	735,938

Total current liabilities	15,229,610	(3,422,297)		11,807,313	770,917	1,987,186		14,565,416
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	1,352,029	0		1,352,029	0	5,634,642	C,E	6,986,671
Long-term accrued liabilities	99,782	0		99,782	0	0		99,782
Long-term success fee, less current maturities	11,111	66,667	7	77,778	0	100,000	A	177,778
Deferred tax liability	0	0		0	752,284	0		752,284

Total non-current liabilities	1,462,922	66,667		1,529,589	752,284	5,734,642		8,016,575
SHAREHOLDERS’ EQUITY:
Common shares	1,479,369	11,335,000	1,2,10	12,814,369	0	0		12,814,369
Additional paid-in capital	0	436,207	5	436,207	0	0		436,207
Warrant	651,583	0		651,583	0	0		651,583
Accumulated deficit	(2,242,772)	(742,620)	5,8	(2,985,392)	10,129,833	(10,129,833)	A	(2,985,392)
Foreign currency translation	(60,561)	0		(60,561)	1,773,931	(1,773,931)	A	(60,561)

Total shareholders’ equity (deficit)	(172,381)	11,028,587		10,856,206	11,903,764	(11,903,764)		10,856,206

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$16,520,151	$7,672,957		$24,193,108	$13,426,965	$(4,181,936)		$33,438,137

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

PRO FORMA STATEMENT OF OPERATIONS

	Pro Forma For the Nine Months Ended September 30, 2004

		Pre-acq.	EWCO		Sub-	Offering		Sub-		Haines
	Tarpon	EWCO	Adjust	Ref.	Total	Adjust	Ref.	Total	Haines	Adjust	Ref.	Total

	(Unaudited)
NET REVENUES	$24,899,016	$10,548,781	$0		$35,447,797	$0		$35,447,797	$13,811,344	$(167,410)	G	$49,091,731
COST OF SALES	21,870,597	8,992,243	0		30,862,840	0		30,862,840	10,607,276	(66,113)	A,G	41,404,003

Gross profit	3,028,419	1,556,538	0		4,584,957	0		4,584,957	3,204,068	(101,297)		7,687,728

OPERATING EXPENSES:
Selling, general and administrative expenses	2,707,069	798,111	0		3,505,180	0		3,505,180	918,093	0		4,423,273
Depreciation and amortization	88,043	35,445	(5,594)	II	117,894	0		117,894	23,269	(21,139)	A	120,024

Total operating expenses	2,795,112	833,556	(5,594)		3,623,074	0		3,623,074	941,362	(21,139)		4,543,297

OPERATING INCOME (LOSS) BEFORE OTHER INCOME/(EXPENSE):	233,307	722,982	5,594		961,883	0		961,883	2,262,706	(80,158)		3,144,431

OTHER INCOME/(EXPENSE):
Miscellaneous income	36,348	(14,550)	0		21,798	0		21,798	0	0		21,798
Interest and dividend income	18	0	0		18	0		18	0	0		18
Interest expense, net	(791,786)	(51,390)	0		(843,176)	550,053	4,6,8,9	(293,123)	(462,379)	(275,393)	C,D,E,F	(1,030,895)
Deferred financing costs	(292,965)	0	0		(292,965)	129,715	8	(163,250)	(21,092)	0		(184,342)
Debt forgiveness	6,311	0	0		6,311	0		6,311	0	0		6,311
Foreign exchange	6,499	0	0		6,499	0		6,499	0	0		6,499

Total other income (expense)	(1,035,575)	(65,940)	0		(1,101,515)	679,768		(421,747)	(483,471)	(275,393)		(1,180,611)

NET INCOME LOSS BEFORE INCOME TAXES	(802,268)	657,042	5,594		(139,632)	679,768		540,136	1,779,235	(355,551)		1,963,820
INCOME TAXES (RECOVERABLE)	23,638	170,645	0		194,283	0		194,283	610,883	0		805,166

NET INCOME (LOSS)	$(825,906)	$486,397	$5,594		$(333,915)	$679,768		$345,853	$1,168,352	$(355,551)		$1,158,654

NET INCOME LOSS PER COMMON SHARE — BASIC AND DILUTED	$(0.67)											$0.30

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,226,484											3,860,056

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

PRO FORMA STATEMENT OF OPERATIONS

	Pro Forma For the Nine Months Ended September 30, 2003

			EWCO		Sub-	Offering		Sub-		Haines
	Tarpon	EWCO	Adjust	Ref.	Total	Adjust	Ref.	Total	Haines	Adjust	Ref.	Total

	(Unaudited)
NET REVENUES	$0	$19,359,058	$0		$19,359,058	$0		$19,359,058	$8,328,958	$(137,460)	G	$27,550,556
COST OF SALES	0	18,265,899	0		18,265,899	0		18,265,899	7,272,554	134,230	A,G	25,672,683

Gross margin	0	1,093,159	0		1,093,159	0		1,093,159	1,056,404	(271,690)		1,877,873

OPERATING EXPENSES:
Selling, general and administrative expenses	495,959	1,582,816	0		2,078,775	0		2,078,775	702,642	0		2,781,417
Depreciation and amortization	0	101,307	24,974	II	126,281	0		126,281	22,679	(20,574)	A	128,386

Total operating expenses	495,959	1,684,123	24,974		2,205,056	0		2,205,056	725,321	(20,574)		2,909,803

OPERATING INCOME (LOSS)	(495,959)	(590,964)	(24,974)		(1,111,897)	0		(1,111,897)	331,083	(251,116)		(1,031,930)

OTHER INCOME/(EXPENSE):
Miscellaneous income	0	7,677	0		7,677	0		7,677	0	0		7,677
Interest expense, net	0	(147,703)	0		(147,703)	(17,047)	4	(164,750)	(437,931)	(336,656)	C,D,E,F	(939,339)
Deferred financing cost	0	0	0		0	0		0	(25,012)	0		(25,012)
Feasibility expense	0	0	0		0	0		0	(100,891)	0		(100,891)
Interest and dividend income	0	5	0		5	0		5	0	0		5
Foreign exchange	0	(1)	0		(1)	0		(1)	0	0		(1)

Total other income (expense)	0	(140,022)	0		(140,022)	(17,047)		(157,069)	(563,834)	(336,656)		(1,057,559)

NET INCOME (LOSS) BEFORE INCOME TAXES	(495,959)	(730,986)	(24,974)		(1,251,919)	(17,047)		(1,268,966)	(232,751)	(587,772)		(2,089,489)
INCOME TAXES	0	0	(48,000)	I	(48,000)	0		(48,000)	(71,313)	0		(119,313)

NET INCOME (LOSS)	$(495,959)	$(730,986)	$23,026		$(1,203,919)	$(17,047)		$(1,220,966)	$(161,438)	$(587,772)		$(1,970,176)

NET LOSS PER COMMON SHARE — BASIC AND DILUTED	$(0.42)											$(0.52)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,188,760											3,822,332

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

PRO FORMA STATEMENT OF OPERATIONS

	Pro Forma For the Year Ended December 31, 2003

			EWCO		Sub-	Offering		Sub-
	Tarpon	EWCO	Adjust	Ref.	Total	Adjust	Ref.	Total	Haines	Haines	Ref.	Total

	(unaudited)
NET REVENUES	$0	$26,441,671	$		$26,441,671	0		$26,441,671	$11,171,847	$(255,122)	G	$37,358,396
COST OF SALES	0	24,962,543	0		24,962,543	0		24,962,543	9,673,706	(1,027,708)	A,G	33,608,541

Gross margin	0	1,479,128	0		1,479,128	0		1,479,128	1,498,141	772,586		3,749,855

OPERATING EXPENSES:
Selling, general and administrative expenses	650,386	2,398,850	0		3,049,236	0		3,049,236	917,213	0		3,966,449
Depreciation and amortization	0	147,508	23,914	II	171,422	0		171,422	30,557	(27,692)	A	174,287

Total operating expenses	650,386	2,546,358	23,914		3,220,658	0		3,220,658	947,770	(27,692)		4,140,736

OPERATING INCOME	(650,386)	(1,067,230)	(23,914)		(1,741,530)	0		(1,741,530)	550,371	800,278		(390,881)

OTHER INCOME/(EXPENSE):
Miscellaneous income	0	11,298	0		11,298	0		11,298	0	0		11,298
Interest expense, net	0	(200,193)	0		(200,193)	(23,208)	4	(223,401)	(577,026)	(447,678)	B,C,D,E,F	(1,248,105)
Deferred financing cost	0	0	0		0	0		0	(35,138)	0		(35,138)
Feasibility expense	0	0	0		0	0		0	(100,891)	0		(100,891)
Loss on disposal of property and equipment	0	(4,029)	0		(4,029)	0		(4,029)	0	0		(4,029)
Foreign exchange	0	0	0		0	0		0	0	0		0

Total other income (expense)	0	(192,924)	0		(192,924)	(23,208)		(216,132)	(713,055)	(447,678)		(1,376,865)

NET INCOME (LOSS) BEFORE INCOME TAXES	(650,386)	(1,260,154)	(23,914)		(1,934,454)	(23,208)		(1,957,662)	(162,684)	352,600		(1,767,746)
INCOME TAXES	0	0	(54,300)	I	(54,300)	0		(54,300)	(46,366)	0		(100,666)

NET INCOME (LOSS)	$(650,386)	$(1,260,154)	$30,386		$(1,880,154)	$(23,208)		$(1,903,362)	$(116,318)	$352,600		$(1,667,080)

NET LOSS PER COMMON SHARE — BASIC AND DILUTED	$(0.54)											$(0.44)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,194,998											3,828,525

The accompanying notes are an integral part of these financial statements

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS

1.     Cash

      The cash adjustments are as follows:

	Offering	See Note

Public Offering Cash	$14,250,000	1
Public Offering Expenses	(1,962,821)	2
Payment of Steelbank Note	(608,851)	3
Payment of Accrued Interest on Steelbank Note	(17,524)	4
Payment of Accrued Interest on Steelbank Note	(9,466)	4
Payment of 2004 Note Financing and Accrued Interest	(2,234,153)	6
Payment of EWCO Note and Accrued Interest	(696,800)	9

TOTAL OFFERING	$8,720,385

	Acquisition	See Note

Haines Road Miscellaneous Assets Price	$(326,984)	A
Haines Road Extension Adjustments	(183,929)	A
Haines Road Penalty for Closing After 9/15/04	(245,238)	A
Cash Portion of Haines Purchase	(6,498,807)	B
Cash Portion of Haines Real Estate Purchase	(408,730)	C
Haines Inventory Purchase	(1,403,131)	A
Haines Equipment Financing	1,716,666	E
Haines Inventory Financing	701,566	F

TOTAL ACQUISITION	$(6,648,587)

2.	Prepaid/ Deferred Expenses

      The prepaid/deferred expense adjustments are as follows:

	Offering	See Note

Prepaid Offering Expenses	$(962,179)	2
Financing costs	(85,249)	8

TOTAL	$(1,047,428)

3.	Notes Payable — Other

      The notes payable — other adjustments are as follows:

	Offering	See Note

Steelbank Note Payment	$(608,851)	3
EWCO Note Payment	(670,000)	9

TOTAL	$(1,278,851)

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

4.	Bridge Loan Payable

      The bridge loan payable adjustments are as follows:

	Offering	See Note

Payment of bridge loan	$(2,150,000)	6
Expense remaining deferred financing costs	221,164	8

TOTAL	$(1,928,836)

5.	Accrued Expenses

      The accrued expenses adjustments are as follows:

	Offering	See Note

Steelbank Note Accrued Interest Payment	$(17,524)	4
Steelbank Note Accrued Interest Payment	(9,466)	4
2004 Note Financing Accrued Interest Payment	(84,153)	6
EWCO Note Accrued Interest Payment	(26,800)	9

TOTAL	$(137,943)

6.	Current Portion of Long-Term Debt

      The current portion of long-term debt adjustments are as follows:

	Acquisition	See Note

Current Portion of Haines Mortgage	$27,609	C
Current Portion of Haines Equipment Loan	305,207	E

TOTAL	$332,816

7.	Long-Term Debt

      The long-term debt adjustments are as follows:

	Acquisition	See Note

Haines Real Estate Note	980,952	C
Haines Real Estate Mortgage — Long Term	3,242,231	C
Haines Equipment Loan — Long Term	1,411,459	E

TOTAL	$5,634,642

8.	Common Shares

      The common shares adjustments are as follows:

	Offering	See Note

Offering Proceeds	$14,250,000	1
Underwriting Discount and Offering Expenses	(2,925,000)	2
Payment for Consulting with Stock	10,000	10

TOTAL	$11,335,000

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

9.	Retained Earnings

      The retained earnings adjustments are as follows:

	Offering	See Note

Non-Employee Option Grants at Closing	$(436,207)	5
Expense Note Financing Warrant and Prepaid	(306,413)	8

TOTAL	$(742,620)

	Acquisition	See Note

Remove Haines Road’s Retained Earnings	$(10,129,833)	A

TOTAL	$(10,129,833)

10.	Cost of Sales

      The cost of sales adjustments are as follows:

	Acquisition

	9/30/04	9/30/03	12/31/03	See Note

Remove Haines Actual Depreciation	$(412,815)	$(207,026)	$(1,424,304)	A
Add Haines Road Fair Value Depreciation	514,112	478,716	651,718	A
Remove cost of inter-company sales	(167,410)	(137,460)	(255,122)	G

TOTAL	$(66,113)	$134,230	$(1,027,708)

11.	Depreciation

      The depreciation adjustments are as follows:

	Acquisition

	9/30/04	9/30/03	12/31/03	See Note

Remove Haines Actual Depreciation	$(23,399)	$(22,679)	$(30,557)	A
Add Haines Road Fair Value Depreciation	2,260	2,105	2,865	A

TOTAL	$(21,139)	$(20,574)	$(27,692)

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

12.	Interest Expense

      The interest expense adjustments are as follows:

	Offering

	9/30/04	9/30/03	12/31/03	See Note

Remove Steelbank Short Note Accrued Interest	$17,524	$0	$0	4
Remove Steelbank Long Note Accrued Interest	9,466	0	0	4
Add Steelbank Long Note Interest (beginning of period)	(18,308)	(17,047)	(23,208)	4
Remove 2004 Note Financing Interest	84,153	0	0	6
Remove 2004 Note Financing Warrant Amortization	430,418	0	0	8
Remove EWCO Note Interest	26,800	0	0	9

TOTAL	$550,053	$(17,047)	$(23,208)

	Acquisition

	9/30/04	9/30/03	12/31/03	See Note

Haines Road Assets Seller Note Interest	$0	$(33,948)	$(37,620)	B
Haines Road Realty Seller Note Interest	(18,082)	(50,510)	(68,764)	C
Haines Road Realty Mortgage Interest	(178,755)	(167,638)	(228,067)	D
Haines Road Equipment Loan Interest	(51,884)	(59,725)	(79,416)	E
Haines Road Inventory Revolver Interest	(26,672)	(24,835)	(33,811)	F

TOTAL	$(275,393)	$(336,656)	$(447,678)

OFFERING ADJUSTMENTS

1.	Public Offering Cash

      This adjustment assumes that Tarpon sells 2,850,000 common shares in its initial public offering at $5.00 a share and increases cash and common shares by $14,250,000.

2.	Public Offering Expenses

      This adjustment reduces the proceeds of the initial public offering by the estimated underwriting commissions, discounts and expenses of approximately $1,425,000 and the estimated expenses of the offering of $1,500,000. The $2,925,000 of expenses are allocated $962,179 against prepaid offering expenses and $1,962,821 against cash.

3.	Steelbank Promissory Note Payment

      This adjustment assumes we pay the approximately $608,851 balance of the note issued in connection with our acquisition of Steelbank out of the proceeds of Tarpon’s initial public offering of its common shares. The note bears interest at 8% and is payable in installments of Cdn.$15,000 each month, beginning July 1, 2004 through December 1, 2004. In December of 2004, $200,000 was paid; in addition, the Company will be obligated to pay up to an additional $62,500 at maturity.

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

4.	Steelbank Acquisition Debt Interest Payment

      This adjustment assumes payment of the interest accrued relating to the note (described in Note 3) issued in connection with our acquisition of Steelbank, because, as described in Note 3 we assume it is paid out of the proceeds of Tarpon’s initial public offering of its common shares. This adjustment also removes the interest accruals relating to the approximately $301,320 note issued in connection with our acquisition of Steelbank and accrues interest on this note as if it were issued as of the beginning of the period.

      Interest accrued under these notes are as follows (and are removed from the related income statements), and corresponding changes were made to accrued expenses and cash for the September 30, 2004 interest accrued:

	9/30/04	9/30/03	12/31/03

Steelbank $608,851 note interest accrued	$17,524	$0	$0
Steelbank $301,320 note interest accrued	9,466	0	0
Steelbank $301,320 note interest added	18,308	17,047	23,208

5.	Non-Employee Stock Option Grants

      This adjustment recognizes the expenses of options that have been granted to non-employees effective as of the closing of Tarpon’s initial public offering of common shares, consisting of ten-year, immediately exercisable options to purchase 110,000 common shares at 110% of our initial public offering price. As a result, retained earnings as of September 30, 2004 is reduced by $436,207 and additional paid in capital is increased by the same amount.

6.	Payment of 2004 Note Financing With Offering Proceeds and Removal of Related Interest

      This adjustment assumes we repay our $2,150,000 in 2004 note financing notes and accrued interest with the proceeds of Tarpon’s initial public offering of its common shares, and removes the $84,153 in related accrued interest on those notes. The notes bear interest at an annual rate of 8%, 15% after January 5, 2005.

      Interest expense, and accrued interest at September 30, 2004, under the 2004 note financing notes is removed as follows:

	9/30/04	9/30/03	12/31/03

2004 note financing interest expense removed	$84,153	$0	$0

7.	Reamortization of Bainbridge Fees Relating to EWCO and Steelbank

      We owe Bainbridge a success fee of $200,000 in connection with the consummation of the acquisitions of each of EWCO and Steelbank. The pro forma balance sheet has been adjusted to re-amortize the payments assumed to be outstanding at September 30, 2004 to reflect payment over 24 months, rather than 18 months, resulting in $66,667 of short-term obligations becoming long-term obligations.

8.	Expense Deferred Financing Costs (Warrant) and Unamortized Placement Agent Fee

      This adjustment eliminates the $221,164 remaining deferred financing costs related to the value of the warrants issued in connection with our 2004 note financing and the $85,249 unamortized placement agent fees related to our 2004 note financing, and reduces retained earnings by the $306,413 total of these amounts.

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

      Interest amortization relating to these warrants and amortization of the placement agent fee are removed as follows:

	9/30/04	9/30/03	12/31/03

Tarpon warrant amortization removal	$430,418	$0	$0
Tarpon placement fee amortization removal	$129,715	$0	$0

9.	Payment of EWCO Note With Offering Proceeds and Removal of Related Interest.

      This adjustment assumes we pay the balance of the $670,000 note issued in connection with our acquisition of EWCO, and the $26,800 of related accrued interest, out of the proceeds of Tarpon’s initial public offering of its common shares. The note bears interest at 8% and is payable at the closing of such offering, or nine months after issuance, if earlier.

      Interest under this note is removed as follows:

	9/30/04	9/30/03	12/31/03

EWCO redemption note interest removal	$26,800	$0	$0

10.	Payment for Consulting with Stock.

      This adjustment records the payment of an accrued expense for past consulting services payable at the closing of Tarpon’s initial public offering in common shares equal to $10,000 divided by our initial public offering price. As a result, accounts payable is reduced by $10,000 and common shares is increased by the same amount.

EWCO ACQUISITION ADJUSTMENTS

I.	EWCO Tax Provision

      This adjustment records a tax provision for EWCO:

	9/30/03	12/31/03

Deferred tax expense	$55,900	$58,400
Refundable tax	(103,900)	(112,700)

Net	$(48,000)	$(54,300)

II.	EWCO Depreciation Adjustment

      This adjustment revised EWCO’s depreciation based on the allocation of the purchase price to its assets, as follows:

9/30/04	9/30/03	12/31/03

$5,594	$24,972	$23,914

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

HAINES ROAD AND EWCO ACQUISITION ADJUSTMENTS

A.	Haines Road Acquisition

      This adjustment adjusts the Haines Road assets to the following preliminary estimates of fair values in connection with the purchase of Haines Road:

Asset	Original	Adjustment	Value

Building	$2,664,590	$686,996	$3,351,586
Land	915,335	392,601	1,307,936
Equipment	8,632,275	(2,394,631)	6,237,644
Furniture and fixtures	67,414	(67,414)	0
Inventory	1,403,131	0	1,403,131
Prepaid expenses	274,039	0	274,039
Accrued expenses	(131,543)	0	(131,543)
Income taxes payable	(639,374)	0	(639,374)
Deferred tax liability	(752,284)	0	(752,284)

Total	$12,433,583	$(1,382,448)	$11,051,135

      This adjustment assumes that we pay the following portions of purchase price for Haines Road as follows:

Asset Purchase Price	$7,744,875	See Note B
Real estate purchase price	4,659,522	See Note C
Capitalized acquisition costs	104,662	Remove asset
Penalty for closing after 9/15/04 ($40,870 per month)	245,238	Cash
Additional equipment and spare parts price	326,984	Cash
First amending agreement expenses	183,929	Cash
Inventory price	1,403,131	Cash
Success fee	200,000	Accrued

Total price	$14,868,341

      Goodwill is calculated and recorded as an increase in intangible assets as follows:

Fair value of assets	$(11,051,135)
Purchase price	14,868,341

Goodwill	$3,817,206

      The above allocations of the purchase price are preliminary estimates and are subject to change as a result of changes in the purchase price, changes in the assets acquired at closing, changes in exchange rates, identification of identifiable intangible assets, and further information concerning the fair values of assets acquired and liabilities assumed. Such changes could material affect the balance sheet classifications of the assets acquired and the amount of the purchase price remaining to be allocated to goodwill, after allocation to the fair value of assets acquired and liabilities assumed.

      This adjustment also removes Haines Road’s accumulated depreciation, removes Haines Road’s intra-company receivable with Bolton Steel Tube Co., Ltd., removes Haines Road’s retained earnings, removes

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

Haines Road’s foreign currency translation adjustment and removes the intangible recorded on Tarpon’s books relating to the purchase of Haines Road at September 30, 2004 in the following amounts:

Intra-company receivable	4,575,752
Accumulated depreciation	5,105,571
Retained earnings	10,129,833
Foreign currency translation adjustment	1,773,931

      A Phase I and II environmental report prepared in June 2003 for the Haines Road facility in Mississauga, Ontario did not identify any material noncompliance with applicable environmental legislation and guidelines, except that it recommended that the facility determine whether it is required to obtain from the appropriate regulatory agencies a certificate of approval for its baghouse operation. The report also identified an area of petroleum hydrocarbon soil contamination near a disconnected electrical transformer on the Haines Road property.

      A Phase I update for the Haines Road facility was performed in December 2004. The report reconfirmed the prior reports’ conclusions regarding the need to determine whether a certificate of approval is necessary for the baghouse operation. We expect to determine the necessity of these approvals and, if the approvals are required, to file the necessary applications after the closing of our acquisition of Haines Road. The December 2004 Phase I update also reconfirmed the prior reports’ observations regarding an area of petroleum hydrocarbon soil contamination near a disconnected electrical transformer on the Haines Road property and also identified an additional, similar staining around an above-ground fuel storage tank. We expect to perform additional on these areas after the closing of our acquisition of Haines Road.

      The adjustments also remove depreciation recorded in Haines Road’s financial statements and substitutes depreciation based on the fair value of the assets:

	9/30/04	9/30/03	12/31/03

Original depreciation	$436,214	$229,705	$1,454,861
Amount included in SG&A	23,399	22,679	30,557

Amount included in cost of goods sold	$412,815	$207,026	$1,424,304

Revised building depreciation	$57,918	$53,930	$73,420
Revised equipment depreciation	456,194	424,786	578,298

Total	$514,112	$478,716	$651,718

Revised furniture and fixture depreciation	$2,260	$2,105	$2,865

B.	Haines Road Asset Purchase Price

      This adjustment assumes that we pay approximately $6,498,807 of the Haines Road purchase price out of the proceeds of Tarpon’s initial public offering of common shares, except for the portion financed, as described in Note E, that we incur approximately $980,952 in additional indebtedness to acquire Haines Road and that we use $265,116 of deposits paid before September 30, 2004 to pay the purchase price.

Cash	$6,498,807
Short-term note	980,952
Deposits	265,116

      The note is payable 15 months after closing or by offset against amounts owned for purchases by Bolton from Haines Road after closing and bears interest at 8% a year. We have assumed that the note

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

will be paid by offset ratably over the 12 months after closing. Interest under this long-term note is recorded as follows:

	9/30/04	9/30/03	12/31/03

Haines note interest expense	$0	$33,948	$37,620

C.	Haines Road Real Estate Purchase Price

      This adjustment assumes that we pay approximately $408,730 of the Haines Road purchase price out of the proceeds of Tarpon’s initial public offering of common shares, that we incur approximately $980,952 in additional indebtedness to acquire the Haines Road real estate, and that we obtain the mortgage described in Note D.

Cash	$408,730
Long-term note	980,952
Mortgage — long-term	3,242,231
Mortgage — short-term	27,609

      The long-term note is payable 15 months after closing and bears interest at 8% a year. Interest under this note is recorded as follows:

	9/30/04	9/30/03	12/31/03

Haines real estate note interest expense	$18,082	$50,510	$68,764

D.	Haines Road Real Estate Mortgage Interest

      This adjustment assumes we obtain approximately $3,269,840 in mortgage financing to pay a portion of the purchase price for the Haines Road real estate, although we currently have no commitment for the mortgage financing. We assume the financing will require equal monthly payments of principal and interest over a 30-year term and bear interest at 8% a year, making $27,609 of such financing short term.

      Interest under this note is recorded as follows:

	9/30/04	9/30/03	12/31/03

Haines mortgage note interest expense	$178,755	$167,638	$228,067

E.	Haines Road Equipment Loan

      This adjustment assumes we obtain approximately $1,716,666 in equipment financing to pay a portion of the cash purchase price payable for Haines Road that is described in Note A. We assume the financing will require equal monthly principal and interest payments over a five year term and bear interest at 5% a year, making $305,207 of the loan short-term and $1,411,459 long-term. The proceeds are shown as increasing cash, which, in turn, is used to pay the cash portion of the Haines Road purchase price.

      Interest under this note is recorded as follows:

	9/30/04	9/30/03	12/31/03

Haines note interest expense	$51,884	$59,725	$79,416

F.	Haines Road Inventory Financing

      This adjustment assumes obtain a revolving line of credit for Haines Road and financing half of the purchase price of the Haines Road inventory, or $701,566, with borrowings under this line of credit. We assume the revolving line of credit will mature in five years and bear interest at 5% a year.

PRO FORMA TARPON INDUSTRIES, INC.

NOTES TO PRO FORMA FINANCIAL STATEMENTS — (Continued)

      Interest under this revolving line of credit borrowing is recorded as follows:

	9/30/04	9/30/03	12/31/03

Haines note interest expense	$26,672	$24,835	$33,811

G.	Intercompany Receivables and Sales

      This adjustment eliminates $128,148 of Steelbank payables to Haines Road. Intercompany sales from Haines Road to Steelbank are eliminated as follows:

9/30/04	9/30/03	12/31/03

$167,410	$137,460	$255,122

Picture of Haines Road Round Tubing Ready to Ship*	Picture of EWCO Bundled Square and Rectangular Tubing Ready to Ship

Picture of EWCO Welding Selective Storage Rack Frames

*	We expect to complete our acquisition of the Haines Road operating assets on the closing date of this offering.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sale of our common shares. In this prospectus “Tarpon”, the “Company”, “we”, “our” and “us” refer to Tarpon Industries, Inc.

          Until March 8, 2005, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

2,850,000

Tarpon Industries, Inc.

Common Shares

PROSPECTUS

Joseph Gunnar & Co., LLC

LaSalle St. Securities, L.L.C.

Newbridge Securities Corporation

February 11, 2005

[Alternate Front Cover Page for Selling Shareholder Prospectus]
PROSPECTUS

Tarpon Industries, Inc.

758,800
Common Shares

        This prospectus covers the selling shareholders’ resale of (1) up to 565,000 common shares they would receive upon exercise of warrants issued in our 2004 note financing, although the warrants are not exercisable, and thus the underlying common shares may not be resold, for at least 90 days, and at our discretion, up to 180 days, after closing of our initial public offering on February 17, 2005, and (2) up to 193,800 common shares underlying warrants granted to the lead underwriters in our initial public offering, although the warrants are not exercisable, and thus the underlying common shares may not be resold, during the period of 180 days immediately following the date of effectiveness or commencement of sales to the public in our initial public offering on February 14, 2005, and which exercise may take place after such 180 day period and until the fifth anniversary of the effective date. We will not receive any of the proceeds from the resale of the common shares by the selling shareholders, but we will receive the proceeds of their cash warrant exercises, although if they elect cashless exercise of their warrants, we will receive no cash. The proceeds to the selling shareholders of their resale of common shares will depend on the market price at the time of sale.

      Prior to our initial public offering, there has been no public market currently exists for our shares. Our common shares have been approved for trading on the American Stock Exchange under the symbol “TPO.”

      See “Risk Factors” beginning on page 6 to read about risks that you should consider before buying our shares.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Public offering price	Market price, from time to time, in the market in which the shares are sold, a price related to the market price or a negotiated price.

Commission	Customary for the type of transaction involved.

Proceeds to selling shareholders	Market price, from time to time, a price related to the market price or a negotiated price, net of customary commission for execution of the type of transaction.

February 11, 2005

[Alternate Page for Selling Shareholder Prospectus]

THE OFFERING

Common shares presently outstanding	4,213,304 shares, not including 1,836,300 shares described below(1)(2)

Common shares issuable upon exercise of selling shareholder warrants	758,800 shares

Common shares to be outstanding immediately after selling shareholder offering	4,598,304 shares, not including 1,077,500 shares described in note 2(b) and (d) below

(1)	The common shares presently outstanding number includes an aggregate of an estimated 133,572 common shares issuable in connection with an acquisition, to previous investors and to a director for services rendered.

(2)	The number of common shares presently outstanding do not include (a) to (d) below, and the number of shares to be outstanding immediately after the selling shareholder offering do not include (b) and (d) below, as follows: (a) an estimated 565,000 common shares issuable upon the exercise of warrants issued in connection with our 2004 note financing, (b) 650,000 common shares reserved for issuance under our 2004 Stock Option Plan, of which options to purchase an aggregate of 348,906 common shares are expected to be outstanding as of the closing of our initial public offering, (c) 193,800 common shares issuable upon exercise of the warrant issuable to designees of the lead underwriters in connection with our initial public offering, and (d) 427,500 common shares issuable upon exercise of the underwriters’ over-allotment option.

Use of Proceeds	We will not receive any of the proceeds from the resale of the common shares by the selling shareholders, but we will receive the proceeds of their cash warrant exercises, although if they elect cashless exercises of their warrants, we will receive no cash.

American Stock Exchange Symbol	TPO

[Alternate Page for Selling Shareholder Prospectus]

[These pages replace the “Underwriting” Section for the Selling Shareholder Prospectus]

SELLING SHAREHOLDERS

      We issued warrants to purchase our common shares to (1) each of the shareholders who made loans to us in February and March 2004, (2) each of the participants in our April 2004 note financing, and (3) each of the designees of our placement agent in our April 2004 note financing, and, in connection with our initial public offering, we have agreed to sell warrants to the lead underwriters for a nominal price, all of whom we refer to as “selling shareholders”. See “Description of Securities — Various Lenders’ Warrants” and “Underwriting.” The warrants issued in our 2004 note financing are exercisable for five years beginning 90 days or, at our discretion, up to 180 days after the closing of our initial public offering of common shares at an exercise price equal to our initial public offering price (125% of that price for the warrants issued to designees of our placement agent). We have agreed to register, and are registering, the selling shareholders’ resale of the common shares they may receive upon exercise of these warrants.

      The lead underwriters’ warrants entitle the lead underwriters or their designees to purchase up to 193,800 common shares, which exercise shall not take place during the period of 180 days immediately following the date of effectiveness or commencement of sales to the public in our initial public offering, and which exercise may take place after such 180 day period and until the fifth anniversary of the date of effectiveness or commencement of sales to the public in our initial public offering, at a per share exercise price equal to $7.50. The lead underwriters’ warrants may not be sold, assigned, transferred, pledged or hypothecated except to the officers or members of the underwriters and to members of the selling group and/or their officers or partners. In accordance with the terms of the underwriting agreement, we are registering the public resale of the shares issued or issuable upon exercise of the lead underwriters’ warrants.

      We will not receive any of the proceeds from the sale of the common shares by the selling shareholders, but we will receive the proceeds of their cash warrant exercises, although if they elect cashless exercise of their warrants, we will receive no cash and they will receive fewer shares than the amounts set forth below.

      The following table sets forth information regarding the beneficial ownership of our common shares by the selling shareholders, as if the selling shareholders could exercise their warrants and had exercised them, as of the closing date of our initial public offering, and as adjusted to reflect the resale of all of the common shares they can acquire upon exercise of their warrants.

	Shares Beneficially			Shares Beneficially
	Owned At Closing of			Owned After Resale
	Initial Public Offering			of Warrant Shares
			Shares
		Percent	Being		Percent
	Number	of Class(1)	Offered	Number	of Class(1)

Joseph Alagna(2)	29,825	*	29,825	0	0%
Neil T. Anderson(3)	105,000	2.7%	105,000	0	0%
Paul Auersperg(3)	15,000	*	15,000	0	0%
Ernest Benedetto(3)	10,000	*	10,000	0	0%
Tom Briguccia(2)	300	*	300	0	0%
Stephen Burrin(3)	7,500	*	7,500	0	0%
Brian E. Callahan(3)	20,000	*	20,000	0	0%
Michael Cassella(2)	2,200	*	2,200	0	0%
Brian Clendenin(2)	3,000	*	3,000	0	0%
C. Edward Davenport(3)	10,000	*	10,000	0	0%
James R. Davis(3)	10,000	*	10,000	0	0%
Anand M. Dhanda(4)	36,789	*	10,000	26,789	*
Joseph Duarte(2)	19,000	*	19,000	0	0%
Carmen and Barbara Ferlisi(3)	11,000	*	11,000	0	0%

[Alternate Page for Selling Shareholder Prospectus]

	Shares Beneficially			Shares Beneficially
	Owned At Closing of			Owned After Resale
	Initial Public Offering			of Warrant Shares
			Shares
		Percent	Being		Percent
	Number	of Class(1)	Offered	Number	of Class(1)

Rob Gerraputa(2)	300	*	300	0	0%
Brian Hilgendorf(3)	20,000	*	20,000	0	0%
Rodney Walter Jackson(3)	10,000	*	10,000	0	0%
Louis S. Jacobson(3)	10,000	*	10,000	0	0%
Riyaz H. Jinnah(4)	41,765	*	20,000	21,765	*
K&K Realty Associates LLC(3)**	20,000	*	20,000	0	0%
Steven B. Kalafer(3)	10,000	*	10,000	0	0%
Mitchell and Allison Kersch(3)	20,000	*	20,000	0	0%
Dean E. Kois(3)	4,000	*	4,000	0	0%
Elia Kotler(3)	10,000	*	10,000	0	0%
James A. and Valerie L. Kuchta(3)	5,000	*	5,000	0	0%
John Landy(3)	20,000	*	20,000	0	0%
Jeff Leo(2)	2,300	*	2,300	0	0%
Larry Lowrance(3)	20,000	*	20,000	0	0%
Adolph J. Luciani(3)	7,500	*	7,500	0	0%
Keli McCabe(2)	1,000	*	1,000	0	0%
Ian D. and Frances A. Mead(3)	20,000	*	20,000	0	0%
Keith Michelfelder(2)	1,125	*	1,125	0	0%
Michael Mondiello(2)	750	*	750	0	0%
Ornella Palmieri(2)	750	*	750	0	0%
Bradford Pine(2)	4,500	*	4,500	0	0%
Charles J. Raffa(3)	10,000	*	10,000	0	0%
Scott Rifkin(2)	1,125	*	1,125	0	0%
John Rosatti(3)	10,000	*	10,000	0	0%
Carmine and Barbara J. Santandrea(3)	10,000	*	10,000	0	0%
Anthony Sica(2)	3,900	*	3,900	0	0%
Stephan A. Stein(2)	28,425	*	28,425	0	0%
Arthur Steinberg(3)	10,000	*	10,000	0	0%
Joseph P. Torre(3)	10,000	*	10,000	0	0%
Alberto Velella(3)	20,000	*	20,000	0	0%
Abner Zalaznick(2)	1,500	*	1,500	0	0%

Total	613,554	12.8%	565,000	48,554	1.0%

Joseph Gunnar & Co., LLC(5)**	107,667	2.2%	107,667	0	0%
LaSalle St. Securities, L.L.C.(5)**	46,655	0.9%	46,655	0	0%
Newbridge Securities Corporation	39,478	0.8%	39,478	0	0%

Total	193,800	3.9%	193,800	0	0%

*	Represents less than 1% of the outstanding common shares.

**	John Landy has voting and investment control over the securities owned by K&K Realty Associates LLC. Joseph Alagna and Stephan Stein have voting and investment control over the securities owned by Joseph Gunnar & Co., LLC. Dan Schlesser and Michael Grady have voting and investment

[Alternate Page for Selling Shareholder Prospectus]

control over the securities owned by LaSalle St. Securities, L.L.C. Scott Goldstein and Guy Amico have voting and investment control over the securities owned by Newbridge Securities Corporation.

(1)	Based on 4,778,304 common shares outstanding, after giving effect to the issuance of (1) 2,850,000 common shares offered in our initial public offering, (2) 565,000 common shares upon exercise of the warrants issued to the selling shareholders, (3) an estimated 61,310 common shares issuable as part of the consideration for the acquisition of Steelbank, (4) an estimated 70,262 common shares issuable to purchasers of our common shares in December 2002 to October 2003 to reduce their effective purchase price to approximately $3.70 a share, and (5) an estimated 2,000 common shares issuable to J. Peter Farquhar, one of our directors, on the closing date of our initial public offering for additional services he has provided to us.

(2)	Designees of our placement agent in our April 2004 note financing.

(3)	Participants in our April 2004 note financing.

(4)	Shareholders who made loans to us in February and March 2004.

(5)	Lead underwriters’ warrants. Based on the number of common shares outstanding described in note (1) above and the common shares issuable upon exercise of the lead underwriters’ warrants.

      None of the selling shareholders has had any position, office or other material relationship with us, EWCO, Steelbank, Haines Road or our affiliates within the past three years other than (1) each of the selling shareholders received the warrants exercisable to purchase the shares they are selling and received loan notes evidencing the related loans, (2) each of the placement agent’s designees is related to Joseph Gunnar & Co., LLC, which is one of the underwriters in our initial public offering of common shares and served as placement agent in our April 2004 note financing; see “Plan of Distribution” for a description of our relationships with Joseph Gunnar & Co., LLC,(3) two of the selling shareholders were our shareholders before they acquired their warrants, each owning less than three percent of our outstanding shares at the time, and (4) Joseph Gunnar & Co., LLC and LaSalle St. Securities, L.L.C. were underwriters in our initial public offering.

      The selling shareholders will sell their common shares only in “brokers’ transactions” within the meaning of Section 4(4) of the Securities Act of 1933 or in transactions directly with a “market maker,” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934. Such persons will sell their common shares at prevailing market prices. No sale of any common shares can occur until at least 90 days, and at our discretion, up to 180 days after the closing of our initial public offering, because the warrants are not exercisable until that time, except that the lead underwriters’ warrants are not exercisable during the period of 180 days immediately following the date of effectiveness or commencement of sales to the public in our initial public offering.

[Alternate Page for Selling Shareholder Prospectus]

PLAN OF DISTRIBUTION

      The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer the shares covered by this prospectus to the public or otherwise from time to time. The registration of these shares does not necessarily mean that any of them will be offered or sold by the selling shareholders. The selling shareholders have informed us that any or all of the common shares covered by this prospectus may be sold to purchasers directly by the selling shareholders, or their pledgees, donees, transferees or other successors in interest, or on their behalf through brokers, dealers or agents in private or market transactions, which may involve crosses or block transactions. In connection with any sales, the selling shareholders and any brokers, dealers or agents participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of common shares by them and any discounts, concessions or commissions received by any brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      The sales may be made, from time to time, on the American Stock Exchange, on any other stock exchange, in the over-the-counter market, in privately negotiated transactions or otherwise at prices prevailing in such market, at prices related to market prices or at negotiated or fixed prices. In effecting sales, the selling shareholders may engage brokers, dealers and agents, and they may arrange for other brokers, dealers or agents to participate. Brokers, dealers and agents will receive usual and customary commissions, concessions or discounts from the selling shareholders in amounts to be negotiated, and, if the broker, dealer or agent acts as agent for the purchaser of the common shares, from the purchaser.

      Brokers, dealers or agents may agree with the selling shareholders to sell a specified number of common shares at a stipulated price per share, and, to the extent such broker, dealer or agent is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker’s, dealer’s or agent’s commitment to the selling shareholder. Brokers, dealers or agents who acquire common shares as principal may resell those common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other brokers, dealers or agents, including transactions of the nature described above on the American Stock Exchange, on any other stock exchange, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated or fixed prices, and in connection with these resales may pay to or receive from the purchasers of common shares commissions, concessions or discounts as described above.

      We are bearing all of the costs relating to the registration of the common shares. Any commissions, concessions, discounts, or other fees payable to a broker, dealer, agent or market maker in connection with any sale of common shares will be borne by the selling shareholder. We estimate that our total expenses of this offering and our initial public offering, other than such commissions, concessions, discounts or other fees, will be approximately $1,500,000. We will not receive any of the proceeds from the sale of common shares by the selling shareholders, but we will receive the proceeds of their cash warrant exercises,

[Alternate Page for Selling Shareholder Prospectus]

although if they elect cashless exercise of their warrants, we will receive no cash. We have agreed to indemnify the selling shareholders or contribute to losses arising out of certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act. The selling shareholders have agreed to a similar indemnification of us.

      Joseph Gunnar & Co., LLC, one of the underwriters in our initial public offering, was the placement agent in our April 2004 $2,000,000 note financing. Joseph Gunnar & Co., LLC received for its services (1) $200,000 in commissions and fees, (2) a $50,000 non-accountable, non-refundable retainer ($25,000 of which is applied to our initial public offering and is to be credited against its non-accountable expense allowance of our initial public offering), (3) reimbursement of its out-of-pocket expenses, including the fees of its counsel, subject to (a) a $35,000 limit on legal fees of its counsel in connection with blue sky matters and blue sky filing fees, plus disbursements, and (b) a credit of $25,000 for a portion of the retainer received by the placement agent, which was credited against its expenses, (4) a five year warrant to purchase 100,000 common shares at 125% of the offering price of our common shares in our initial public offering ($6.25 a share), which was issued to its employee designees, (5) the right to appoint a non-voting observer to our board of directors for two years from the completion of our April 2004 note financing, and (6) a 12-month agreement to provide investment banking services to us in consideration for a $7,500 a month retainer plus out-of-pocket expenses and success fees for business combinations, other than EWCO, Haines Road and Steelbank.

      Joseph Gunnar & Co., LLC acted as a representative of the note holders for $2,000,000 of our 2004 note financing for purposes of enforcing the notes, executing and enforcing the related security agreement, perfecting the security agreement and exercising rights under the agreements in the absence of written instructions from the holders of 50% in principal amount of the notes. These notes will be paid in full from the proceeds of our initial public offering offering, thus terminating such duties.

      We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of common shares by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the common shares. We have also advised the selling shareholders that if a particular offer of common shares is to be made on terms constituting a material change from the information described in this “Plan of Distribution” section of the Prospectus, then, to the extent required, a prospectus supplement must be distributed setting forth such terms and related information as required.

[Alternate Back Cover Page for Selling Shareholder Prospectus]

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the date of delivery of this prospectus or of any sale of our common shares. In this prospectus “Tarpon”, the “Company”, “we”, “our” and “us” refer to Tarpon Industries, Inc.

          Until March 8, 2005, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

758,800

Tarpon Industries, Inc.

Common Shares

PROSPECTUS

February 11, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      The following table sets forth the estimated amounts of expenses to be borne by us in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission Registration Fee	$2,447
NASD Filing Fee	2,995
The American Stock Exchange Listing Fee	3,000
Printing and Engraving Expenses	100,000
Accounting Fees and Expenses	925,000
Legal Fees and Expenses	425,000
Blue Sky Fees and Expenses	30,000
Transfer Agent’s and Registrar’s Fees and Expenses	5,000
Additional premium for offering insurance	2,000
Miscellaneous Expenses	4,558

Total	$1,500,000

      All of these expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the American Stock Exchange Listing Fee, represent estimates only.

Item 14.	Indemnification of Directors and Officers

      Under Sections 561-571 of the Michigan Business Corporation Act directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

      We are obligated under our bylaws and employment agreements with J. Peter Farquhar, Jeffrey Greenberg, Mark D. Madigan and Barry Seigel to indemnify our present or former directors or officers and may indemnify any other person, to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding arising out of their past or future service to us or a subsidiary, or to another organization at our request or at the request of one of our subsidiaries. In addition, our Restated Articles of Incorporation limit certain personal liabilities of our directors.

      Reference is also made to Section 7 of the Underwriting Agreement, a form of which is attached to this Registration Statement as Exhibit 1.1, with respect to undertakings by the Underwriters to indemnify us, our directors and officers and each person who controls us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain civil liabilities, including certain liabilities under the Securities Act.

      We have obtained Directors’ and Officers’ liability insurance. The policy provides for $2,000,000 in coverage including prior acts dating to our inception and liabilities under the Securities Act in connection with this offering.

Item 15.	Recent Sales of Unregistered Securities

      The following securities of ours were sold by us during the past three years without being registered under the Securities Act:

1. On January 16, 2002, Gary D. Lewis, James E. Romzek, Adam G. Mayblum and Robert Soto founded Tarpon. In connection with the formation of Tarpon, they and their family members received 904,131 of our common shares for an aggregate purchase price of $794.12. The common shares were issued in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

2. From March 2002 through June 2002, we privately placed 200,913 newly-issued common shares to eight accredited investors, at a price of $3.73 per share, for gross proceeds of $750,000. Our net proceeds, after deducting the expenses of the offering, were approximately $747,000. The common shares were issued in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act and Rule 505 and 506 of Regulation D under the Securities Act.

3. From December 2002 through October 2003, we privately placed 114,688 newly-issued common shares to six accredited investors, at a price of $5.97 per share, for gross proceeds of $685,000. Our net proceeds, after deducting the expenses of the offering, were approximately $582,000. As part of the issuance of these common shares, we agreed that if this initial public offering is completed, we will issue additional common shares to these purchasers so that the total common shares they receive equals (1) 1.35 times the amount they invested in this offering, divided by (2) our initial public offering price per share. We will be required to issue an estimated additional 70,262 shares to these shareholders as a result of this initial public offering, lowering their effective purchase price to $3.70 a share. The common shares were issued in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act and Rule 505 and 506 of Regulation D under the Securities Act.

4. In February and March 2004, we privately placed $150,000 of our junior subordinated secured promissory notes to two of our existing accredited investor shareholders. The notes were issued at their face amount, bear interest at 8% a year, 15% after January 5, 2005, and are payable at the earlier of the closing of this initial public offering or February 15, 2005. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. Our net proceeds, after deducting the expenses of the offering, were approximately $146,000. We also granted the purchasers in the February and March offerings warrants to purchase a number of common shares equal to their purchase price divided by our initial public offering price, i.e., an estimated aggregate of 30,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering. The notes and warrants were issued in reliance on the exemptions from registration contained in Sections 3(a)(3), 4(2) and 4(6) of the Securities Act and Rule 505 and 506 of Regulation D under the Securities Act.

5. In March 2004, we issued 10,000 of our common shares to Robert Soto, Jr., one of our shareholders and one of our consultants, in payment of $50,000 for consulting fees we owed to Mr. Soto. The common shares were issued in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

6. In April 2004, we privately placed $2,000,000 of our junior subordinated promissory secured notes to 27 accredited investors in our 2004 note financing. The notes were issued at their face amount, bear interest at 8% a year, 15% after January 5, 2005, and are payable at the earlier of the closing of this initial public offering or February 15, 2005. The notes are secured by our assets and the assets of our subsidiaries, but are subordinate to our subsidiaries’ secured bank financing. We also granted the purchasers in this offering warrants to purchase a number of common shares equal to their purchase price (150% of their purchase price for any investor who purchased $350,000 or more of our notes, one of whom did) divided by our initial public offering price, i.e., an estimated aggregate of 435,000 common shares. The exercise price of the warrants is the initial public offering price of our common shares, and the warrants are exercisable for five years beginning 90, but, at Tarpon’s discretion, up to 180 days after the closing of this offering.

Joseph Gunnar & Co., LLC, one of the underwriters in this offering, was our placement agent in our April 2004 $2,000,000 note financing. Joseph Gunnar & Co., LLC received for its services (1) $200,000 in commissions and fees, (2) a $50,000 non-accountable, non-refundable retainer ($25,000 of which is applied to this offering and is to be credited against its non-accountable expense allowance of this offering), (3) reimbursement of its out-of-pocket expenses, including the fees of its counsel, subject to (a) a $35,000 limit on legal fees of its counsel in connection with blue sky matters and blue sky filing fees, plus disbursements, and (b) a credit of $25,000 for a portion of the retainer received by the placement agent, which was credited against its expenses, (4) a five year warrant to purchase 100,000 common shares at 150% of the offering price of our common shares in our initial public offering (an estimated $6.25 a share), which was issued to its employee designees, (5) the right to appoint a non-voting observer to our board of directors for two years from the completion of our April 2004 note financing, and (6) a 12-month agreement to provide investment banking services to us in consideration for a $7,500 a month retainer plus out-of-pocket expenses and success fees for business combinations, other than EWCO, Haines Road and Steelbank.

Our net proceeds, after deducting the commissions and fees and the expenses of the offering, were approximately $1,725,000. The notes and warrants were issued in reliance on the exemptions from registration contained in Sections 3(a)(3), 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D under the Securities Act

We have registered the resale by the warrant holders of the common shares underlying the warrants described in Items 4 and 5 above in this registration statement to permit the warrant holders to resell these shares to the public.

7. We effected a 1-for-3.69203259 reverse split in December 2003 and a 1-for-1.6176795 reverse stock split in March 2004. The reverse stock splits were effected in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

8. In connection with our acquisition of Steelbank, we agreed to issue a number of our common shares equal to Cdn.$375,000 divided by the public offering price of our shares in this offering to the three accredited investor former owners of Steelbank. These common shares will be issued at the closing of this offering (when the initial public offering price is known) in reliance on the exemptions from registration contained in Sections 4(2) and 4(6) of the Securities Act.

9. We granted designees of Bainbridge Advisors, Inc., one of our consultants, J. Peter Farquhar, our Chief Executive Officer, James T. House, our Chief Financial Officer, Patrick J. Hook, our President and Chief Operating Officer, Jeffrey Greenberg, Mark D. Madigan, and Barry Seigel, former owners of Steelbank, J. Peter Farquhar, Dr. Robert H. Pry and Michael A. Ard, three of our directors, and various employees (including Mr. Madigan), options to purchase 110,000, 50,000, 40,000, 40,000, 18,802, 18,802, 18,802, 10,000, 10,000, 10,000 and 22,500 common shares, respectively, under our 2004 Stock Option Plan, and we have granted J. Peter Farquhar, one of our directors, 2,000 common shares, all effective at the closing of this offering. Bainbridge designated Gary D. Lewis and his son, Gary N. Lewis, who both perform consulting work for us, as its designees. The common shares, the options, and the offer of the underlying common shares upon exercise of the options, were granted in reliance on the exemptions from registration contained in Rule 701 under the Securities Act and Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

      (1) Exhibits

      See Exhibit Index immediately preceding the exhibits.

      (2) Financial Statement Schedules

Schedule	Page

Schedule II — EWCO Valuation and Qualifying Accounts and Reserves for the years ended December 31, 2003, 2002 and 2001	S-1

Item 17.	Undertakings

      (b) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (c) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (e) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment no. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marysville, State of Michigan, on February 11, 2005.

TARPON INDUSTRIES, INC.
(Registrant)

By:	/s/ J. PETER FARQUHAR

J. Peter Farquhar
Its: Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this amendment no. 3 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ J. PETER FARQUHAR J. Peter Farquhar		Chief Executive Officer and a Director (Principal Executive Officer)	February 11, 2005

/s/ JAMES T. HOUSE James T. House		Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)	February 11, 2005

* Dr. Robert Pry		Director	February 11, 2005

* Michael A. Ard		Director	February 11, 2005

*By:	/s/ JAMES T. HOUSE James T. House Attorney-in-fact		February 11, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Eugene Welding Co.

      We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the financial statements of Eugene Welding Co. referred to in our report dated October 22, 2004, which is included in the Registration Statement on Form S-1 and the related prospectus. Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule II — Eugene Welding Co. is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ GRANT THORNTON LLP

Southfield, Michigan

October 22, 2004

S-1

SCHEDULE II — EUGENE WELDING CO.

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

for the Years Ended December 31, 2003, 2002 and 2001

	Column B	Column C		Column D	Column E

		Additions

		(3)
		Charged	Charged
	Balance at	to Costs	to Other	(1)(3)	Balance at
	Beginning	and	Accounts,	Deductions,	End of
	of Period	Expenses	Describe	Describe	Period

Allowance for doubtful accounts:
Year ended December 31, 2003	$38,099	$283,842	0	$0	$321,941
Year ended December 31, 2002	138,592	40,051	0	140,544	38,099
Year ended December 31, 2001	97,215	70,495	0	29,118	138,592
Note:(1) Write-off uncollectible accounts, net of recoveries
Note:(2) Reserve of additional uncollectible accounts, net of recoveries
Inventory reserve for obsolescence:
Year ended December 31, 2003	$0	$0	0	$0	$0
Year ended December 31, 2002	0	0	0	0	0
Year ended December 31, 2001	35,000	0	0	35,000	0
Note:(3) Write-off obsolete, excess inventory, net of recoveries

S-2

EXHIBIT INDEX

Exhibit		Description

1	.1****	Form of Underwriting Agreement.
1	.2****	Form of Lead Underwriters’ Warrant Agreement.
2	.1*	Stock Purchase Agreement, dated as of November 23, 2003, between Charles Vanella and Wall St. Acquisitions, Inc. (now know as Tarpon Industries, Inc.), including First Amendment to Share Purchase Agreement, dated as of February 1, 2004, Second Amendment to Share Purchase Agreement, dated as of February 18, 2004, Third Amendment to Share Purchase Agreement, dated as of March 23, 2004, and Fourth Amendment to Share Purchase Agreement, dated as of April 2, 2004.
2	.2*	Redemption Agreement, dated as of April 2, 2004, between Eugene Welding Co. and Charles Vanella.
2	.3*	Share Purchase Agreement, dated as of April 2, 2004, among BST Acquisitions Ltd., Tarpon Industries, Inc., Jeffrey Greenberg, Mark D. Madigan and Barry Seigel.
2	.4**	Amending Agreement, dated as of May 5, 2004, among Barry Seigel, Jeffrey Greenberg and Mark Madigan, BST Acquisition Ltd. and Tarpon Industries, Inc.
2	.5**	Second Amending Agreement, dated as of December 10, 2004, among Barry Seigel, Jeffrey Greenberg and Mark Madigan, BST Acquisition Ltd., Tarpon Industries, Inc. and Steelbank Inc.
2	.6*	Asset Purchase Agreement, dated as of June 21, 2004, between BST Acquisition, Ltd. And Bolton Steel Tube Co., Ltd., including forms of notes.
2	.7**	Form of Purchase and Sale Agreement between 1387746 Ontario Inc. and BST Acquisition Ltd.
2	.8**	First Amending Agreement, dated as of December 15, 2004, between Bolton Steel Tube Co. Ltd., BST Acquisition, Ltd. and Winston Penny and Henry Koury.
3	(i)*	Amended and Restated Articles of Incorporation of Tarpon Industries, Inc.
3	(ii)*	Amended and Restated Bylaws of Tarpon Industries, Inc.
4	.1**	Specimen Stock Certificate.
4	.2*	Loan and Security Agreement, dated as of August 11, 2004 between Standard Federal Bank N.A. and Eugene Welding Co., including forms of Revolving Note and Term Note.
4	.3*	Continuing Unconditional Guaranty of Tarpon Industries, Inc. to Standard Federal Bank, N.A., dated August 11, 2004.
4	.4*	Securities Pledge Agreement, dated August 11, 2004, between Tarpon Industries, Inc. and Standard Federal Bank, N.A.
4	.5*	Subordination Agreement, dated August 11, 2004 between Charles A. Vanella and Standard Federal Bank, N.A.
4	.6*	Subordination Agreement, dated August 11, 2004 between Anand Dhanda and Standard Federal Bank, N.A.
4	.7*	Subordination Agreement, dated August 11, 2004 between Riyaz Jinnah and Standard Federal Bank, N.A.
4	.8*	Subordination Agreement, dated August 11, 2004, between Joseph Gunnar & Co., LLC, as agent of the note holders, and Standard Federal Bank, N.A.
4	.9*	Factoring Agreement, dated as of May 14, 2004, between Greenfield Commercial Credit, Inc. and Steelbank, Inc.
4	.10*	Security Agreement, dated as of May 14, 2004, between Greenfield Commercial Credit, Inc. and Steelbank, Inc.
4	.11*	Guarantee, dated as of May 14, 2004, from Tarpon Industries, Inc. to Greenfield Commercial Credit, Inc.
4	.12*	Subordination Agreement, dated May 2004 among Anand Dhanda, Riyaz Jinnah and Greenfield Commercial Credit, Inc.
4	.13*	Subordination Agreement, dated as of May 14, 2004, between Joseph Gunnar & Co., LLC, as agent of the note holders, and Greenfield Commercial Credit, Inc.

Exhibit		Description

4	.14*	Subordination Agreement, dated as of May 14, 2004, among Barry Seigel, Jeffrey Greenberg, Mark Madigan and Greenfield Commercial Credit, Inc.
4	.15**	Amendment to Loan and Security Agreement, dated December 24, 2004 between Standard Federal Bank N.A. and Eugene Welding Company, including amended revolving note.
5	.1****	Opinion of Honigman Miller Schwartz and Cohn LLP concerning the legality of the securities being offered.
10	.1**	Form of Promissory Note made by Eugene Welding Co. in favor of Charles A. Vanella, including Guaranty of Tarpon Industries, Inc.
10	.2**	Form of First Amendment to Promissory Note made by Eugene Welding Co. in favor of Charles A. Vanella.
10	.3**	Stock Pledge Agreement between Eugene Welding Co. and Charles A. Vanella and Cusmano & Co., P.C., effective April 2, 2004.
10	.4*	Lease Agreement, dated October 22, 2001, between Eugene Welding Co. and the Charles J. Loznak Trust, concerning its Marysville and Marlette, Michigan facilities.
10	.5**	Form of Promissory Note made by Steelbank Inc. in favor of Barry Seigel, Jeffrey Greenberg and Mark Madigan, in the principal amount of Cdn $800,000.
10	.6**	Form of Promissory Note made by Steelbank Inc. in favor of each of Barry Seigel, Jeffrey Greenberg and Mark Madigan, each in the principal amount of Cdn $135,000.
10	.7**	General Security Agreement, dated May 14, 2004, made by Steelbank Inc. to and in favor of Barry Seigel, Jeffrey Greenberg and Mark Madigan.
10	.8**	Securities Pledge Agreement, dated May 14, 2004, made by BST Acquisition Ltd. and Steelbank Inc. to and in favor of Barry Seigel, Jeffrey Greenberg and Mark Madigan.
10	.9**	Guarantee, dated May 14, 2004, made by Steelbank Inc. to and in favor of Barry Seigel, Jeffrey Greenberg and Mark Madigan.
10	.10*	Lease Agreement, dated July 1, 2001, between Ciriaco Forgione and Filomena Forgione and Tube Distributors, Inc. (assigned to Steelbank, Inc.), concerning its Mississauga, Ontario facility.
10	.11*	Tarpon Industries, Inc. 2004 Stock Option Plan.
10	.12*	Forms of Stock Option Agreement under the 2004 Stock Option Plan.
10	.13**	Employment Agreement, dated as of January 12, 2004, among Tarpon Industries, Inc., Eugene Welding Co. and J. Peter Farquhar.
10	.14*	Employment Agreement, dated as of July 8, 2004, among Tarpon Industries, Inc., Eugene Welding Co. and James T. House.
10	.15*	Employment Agreement, dated May 14, 2004, between Steelbank, Inc. and Jeffrey Greenberg.
10	.16*	Employment Agreement, dated May 14, 2004, between Steelbank, Inc. and Mark D. Madigan.
10	.17*	Employment Agreement, dated May 14, 2004, between Steelbank, Inc. and Barry Seigel.
10	.18*	Employment Agreement, dated as of November 1, 2002, between EWCO and C. David Weaver.
10	.19***	Employment Agreement, dated as of February 1, 2005, among Tarpon Industries, Inc., Eugene Welding Company, Steelbank, Inc., BST Acquisition Ltd. and Patrick Hook.
10	.20*	Termination Agreement, dated as of September 3, 2004, among Tarpon Industries, Inc., Eugene Welding Co., Steelbank, Inc., BST Acquisition Ltd. and Charles A. Vanella.
10	.21*	Management Consulting Agreement, dated April 7, 2004, between Tarpon Industries, Inc. and Bainbridge Advisors, Inc. and First Amendment to Management Consulting Agreement, dated as of October 13, 2004, effective April 7, 2004.
10	.22*	Agency Agreement, dated as of March 25, 2004, between Tarpon Industries, Inc. and Joseph Gunnar & Co., LLC, concerning 2004 note financing.
10	.23*	Form of Warrant to Purchase Common Stock of Tarpon Industries, Inc., issued to purchasers of notes in February, March and April 2004.
10	.24*	Form of Warrant to Purchase Common Stock of Tarpon Industries, Inc., issued to designees of Joseph Gunnar & Co., LLC, the placement agent in our April 2004 note financing.

Exhibit		Description

10	.25*	Form of Tarpon Industries, Inc. 8% Junior Secured Promissory Note issued in February, March and April 2004.
10	.26*	Form of Agency Appointment Agreement, dated as of April 5, 2004, between Joseph Gunnar & Co., LLC and each of the purchasers of our notes in April 2004.
10	.27*	General Security Agreement, dated as of April 5, 2004, between Tarpon Industries, Inc. and Joseph Gunnar & Co., LLC, as representative of the note holders.
10	.28*	Guaranty, dated as of April 5, 2004, from Eugene Welding Co. to Joseph Gunnar & Co., LLC, as representative of the note holders.
10	.29*	General Subordinated Security Agreement, dated as of April 5, 2004, between Eugene Welding Co. and Joseph Gunnar & Co., LLC, as representative of the note holders.
10	.30*	Guaranty, dated as of May 18, 2004, from Eugene Welding Co. to Riyaz H. Jinnah and Anand M. Dhanda.
10	.31*	General Subordinated Security Agreement, dated as of April 2004, between Eugene Welding Co. and Riyaz H. Jinnah and Anand M. Dhanda.
10	.32*	Guaranty, dated as of May 18, 2004, from Steelbank, Inc. to Joseph Gunnar & Co., LLC, as representative of the note holders.
10	.33*	General Subordinated Security Agreement, dated as of May 18, 2004, between Steelbank, Inc. and Joseph Gunnar & Co., LLC, as representative of the note holders.
10	.34*	Guaranty, dated as of May 18, 2004, from Steelbank, Inc. to Riyaz H. Jinnah and Anand M. Dhanda.
10	.35*	General Subordinated Security Agreement, dated as of May 14, 2004, between Steelbank, Inc. and Riyaz H. Jinnah and Anand M. Dhanda.
10	.36*	Investment Banking Agreement, dated as of April 5, 2004, between Tarpon Industries, Inc. and Joseph Gunnar & Co., LLC.
10	.37**	Form of Promissory Note to be made by BST Acquisition Ltd. in favor of Bolton Steel Tube Co. Ltd.
10	.38**	Form of General Security Agreement to be made between BST Acquisition Ltd. and Bolton Steel Tube Co. Ltd.
10	.39**	Form of Guarantee to be made by Tarpon Industries, Inc. in favor of Bolton Steel Tube Co. Ltd.
10	.40****	Form of Lock-up Agreement between Joseph Gunnar & Co., LLC and Tarpon Industries, Inc. shareholders and holders of options and warrants.
14	.1*	Code of Business Conduct and Ethics.
21	.1***	Subsidiaries of the Registrant.
23	.1****	Consent of Grant Thornton LLP regarding Tarpon Industries, Inc.
23	.2****	Consent of Grant Thornton LLP regarding Eugene Welding Co.
23	.3****	Consent of Grant Thornton LLP regarding Haines Road.
23	.5**	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).
24	.1*	Powers of Attorney (included after the signature of the registrant contained on page II-6 of the registration statement filed November 1, 2004).
99	.1**	Audit Committee Charter.
99	.2**	Nominating Committee Charter.

*	Filed with the registration statement filed on November 1, 2004.

**	Filed with Amendment no. 1 to registration statement on January 14, 2005.

***	Filed with Amendment no. 2 to registration statement on February 3, 2005.

**** Filed with this Amendment no. 3 to registration statement.